As filed with the Securities and Exchange Commission on January 27, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
PROXYMED, INC.
(Exact name of Registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	7374 Primary Standard Industrial Classification Code Number	65-0202059 (I.R.S. Employer Identification No.)

1854 Shackleford Court, Suite 200
Norcross, Georgia 30093
(770) 806-9918
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Douglas J. O’Dowd
Chief Financial Officer
ProxyMed, Inc.
1854 Shackleford Court, Suite 200
Norcross, Georgia 30093
(770) 806-9918
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:
Rodney H. Bell, Esq.
Holland & Knight LLP
701 Brickell Avenue, Suite 3000
Miami, Florida 33131
(305) 374-8500
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of Securities to be	to be	Offering Price	Aggregate Offering	Registration
Registered	Registered(1)	Per Share(2)	Price(2)	Fee
Common Stock $0.001 par value per share	1,231,322	$ 3.84	$ 4,728,276.48	$ 506.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, these shares include an indeterminate number of shares of common stock issuable as a result of stock splits, stock dividends, recapitalizations or similar events.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low prices on the NASDAQ National Market on January 23, 2006.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
PROSPECTUS
(Subject to Completion, dated January     , 2006)
1,231,322 Shares
Common Stock

     This prospectus relates to the proposed sale from time to time of up to an aggregate of 1,231,322 shares of our common stock by the selling shareholders named under the caption “Selling Shareholders” in this prospectus and any amendment to this prospectus, referred to as the “Offering.” The Selling Shareholders may sell the shares held for their own account or the shares may be sold by donees, transferees, pledgees or other successors in interest that receive such shares from the Selling Shareholders as a gift or other non-sale related transfer. We issued these shares of our Common Stock or Promissory notes convertible into Common Stock to the Selling Shareholders in certain privately negotiated transactions.
     You should read this prospectus and any prospectus supplement carefully before you invest. We will not receive any proceeds from the sale of shares of our common stock by the Selling Shareholders.
     Our common stock is listed on the Nasdaq National Market under the symbol “PILL.” On January 23, 2006, the last reported sale price for our common stock on the Nasdaq National Market was $3.84 per share.
     Our offices are located at 1854 Shackleford Court, Suite 200, Norcross, Georgia 30093, and our telephone number is (770) 806-9918.
     For additional information on the methods of sale that may be used by the Selling Shareholders, see the section entitled “Plan of Distribution” on page 72. We will not receive any of the proceeds from the sale of these shares. We will bear the costs relating to the registration of these shares.

     Investing in our Common Stock involves certain material risks. See “Risk Factors” beginning on page 5.

     The Securities and Exchange Commission may take the view that, under certain circumstances, the Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY
ProxyMed, Inc. d/b/a MedAvant Healthcare Solutions
     We are an electronic healthcare transaction processing services company providing connectivity, cost-containment services and related value-added products to physician offices, payers, medical laboratories, pharmacies and other healthcare institutions. Our broad existing connectivity to payers and providers positions us as the second largest independent medical claims clearinghouse in the industry. In December 2005, we began doing business under a new operating name, MedAvant Healthcare Solutions. Our newly launched corporate identity unites all business units and employees under one brand identity, MedAvant, and is one of several outcomes resulting from a strategic analysis we completed in the third quarter of 2005 following the acquisition of seven companies between 1997 and 2004.
     We maintain an open electronic network for electronic transactions, with no equity ownership in businesses engaged in the front-end (i.e., physician practice management software system vendors and other physician desk top vendors) or in the back-end (i.e., payers, laboratories and pharmacies). Our business strategy is to leverage our leadership position in connectivity services in order to establish us as the premier provider of automated financial, clinical, cost containment and business outsourcing solutions, and administrative transaction services primarily between healthcare providers and payers, clinical laboratories and pharmacies. With our neutral position, we believe that we can better attract both front-end and back-end partners who may be more comfortable doing business with a non-competitive partner.
     Unless the context otherwise requires, all references to “we,” “our,” “us,” “Company,” “Proxymed” or “MedAvant” refer to ProxyMed, Inc., d/b/a MedAvant Healthcare Solutions, and its subsidiaries.
Principal Executive Offices
     Our principal executive offices are located at 1854 Shackleford Court, Suite 200, Norcross, Georgia 30093, and our telephone number is (770) 806-9918. Our web page, describing us, our technology, products, strategic alliances and news releases can be visited at: www.medavanthealth.com. The web site is not a part of this prospectus.
The Offering

Shares of common stock offered by us	None.

Shares of common stock offered by the Selling Shareholders	1,231,322 shares.

Use of proceeds	We will not receive any proceeds from the sale of the shares of our Common Stock by the Selling Shareholders

Our Nasdaq Stock Market symbol	PILL

RISK FACTORS
     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING THE INFORMATION IN OUR REPORTS AND OTHER DOCUMENTS ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION OR INCORPORATED HEREIN BY REFERENCE, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING US AND OUR BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED IN THIS PROSPECTUS.
     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our operations. If any of the following risks were to materialize, our business, financial condition or results of operations could be materially adversely affected. Were that to occur, the trading price of our common stock could decline, and you could lose all or part of your investment.
Risks Related to Acquisitions
Our business will suffer if we fail to successfully integrate into our business the customers, products, and technology of the companies we acquire.
     We have undertaken several acquisitions in the past few years as part of a strategy to expand our business, and we may continue in the future to acquire businesses, assets, services, products, and technologies from other persons or entities. The anticipated efficiencies and other benefits to be derived from these acquisitions and future acquisitions may not be realized if we are unable to successfully integrate the acquired businesses into our operations, including customers, personnel, product lines, and technology. We are in the process of integrating into our operations, the customers, products, personnel and technology of our prior acquisitions, including MedUnite, Inc. (“MedUnite”) and PlanVista Corporation (“PlanVista”). There is no guarantee that we will be able to successfully integrate our past acquisitions, including MedUnite and PlanVista, or any future acquired businesses into our operations. Integration of acquired businesses can be expensive, time consuming, and may strain our resources. Integration may divert management’s focus and attention from other business concerns and expose us to unforeseen liabilities and risks. We may also lose key employees, strategic partners, and customers as a result of our inability to successfully integrate in a timely manner or as a result of relationships the acquired businesses may have with our competitors or the competitors of our customers and strategic partners. Some challenges that we face in successfully integrating past and future acquired businesses into our operations include:
•	conflicts or potential conflicts with customers, suppliers, and strategic partners;

•	integration of platforms, product lines, networks, and other technology;

•	the migration of new customers and products to our existing network;

•	the ability to cross-sell products and services to our new and existing customer base;

•	retention of key personnel;

•	consolidation of accounting and administrative systems and functions;

•	coordinating new product and process development;

•	increasing the scope, geographic diversity and complexity of operations;

•	difficulties in consolidating facilities and transferring processes and know-how; and

•	other difficulties in the assimilation of acquired operations, technologies or products.

Businesses we acquire may have undisclosed liabilities or contingent liabilities that are indeterminable and which may have a negative impact on our results of operations and require unanticipated expense.
     In pursuing our acquisition strategy, our investigations of the acquisition candidates may fail to discover certain undisclosed liabilities of the acquisition candidates, or may determine that certain contingent liabilities are indeterminable. If we acquire a company having undisclosed liabilities, as a successor owner we may be responsible for such undisclosed liabilities. If we acquire a company with liabilities that are indeterminable at the time of the acquisition, we may be required to make subsequent payments that could have a material adverse effect on our business. PlanVista did not indemnify us in connection with the merger between the Company and PlanVista in March 2004. In connection with the MedUnite acquisition, we have only limited indemnification rights that may not be sufficient in amount or scope to offset losses resulting from unknown and undisclosed liabilities. Furthermore, the introduction of new products and services from acquired companies may have a greater risk of undetected or unknown errors, “bugs,” or liabilities than our historic products.
We may lose customers as a result of acquisitions.
     Acquisitions may cause disruptions in our business or the business of the acquired company, which could have material adverse effects on our business and operations.
     In addition, our customers, licensors and other business partners, in response to an acquisition or merger, may adversely change or terminate their relationships with us, which could have a material adverse effect on us. Certain of our current or potential customers may cancel or defer requests for our services. In addition, our customers may expect preferential pricing as a result of an acquisition or merger. An acquisition or merger may also adversely affect our ability to attract new customers.
Risks Related to Our Industry
Government regulation and new legislation may have a negative impact on our business and results of operations.
     The healthcare industry is highly regulated and is subject to extensive and frequently changing federal and state healthcare laws. Several state and federal laws, including without limitation, the Health Insurance Portability and Accountability Act of 1996, commonly referred to as HIPAA, govern the collection, dissemination, use and confidentiality of patient healthcare information. Although we believe we are in compliance with applicable privacy regulations, the privacy regulations in particular are broad in scope, and will require constant vigilance for ongoing compliance. We cannot guarantee that we will be in compliance in the future.
     HIPAA also mandates the use of standard transactions, standard provider identifiers, security requirements and other provisions for electronic healthcare claims transactions. However, the Centers for Medicare and Medicaid Services, commonly referred to as CMS, announced that it would not take enforcement action against covered entities, such as us and our physician and payer customers, that continue to process non-compliant transactions after October 16, 2003 so long as we are making good faith efforts to become compliant and are operating under the “contingency planning” guidelines provided by CMS. Approximately 98% of our outbound transactions sent to payers are in a HIPAA-compliant format. However, in contrast, approximately 85% of our inbound transactions from our provider customers are being received in a legacy format, and are being translated by us on behalf of these customers.
     Our contracts with our customers, strategic partners, providers, payers and other healthcare entities mandate or will mandate that our products and services be HIPAA compliant. If our products and services are not in compliance with HIPAA or any other alternative guidelines issued by the CMS on an ongoing basis, our customers, strategic partners, and other healthcare providers with whom we contract may terminate their contracts with us or sue us for breach of contract. Additionally, our revenues may be reduced as some of our non-compliant payer partners may be forced to accept paper-based transactions for which we may not be the recipient for processing. We may be subject to penalties for non-compliance by federal and state governments, and patients who believe that their confidential health information has been misused or improperly disclosed may have certain causes of actions under applicable state privacy or HIPAA-like laws against us, our partners or customers.

     Although we believe that we are in compliance with the HIPAA standards for transaction formats, provider identifiers, and security, there is no assurance that we will be able to maintain compliance. Any failure to be in compliance could result in regulatory penalties being assessed against us, and weaken demand for our affected services.
There are a significant number of state initiatives regarding healthcare services. If we are unable to comply with the standards set by the states in which we operate, we or our operations could be harmed.
     In our Transaction Services segment, we contract with multiple Preferred Provider Organization networks, referred to as PPO’s. These PPO networks are typically governed by the laws and regulations of the states in which they operate, in addition to federal Employee Retirement Income Security Act legislation, referred to as ERISA. Over the last few years, a number of states have been actively changing their laws and regulations governing PPOs, and this trend may continue. It is difficult to determine when ERISA preemption of state PPO law applies. Our failure to comply with existing state laws or any new laws in the future could jeopardize our ability to continue business in the affected states, which would reduce our revenues. In addition, compliance with additional regulation could be expensive and reduce our income.
We are dependent on the growth of the Internet and electronic healthcare information markets.
     Many of our products and services are geared toward the Internet and electronic healthcare information markets. The perceived difficulty of securely transmitting confidential information over the Internet has been a significant barrier to conducting e-commerce and engaging in sensitive communications over the Internet. Our strategy relies in part on the use of the Internet to transmit confidential information. We believe that any well-publicized compromise of Internet security may deter people from using the Internet to conduct transactions that involve transmitting confidential healthcare information and this may result in significantly lower revenues and operating income.
Risks Related to Our Business
General:
Recent management changes may disrupt our operations, and we may not be able to retain key personnel or replace them when they leave.
     Since May 2005, we have experienced a number of changes in our senior management, including changes in our Chief Executive Officer, Chief Financial Officer, and President and Chief Operating Officer. John G. Lettko assumed the position of Chief Executive Officer effective May 10, 2005. Douglas O’Dowd became our interim Chief Financial Officer effective August 16, 2005, and was subsequently appointed as Chief Financial Officer in October 2005. Mr. Lettko has also been appointed President, and Mr. O'Dowd was appointed Treasurer, each as of October 27, 2005. On June 9, 2005, we announced the resignation of Nancy J. Ham as President and Chief Operating Officer. Ms. Ham has not been replaced. These senior management changes could disrupt our ability to manage our business as we transition to and integrate a new management team, and any such disruption could adversely affect our operations, growth, financial condition and results of operations.
     Additionally, although we have entered into employment agreements with many of our senior executives, the loss of any of their services could cause our business to suffer. Our success is also dependent upon our ability to hire and retain qualified operations, development and other personnel. Competition for qualified personnel in the healthcare information services industry is intense, and we cannot assure that we will be able to hire or retain the personnel necessary for our planned operations.
We may not prevail in ongoing litigation and may be required to pay substantial damages.
     Our business entities are party to various legal actions as either plaintiff or defendant in the ordinary course of business. We cannot assure the ultimate outcome of these actions. If we are not successful in these actions, we could be subject to monetary damages that could reduce our cash flows and results of operations. In addition, we will continue to incur additional legal costs in connection with pursuing and defending such actions. See footnotes 18 and 22 of our consolidated financial statements concerning ongoing litigation matters.
We have senior and subordinated debt that matures in December 2008 and 2010.
      We have senior and subordinated debt that matures in December 2008 and 2010. We expect to refinance the senior debt by obtaining a new senior line of credit or retire the debt on or before maturity. There can be no assurance that any additional funding will be available to us, or if available, that it will be available on acceptable terms. If we are unable to obtain additional funding to repay or refinance our senior and subordinated debt prior to maturity, the lenders could foreclose and take certain other action against us, the effect on our operations and stock price could be significantly negative and we may be unable to continue as a going concern.
Transaction Services Segment:
Changes that reduce payer compensation for electronic claims may reduce our revenue and margins.
      Several payers recently terminated existing arrangements under which they paid us for electronic claims we submitted to them on behalf of our submitter customers. If we are unable to shift the cost of these claims to the submitting providers and vendors, or to enter into new payment arrangements with the payers for the affected claim volume, then our revenue will be reduced.
As electronic transaction processing penetrates the healthcare industry more extensively, we will face increasing pressure to reduce our prices which may cause us to no longer be competitive.
      As electronic transaction processing extensively penetrates the healthcare market or becomes highly standardized, competition among electronic transaction processors will focus increasingly on pricing. This competition is putting intense pressure on us to reduce our pricing in order to retain market share. If we are unable to reduce our costs sufficiently to offset declines in our prices, or if we are unable to introduce new, innovative service offerings with higher margins, our results of operations could decline.
Consolidation in the healthcare industry may give our customers greater bargaining power and lead us to reduce our prices.
      Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks and managed care organizations consolidate, competition to provide products and services such as those we provide will become more intense, and the importance of establishing and maintaining relationships with key industry participants will become greater. These industry participants may try to use their market power to negotiate price reductions for our products and services. If we are forced to reduce prices, our margins will decrease, unless we are able to achieve corresponding reductions in expenses.
Our business will suffer if we are unable to successfully integrate acquired IT platforms or if our existing PhoenixSM platform is unstable or unable to accommodate our clients’ needs.
      Our business is dependent on the successful integration of operating platforms we have designed and acquired to provide a high quality service at a competitive cost to our customers. To the extent that we are unable to consolidate those acquired platforms without significant disruption to our customers, our business or our operations could be harmed. Additionally, if our PhoenixSM platform that is the backbone of our EDI business, is unstable or does not provide satisfactory outcomes to a significant number of clients, our business and our operations will be harmed.

Our business and future success may depend on our ability to cross-sell our products and services.
     Our ability to generate revenue and growth partly depends on our ability to cross-sell our products and services to our existing customers and new customers resulting from acquisitions. Our ability to successfully cross-sell our products and services is one of the most significant factors influencing our growth. We may not be successful in cross-selling our products and services, and our failure in this area would likely have an adverse effect on our business.
We depend on connections to insurance companies and other payers, and if we lose these connections, our service offerings would be limited and less desirable to healthcare providers.
     Our business depends upon a substantial number of payers, such as insurance companies, Medicare and Medicaid agencies, to which we have electronic connections. These connections may either be made directly or through a clearinghouse. We have attempted to enter into suitable contractual relationships to ensure continued payer connectivity; however, we cannot assure that we will be able to maintain our links with all these payers on terms satisfactory to us. In addition, we cannot assure that we will be able to develop new connections, either directly or through clearinghouses, on satisfactory terms. Lastly, some third-party payers provide systems directly to healthcare providers, bypassing us and other third-party processors. Our failure to maintain existing connections with payers and clearinghouses or to develop new connections as circumstances warrant, or an increase in the utilization of direct links between providers and payers, could cause our electronic transaction processing system to be less desirable to healthcare participants, which would slow down or reduce the number of transactions that we process and for which we are paid.
We have important business relationships with other companies to market and sell some of our clinical and financial products and services. If these companies terminate their relationships with us, or are less successful in the future, we will need to add this emphasis internally, which may divert our efforts and resources from other projects.
     For the marketing and sale of some of our products and services, we entered into important business relationships with physician office management information system vendors, with electronic medical record vendors, and with other distribution partners. These business relationships, which have required and may continue to require significant commitments of effort and resources, are an important part of our distribution strategy and generate substantial recurring revenue. Most of these relationships are on a non-exclusive basis, and we cannot assure that our electronic commerce partners and other strategic partners, most of whom have significantly greater financial and marketing resources than we do, will not develop and market products and services in competition with us in the future or will not otherwise discontinue their relationship with us. Also, our arrangements with some of our partners involve negotiated payments to the partners based on percentages of revenues generated by the partners. If the payments prove to be too high, we may be unable to realize acceptable margins, but if the payments prove to be too low, the partners may not be motivated to produce a sufficient volume of revenues. The success of our important business relationships will depend in part upon our partners’ own competitive, marketing and strategic considerations, including the relative advantages of alternative products being developed and marketed by such partners. If any such partners are unsuccessful in marketing our products, we will need to place added emphasis on these aspects of our business internally, which may divert our planned efforts and resources from other projects.

A significant amount of our revenues in our Transaction Services segment is from one party. Loss of this relationship may adversely affect our profitability.
     NDCHealth Corporation, referred to as NDCHealth, represents 8.1% and 7.9% of our consolidated revenues for the nine months ended September 30, 2005 and for the year ended December 31, 2004, respectively and 9.6% and 9.8% of our Transaction Services revenues for the same periods. The relationship with NDCHealth is an important one and provides us with a base of physicians who utilize our services. Loss of this relationship without any ability to contact these physicians directly may significantly reduce our revenues and operating profits.
The adoption of electronic processing of clinical transactions in the healthcare industry is proceeding slowly; thus, the future of our business is uncertain.
     Our strategy anticipates that electronic processing of clinical healthcare transactions, including transactions involving prescriptions and laboratory results, will become more widespread and that providers and third-party institutions increasingly will use electronic transaction processing networks for the processing and transmission of data. The rate at which providers adopt the use of electronic transmission of clinical healthcare transactions (and, in particular, the use of the Internet to transmit them) continues to be slow, and the continued or accelerated conversion from paper-based transaction processing to electronic transaction processing in the healthcare industry, using proprietary healthcare management systems or the Internet, may not occur.
An error by us in the process of providing clinical connectivity or transmitting prescription and laboratory data could result in substantial injury to a patient, and our liability insurance may not be adequate in a catastrophic situation.
     Our business exposes us to potential liability risks that are unavoidably part of being in the healthcare electronic transaction processing industry. Since some of our products and services relate to the prescribing and refilling of drugs and the transmission of medical laboratory results, an error by any party in the process could result in substantial injury to a patient. As a result, our liability risks are significant.
     Our insurance may be insufficient to cover potential claims arising out of our current or proposed operations, and sufficient coverage may not be available in the future at a reasonable cost. A partially or completely uninsured claim against us, if successful and of sufficient magnitude, would have significant adverse financial consequences. Our inability to obtain insurance of the type and in the amounts we require could generally impair our ability to market our products and services.
Our businesses have many competitors.
     We face competition from many healthcare information systems companies and other technology companies. Many of our competitors are significantly larger and have greater financial resources than we do and have established reputations for success in implementing healthcare electronic transaction processing systems. Other companies have targeted this industry for growth, including the development of new technologies utilizing Internet-based systems. We may not be able to compete successfully with these companies, and these or other competitors may commercialize products, services or technologies that render our products, services or technologies obsolete or less marketable.
Our PPO and provider arrangements provide no guarantee of long-term relationships.
      The majority of our contracts with PPOs and providers can be terminated without cause, generally on 90 days notice. For our Transaction Services business, the loss of any one provider may not be material, but if large numbers of providers chose to terminate their contracts, our revenues and net income could be materially adversely affected. The termination of any PPO contract would render us unable to provide our customers with network access to that PPO, and therefore would adversely affect our ability to reprice claims and derive revenues. Furthermore, we rely on our participating PPOs and provider groups to ensure participation by their providers. Our PPO contracts generally do not provide us with a direct recourse against a participating provider that chooses not to honor its obligation to provide a discount, or chooses to discontinue its participation in our National Preferred Provider

Network, referred to as NPPN. Termination of provider contracts or other changes in the manner in which these parties conduct their business are outside of our control and could negatively affect our ability to provide services to our customers.
Some providers have historically been reluctant to participate in secondary networks.
     Our percentage of savings business model sometimes allows a payer to utilize our network discounts in circumstances where our NPPN is not the payer’s primary network. In these circumstances, NPPN participating providers are not traditionally given the same assurances of patient flow that they receive when they are part of a primary network. Historically, some providers have been reluctant to participate in network arrangements that do not provide a high degree of visibility to patients. Although we think that the steerage provided by our payers as a whole and the speed and efficiency with which we provide claims repricing services makes NPPN affiliation an attractive option for providers, our business model could discourage providers from commencing or maintaining an affiliation with NPPN.
Our cost containment accounts receivable are subject to adjustment.
     We generally record revenue for our services when the services are performed, less amounts reserved for claim reversals and bad debts. The estimates for claim reversals and bad debts are based on judgment and historical experience. Many of the claims are not fully adjudicated for over 90 days. To the extent that actual claim reversals and bad debts associated with our business exceed the amounts reserved, such difference could have a material adverse impact on our results of operations and cash flows.
Laboratory Services Segment:
Our Laboratory Services Communications Segment has a high customer concentration.
     We currently have over 50% of our sales to one customer. If this customer chooses to do business with a competitor or chose to handle the business on their own, the loss of the associated revenue could substantially harm our business.
Risks Related to Our Technology
Evolving industry standards and rapid technological changes could result in our products becoming obsolete or no longer in demand.
     Rapidly changing technology, evolving industry standards and the frequent introduction of new and enhanced Internet-based services characterize the market for our products and services. Our success will depend upon our ability to enhance our existing services, introduce new products and services on a timely and cost-effective basis to meet evolving customer requirements, achieve market acceptance for new products or services and respond to emerging industry standards and other technological changes. We may not be able to respond effectively to technological changes or new industry standards. Moreover, we cannot assure that other companies will not develop competitive products or services, or that any such competitive products or services will not cause our products and services to become obsolete or no longer in demand.
We depend on uninterrupted computer access for our customers; any prolonged interruptions in our operations could cause our customers to seek alternative providers of our services.
     Our success is dependent on our ability to deliver high-quality, uninterrupted computer networking and hosting, requiring us to protect our computer equipment and the information stored in servers against damage by fire, natural disaster, power loss, telecommunications failures, unauthorized intrusion and other catastrophic events. We have moved many of our production computer networks to a secure, third-party co-location site located in Atlanta, Georgia. This site has back-up site capability and a program to manage technology to reduce risks in the event of a disaster, including periodic “back-ups” of our computer programs and data. We expect to fully expand and utilize redundant processing by the end of 2006.

     While we still continue to operate production networks in our Norcross facility, any damage or failure resulting in prolonged interruptions in our operations could cause our customers to seek alternative providers of our services. In particular, a system failure, if prolonged, could result in reduced revenues, loss of customers and damage to our reputation, any of which could cause our business to materially suffer. While we carry property and business interruption insurance to cover operations, the coverage may not be adequate to compensate us for losses that may occur.
Computer network systems like ours could suffer security and privacy breaches that could harm our customers and us.
     We currently operate servers and maintain connectivity from multiple facilities. Despite our implementation of standard network security measures, our infrastructure may be vulnerable to computer viruses, break-ins and similar disruptive problems caused by customers or other users. Computer viruses, break-ins or other security problems could lead to interruption, delays or cessation in service to our customers. These problems could also potentially jeopardize the security of confidential information stored in the computer systems of our customers, which may deter potential customers from doing business with us and give rise to possible liability to users whose security or privacy has been infringed. The security and privacy concerns of existing and potential customers may inhibit the growth of the healthcare information services industry in general, and our customer base and business in particular. A significant security breach could result in loss of customers, loss of revenues, damage to our reputation, direct damages, costs of repair and detection and other unplanned expenses. While we carry professional liability insurance to cover such breaches, the coverage may not be adequate to compensate us for losses that may occur.
The protection of our intellectual property requires substantial resources.
     We rely largely on our own security systems and confidentiality procedures, and employee nondisclosure agreements for certain employees, to maintain the confidentiality and security of our proprietary information, including our trade secrets and internally developed computer applications. If third parties gain unauthorized access to our information systems, or if anyone misappropriates our proprietary information, this may have a material adverse effect on our business and results of operations. We are in the process of acquiring patent protection for our PhoenixSM technology and other proprietary technology, however we have not traditionally sought patent protection for our technology. Trade secrets laws offer limited protection against third party development of competitive products or services. Because we lack the protection of registered copyrights for our internally-developed software and software applications, we may be vulnerable to misappropriation of our proprietary technology by third parties or competitors. The failure to adequately protect our technology could adversely affect our business.
We may be subject to infringement claims.
     As our competitors’ healthcare information systems increase in complexity and overall capabilities, and the functionality of these systems further overlap, we could be subject to claims that our technology infringes on the proprietary rights of third parties. These claims, even if without merit, could subject us to costly litigation and could require the resources, time, and attention of our technical, legal, and management personnel to defend. The failure to develop non-infringing technology or trade names, or to obtain a license on commercially reasonable terms, could adversely affect our operations and revenues.
We are currently involved in a trademark dispute with Metavante Corporation that may limit our ability to use our new name.
     We have recently been sued by Metavante Corporation over our use of the tradename “MedAvant.” We are defending this case vigorously. If we are unsuccessful, we may incur damages or have to limit or curtail further use of the MedAvant mark. Loss of the mark would require us to incur the cost to develop and implement a new mark, and may reduce our ability to compete effectively in the marketplace, and reduce our revenue.
If our ability to expand our network infrastructure is constrained, we could lose customers and that loss could adversely affect our operating results.

     We must continue to expand and adapt our network and technology infrastructure to accommodate additional users, increased transaction volumes, and changing customer requirements. We may not be able to accurately project the rate or timing of increases, if any, in the volume of transactions we process, reprice or otherwise service or be able to expand and upgrade our systems and infrastructure to accommodate such increases. We may be unable to expand or adapt our network infrastructure to meet additional demand or our customers’ changing needs on a timely basis, at a commercially reasonable cost or at all. Our current information systems, procedures and controls may not continue to support our operations while maintaining acceptable overall performance and may hinder our ability to exploit the market for healthcare applications and services. Service lapses could cause our users to switch to the services of our competitors.
Risks Related to Our Stock
We incurred losses in 2003, 2004 and 2005. We may not be able to generate positive earnings in the future and this could have a detrimental effect on the market price of our stock.
     In the last two years we have incurred substantial losses, including losses of $103.5 million for the nine months ended September 30, 2005, $3.8 million for the fiscal year ended December 31, 2004, and $5.0 million in the fiscal year ended December 31, 2003. As of September 30, 2005, December 31, 2004 and December 31, 2003, we had an accumulated deficit of $207.5 million, $104.1 million and $100.3 million, respectively. Continued shortfalls could deplete our cash reserves, making it difficult for us to obtain credit at a favorable rate, or continue investing in infrastructure we need to compete in the future. Continued shortfalls may also cause our share price to decline and make us a target for acquisitions.
An inability to maintain effective internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002 could have an adverse affect on our stock price.
     Our certification that we have sufficient internal controls in place today is no guarantee that we will maintain those controls in the future or that those controls will be effective in ensuring the accuracy of the financial reports. An inability to maintain effective controls or our receiving an adverse or qualified opinion on the effectiveness of our internal controls from our independent registered public accounting firm could have a negative impact on our stock price.
We may issue additional shares that could adversely affect the market price of our common stock.
     Certain events over which you have no control could result in the issuance of additional shares of our common stock which would dilute your ownership percentage in the Company and could adversely affect the market price of our common stock. We may issue additional shares of common stock or preferred stock for many reasons including:
•	to raise additional capital or finance acquisitions;

•	upon the exercise or conversion or an exchange of outstanding options, warrants and shares of convertible preferred stock; or

•	in lieu of cash payment of dividends.
     In addition, the number of shares of common stock that we are required to issue in connection with our outstanding warrants may increase if certain anti-dilution events occur (such as, certain issuances of common stock, options and convertible securities).
The trading price of our common stock may be volatile.
     The stock market, including the Nasdaq National Market, on which the shares of our common stock are listed, has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of our common stock, like the stock prices of many publicly traded companies in the healthcare industry, has been and may continue to be highly volatile.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements, principally in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Generally, you can identify these statements because they include words and phrases like “expect,” “estimate,” “anticipate,” “predict,” “believe,” “plan,” “should,” “intend” and similar expressions and variations. These statements are only predictions. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which are out of our control or cannot be foreseen. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, among others, the risks we face that are described in the previous section entitled “Risk Factors” and elsewhere in this prospectus.
     We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are unable to predict accurately or over which we have no control. The risk factors listed on the previous pages, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the previous risk factors and elsewhere in this prospectus could negatively affect our business, operating results, financial condition and stock price.

USE OF PROCEEDS
     We will not receive any proceeds from the sale of shares by the Selling Shareholders. All net proceeds from the sale of the Common Stock covered by this prospectus will go to the Selling Shareholders. See “Selling Shareholders” and “Plan of Distribution” described below.
DIVIDEND POLICY
     We have never paid any dividends on our Common Stock; however, in prior years, we have paid dividends on certain series of our Preferred Stock in cash and/or in shares of our Common Stock pursuant to the terms of the Articles of Incorporation, as amended. We intend to retain any earnings for use in our operations and the expansion of our business, and do not anticipate paying any dividends on the Common or Preferred Stock in the foreseeable future. The payment of dividends on our Common Stock is within the discretion of our Board of Directors, subject to our Articles of Incorporation, as amended. Any future decision with respect to dividends on Common Stock will depend on future earnings, future capital needs and our operating and financial condition, among other factors.
MARKET PRICE INFORMATION
     Our common stock is quoted on the Nasdaq Stock Market. The following table shows the high and low sales prices for our Common Stock for the periods indicated, as reported on the Nasdaq Stock Market.

		High	Low
2005:
	First Quarter	$10.74	$7.81
	Second Quarter	$8.69	$5.75
	Third Quarter	$7.97	$5.01
	Fourth Quarter	$5.34	$3.42

2004:
	First Quarter	$20.00	$16.65
	Second Quarter	$20.10	$16.19
	Third Quarter	$17.20	$8.77
	Fourth Quarter	$11.38	$6.78

2003:
	First Quarter	$11.45	$7.25
	Second Quarter	$13.21	$7.08
	Third Quarter	$16.40	$12.01
	Fourth Quarter	$17.64	$14.55
     As of January 23, 2006, the last reported sales price of our Common Stock on the Nasdaq Stock Market was $3.84 per share, and the number of holders of record was approximately 335. We currently intend to retain any earnings to fund the development and growth of our business.

SELECTED FINANCIAL DATA
     The following table sets forth our selected consolidated financial information as of and for each of the five years leading up to the period ended December 31, 2004 and the unaudited nine months ended September 30, 2004 and 2005. The selected consolidated financial data set forth below for the years ended December 31, 2000, 2001, 2002, 2003 and 2004 are derived from our consolidated audited financial statements. The unaudited selected consolidated financial data set forth below for the nine months ended September 30, 2004 and 2005 are derived from unaudited financial statements. Operating results for the nine months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2005
     The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements and related notes.

	Year Ended December 31,					Nine Months Ended
						September 30,
in thousands except for share						(Unaudited)
and per share amounts	2000	2001	2002	2003(2)	2004(1)	2004	2005
STATEMENT OF OPERATIONS DATA:
Net Revenues	$33,441	$43,230	$50,182	$71,556	$90,246	$67,665	$60,264
Operating income (loss)	(23,460)	(6,712)	1,340	(3,642)	(1,974)	(756)	(101,841)
Income (loss) from continuing operations	(26,927)	(6,798)	1,950	(5,000)	(3,800)	(2,227)	(103,456)
Income from discontinued operations	241	—	—	—	—	—	—
Net income (loss) applicable to common shareholders	(48,052)	(19,060)	1,338	(5,000)	(3,800)	(2,227)	(103,456)

PER SHARE DATA:
Basic and diluted net loss per share of common stock:
Income (loss) from continuing operations	$(37.03)	$(8.81)	$0.21	$(0.74)	$(0.33)	$(0.20)	$(8.17)
Income from discontinued operations	0.19	—	—	—	—	—
Net income (loss)	(36.84)	(8.81)	0.21	(0.74)	(0.33)	(0.20)	(8.17)
Basic weighted average common shares outstanding	1,304,342	2,162,352	6,322,086	6,783,742	11,617,601	11,278,954	12,665,084
Diluted weighted average common shares outstanding	1,304,342	2,162,352	6,396,893	6,783,742	11,617,601	11,278,954	12,665,084

DIVIDEND DATA:
Dividends on cumulative preferred stock	1,275	1,665	—	—	—	—	—

	December 31,					September 30,
						(Unaudited)
	2000	2001	2002	2003	2004	2004	2005
BALANCE SHEET DATA:
Working capital (deficiency)(3)	$12,156	$9,393	$8,749	$10,512	$(1,664)	$(2,064)	$10,068
Convertible notes	—	—	13,400	13,137	13,137	13,137	13,137
Other long-term obligations	729	442	2,581	3,518	1,069	1,543	14,266
Total assets	27,666	35,882	88,704	73,130	184,403	185,034	75,632
Stockholders’ equity	22,377	22,873	50,735	45,778	135,082	136,488	32,366

(1)	includes operations of PlanVista from March 2, 2004

2)	includes operations of MedUnite from January 1, 2003

(3)	see notes 12(a) and 21 to the consolidated financial statements

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
     The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes to those financial statements appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve significant risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.
Overview
     Management’s discussion and analysis of financial condition and results of operations, referred to as the MD&A, is provided as a supplement to our audited consolidated financial statements and notes thereto included in this prospectus and to provide an understanding of our consolidated results of operations, financial condition, and changes in financial condition. Our MD&A is organized as follows:
•	Introduction — This section provides a general description of our business, summarizes the significant acquisitions and transactions we completed in the last three years, and provides a brief overview of our operating segments.

•	Results of Operations — This section provides our analysis and outlook for the line items on our consolidated statement of operations on both a company-wide and segment basis.

•	Liquidity and Capital Resources — This section provides an analysis of our liquidity and cash flows, as well as our discussion of our debts and other commitments.

•	Critical Accounting Policies and Estimates — This section discusses those accounting policies that are considered to be both important to our financial condition and results of operations, and require us to exercise subjective or complex judgments in their application. In addition, all of our significant accounting policies, including our critical accounting policies, are summarized in Note 1 to our consolidated financial statements.

•	New Accounting Pronouncements — This section includes a discussion of recently published accounting authoritative literature that may have an impact on our historical or prospective results of operations or financial condition.
Introduction
     We were incorporated in Florida in 1989. In December 2005, we began doing business under a new operating name, MedAvant Healthcare Solutions. Our newly launched corporate identity unites all business units and employees under one brand identity (“MedAvant”) and is one of several outcomes resulting from a strategic analysis we completed in the third quarter of 2005 following the acquisition of seven companies between 1997 and 2004.
     Since May 2005, we have experienced a number of changes in our senior management, including changes in our Chief Executive Officer, Chief Financial Officer, and President and Chief Operating Officer. John G. Lettko assumed the position of Chief Executive Officer effective May 10, 2005. Douglas O’Dowd became our interim Chief Financial Officer effective August 16, 2005, and was subsequently appointed as Chief Financial Officer in October 2005. Mr. Lettko has also been appointed President and Mr. O’Dowd was appointed Treasurer, each as of October 27, 2005. On June 9, 2005, we announced the resignation of Nancy J. Ham as President and Chief Operating Officer.
     We are a leading healthcare transaction services company providing healthcare transaction processing, medical cost containment services, business process outsourcing solutions and related value-added products to physicians, payers, pharmacies, medical laboratories, and other healthcare suppliers. Our broad existing connectivity to payers and providers positions us as the second largest independent medical claims clearinghouse in the industry, serving over 150,000 providers. Our cost containment business has the second largest Preferred Provider Organization in terms of reach with over 450,000 providers contracted, and currently is sixth in terms of managed care lives accessed through us.
     Our business strategy is to leverage our leadership position in transaction services in order to establish ourselves as the premier provider of automated financial, clinical, cost containment, business outsourcing and administrative transaction services primarily between healthcare providers and payers, clinical laboratories and pharmacies.
     Our electronic transaction processing services support a broad range of financial, clinical, and administrative transactions. To facilitate these services, we are completing the conversion of all of our non-clinical Electronic Data Interchange clients to PhoenixSM, our secure, proprietary national electronic information network that provides physicians and other healthcare providers with direct connectivity to one of the industry’s largest list of payers.
     Our cost containment and business outsourcing solutions businesses are included in the Transaction Services segment since our acquisition of PlanVista Corporation in March 2004, and are directed toward the medical insurance and managed care industries. Specifically, we provide integrated national Preferred Provider Organization, also known as PPO, network access, electronic claims repricing, and network and data management to healthcare payers, including self-insured employers, medical insurance carriers, PPOs and third party administrators.
     We believe we are uniquely positioned in the marketplace to make a contribution that our competitors do not. The differentiators include our open electronic network for electronic transactions with no equity ownership in businesses engaged in the front-end (i.e., physician practice management software system vendors and other physician desk top vendors) or in the back-end (i.e., payers, laboratories and pharmacies). With our neutral position, we believe that we can better attract both front-end and back-end partners who may be more comfortable doing business with a non-competitive partner.
     Another competitive differentiator is our presence in the clinical market. With the nation’s largest clinical laboratories as long-time customers, we have worked in partnership with them to develop customized laboratory communication tools and services.
     We also have the oldest and most established e-prescribing network in the nation, offering connectivity to over 30,000 pharmacies nationwide. Our e-prescribing solutions improve efficiency by eliminating the need to process prescriptions and refill authorizations via paper. We offer both a front-end desktop solution, PreScribe™, and online refill authorization via www.MedAvantHealth.net. Combined we process over 400,000 prescriptions or refills per month.
Acquisitions
     On December 31, 2002, we acquired all of the outstanding stock of MedUnite, Inc. for $10 million in cash and the issuance of an aggregate of $13.4 million principal amount of 4% convertible promissory notes. In addition, we paid approximately $6.7 million in transaction and exit related costs. Interest on the convertible promissory notes is payable in cash on a quarterly basis. The convertible promissory notes (now currently payable at a maturity value of $13.1 million after a claim setoff against the escrow in December 2003) are payable in full on December 31, 2008, and are convertible into an aggregate of 716,968 shares (originally 731,322 shares before the claim setoff) of our Common Stock if our revenues resulting from business with the former MedUnite owners exceed certain thresholds over a three and one-half year period from the date of acquisition. We do not anticipate that the former MedUnite owners will meet all of the thresholds defined in the promissory note.
     On March 2, 2004, we acquired PlanVista, a company that provides medical cost containment and business process outsourcing solutions for the medical insurance and managed care industries, as well as services for healthcare providers, including individual providers, preferred provider organizations and other provider groups for 3,600,000 shares of our Common Stock issued to PlanVista shareholders valued at $59.8 million (based on the average closing price of our common stock for the day of and the two days before and after December 8, 2003, the date of the announcement of the definitive agreement). We also assumed debt and other liabilities of PlanVista, totaling $46.4 million and paid $1.3 million in acquisition-related costs. Additionally, we raised $24.1 million in a private placement sale of 1,691,227 shares of our Common Stock to investment entities affiliated with General Atlantic LLC, Commonwealth Associates and other parties to partially fund repayment of certain of PlanVista’s debts and other obligations outstanding at the time of the acquisition. The acquisition has enabled us to become the only entity in healthcare that offers a nationwide clearinghouse and a nationwide PPO network, delivering end-to-end services to our customers.
     Upon completion of the acquisition, each share of PlanVista’s outstanding common stock was cancelled and converted into 0.08271 shares of our Common Stock and each holder of PlanVista series C preferred stock received 51.5292 shares of our Common Stock in exchange for each share of PlanVista series C preferred stock, representing approximately 23% of our common stock on a fully converted basis, and the holders of our outstanding stock, options and warrants retained approximately 77% of the Company following the transaction. PlanVista’s operations are included in our Transaction Services segment commencing March 2004.
Sale of Assets
     On June 30, 2004, we sold certain assets and liabilities of our Laboratory Communication Solutions segment that were used in our non-core contract manufacturing business to a new entity owned by a former executive of the Company for $4.5 million in cash. Under terms of the sale agreement, we received $3.5 million in cash at closing and received the balance of $1.0 million in cash in July and August 2004 following the presentation of the final accounting. As part of the disposition, we agreed to purchase certain component parts from the new entity for use in our Laboratory Communication Solutions business on a non-exclusive basis at a fixed price deemed to be at fair market value by management. These parts were valued at $0.4 million at June 30, 2004. As of September 30, 2005 and December 31, 2004, this remaining commitment had been reduced to less than $0.1 million. Additionally, we agreed to sublease a portion of our current facilities through July 2005 and provide certain administrative services to the new entity.
     As a result of the transaction, we recorded a loss on sale of assets of $0.1 million in the year ended December 31, 2004. This loss includes the value of options to purchase 10,000 shares of our Common Stock granted to the former executive at an exercise price of $16.00 in July 2004.
Financing Transactions
     On December 7, 2005, we entered into a loan transaction with Laurus Master Fund, Ltd. (“Laurus”) a Selling Shareholder, pursuant to which Laurus extended $20.0 million in financing to us in the form of a $5.0 million secured term loan and a $15.0 million secured revolving credit facility. The term loan has a stated term of five (5) years and will accrue interest at Prime plus 2%, subject to a minimum interest rate of 8%. The term loan is payable in equal monthly principal installments of approximately $89,300 beginning April 2006 and continuing until the maturity date on December 6, 2010. The revolving credit facility has a stated term of three (3) years and will accrue interest at the 90 day LIBOR rate plus 5%, subject to a minimum interest rate of 7%, and a maturity date of December 6, 2008 with two (2) one-year options. In connection with the loan agreement, we issued 500,000 shares of our Common Stock to Laurus, which shares are being offered pursuant to this prospectus. We also granted Laurus a first priority security interest in substantially all of our present and future tangible and intangible assets (including all intellectual property) to secure our obligations under the loan agreement.
Operating Segments
     We currently operate in two reportable segments that are separately managed: Transaction Services (formerly known as Electronic healthcare transaction processing) and Laboratory Communication Solutions. Transaction Services includes transaction, cost containment and other value-added services principally between physicians and insurance companies and physicians and pharmacies; and Laboratory Communication Solutions includes the sale, lease and service of communication devices principally to laboratories and, through June 30, 2004, the contract manufacturing of printed circuit boards. Commencing in March 2004, the operations of Plan Vista are included in our Transaction Services segment. As a result of a re-alignment of our corporate overhead functions in the second quarter of 2004, we now report these expenses as part of our Transaction Services segment. Accordingly, our corporate expenses in the comparable periods have been combined with our Transaction Services segment to facilitate a better comparison between periods in this section.
Results of Operations
Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004
     Total net revenues decreased $7.4 million, or 10.9%, to $60.3 million for the nine months ended September 30, 2005 compared to $67.7 million for the nine months ended September 30, 2004.
     Net revenues in our Transaction Services segment decreased by $0.9 million, or 1.6%, for the nine months ended September 30, 2005 compared to the same period in 2004. This decrease is primarily attributable to lower revenues from our EDI business due to competitive pressures in the market and the shift of payers to a non-participating basis. We expect this trend to stabilize for the remainder of 2005. This was partially offset by an increase in revenues from cost containment services due to two additional months included in 2005 revenues compared to 2004. However, the cost containment business volume also declined throughout 2005 as key customers (Third Party Administrators) are losing covered lives due to increased competition in the marketplace. This trend stabilized throughout the remainder of 2005.
A summary of the number of transactions we processed for the periods presented is as follows:

In thousands (unaudited)	Nine Months Ended September 30,
	2005	2004	Change	% Change
Core Transactions	200,964	190,260	10,704	6%
Encounters	14,913	22,614	(7,701)	-34%

	215,877	212,874	3,003	1%

     Laboratory Communication Solutions segment net revenues decreased $6.5 million, or 42.1%, to $9.0 million for the nine months ended September 30, 2005 compared to the same period in 2004. This decrease in revenues is primarily due to the sale of our contract manufacturing assets in June 2004 and lower revenues from our largest customer. We do not anticipate significant growth from this segment through the remainder of 2005 and throughout 2006.
     Total cost of sales decreased $5.0 million, or 19.4%, to $20.9 million, for the nine months ended September 30, 2005, compared to $25.9 million for the same period last year.
     Cost of sales in our Transaction Services segment consists of transaction fees, provider network outsourcing fees, services and license fees, third-party electronic transaction processing costs, certain telecommunication and co-location center costs, revenue sharing arrangements with our business partners, and third-party database licenses. Cost of sales for the nine months ended September 30, 2005 was unchanged at $16.0 million compared to the same period last year. Gross margins on transaction services were 68.7% for the nine months ended September 30, 2005 compared to 69.2% for the same period last year. The drop in gross margin is due primarily to the fixed cost nature of certain provider network outsourcing contracts.
     Cost of sales in the Laboratory Communication Solutions segment includes hardware, third party software, consumable materials, direct manufacturing labor and indirect manufacturing overhead. Cost of sales decreased $5.1 million, or 51.3%, to $4.8 million for the nine months ended September 30, 2005 compared to $9.9 million for the same period in 2004. This decrease is primarily due to the reduction in SG&A expenses related to the sale of our contract manufacturing assets in June 2004 and lower revenues related to our largest customer.
     Total SG&A expenses increased $1.7 million or 4.9%, to $37.1 million compared to $35.4 million for the same period in 2004.

     Transaction Services segment SG&A expenses increased $3.3 million or 10.2%, to $35.1 million for the nine months ending September 30, 2005, compared to $31.8 million for the same period last year. This increase is primarily due to two more months of SG&A expenses in 2004 related to the PlanVista acquisition in March 2004, severance payments ($0.5 million) related to the reduction in workforce in August 2005 and higher benefit costs related to our self insurance plan partially offset by lower payroll related to the workforce reduction and the reclassification of bad debt expense as a reduction of gross revenues in the 2005 period.
     Laboratory Communication Solutions segment SG&A expenses decreased $1.5 million or 42.8% to $2.1 million for the nine months ended September 30, 2005, compared to $3.6 million for the same period last year. This decrease is primarily due to the reduction in SG&A expenses related to the sale of our contract manufacturing assets in this segment in June 2004.
     Impairment charges. As a result of our stock price decline and restructuring during the third quarter of 2005, we performed a goodwill impairment test as of September 30, 2005. In accordance with the provisions of SFAS No. 142, we used a discounted cash flow analysis which indicated that the book value of the Transaction Services segment exceeded its estimated fair value and that goodwill impairment had occurred. In addition, as a result of the goodwill analysis, we assessed whether there had been an impairment of our long-lived assets in accordance with SFAS No. 144. We concluded that the book value of certain intangible assets was higher than their expected future cash flows and that impairment had occurred. In addition, we also reduced the remaining useful lives of other intangible assets based on the foregoing analysis. Accordingly, we recorded a non-cash impairment charge of $95.7 million at September 30, 2005 in our Transaction Services segment. The charges included $68.1 million impairment of goodwill and $27.6 million impairment of certain other intangibles.
     In June 2005, we recorded an impairment charge of $0.7 million in our Laboratory Communications Solutions segment as a result of the substantial revenue decline of a certain customer. In accordance with the provisions of SFAS No. 144, the Company prepared a discounted cash flow analysis which indicated the carrying value of the intangible asset associated with this customer was greater than the fair value and that impairment had occurred.
     Depreciation and amortization expense increased $0.6 million or 8.5% to $7.7 million for the nine months ended September 30, 2005, compared to $7.1 million for the same period in 2004. The increase was primarily in the Transaction Services segment due to two additional months of amortization expense for intangible assets related to the PlanVista acquisition in March 2004; offset by a decrease in depreciation expense related to the sale of our contract manufacturing assets in the Laboratory Communication Solutions segment in June 2004.
     As a result of the foregoing, the operating loss for the nine months ended September 30, 2005 was $101.8 million compared to an operating loss of $0.8 million for the same period last year.
     Net interest expense for each of the nine months ended September 30, 2005 and 2004 was $1.4 million.
     Other expense for the nine months ended September 30, 2005 was $0.2 million. This amount was incurred as a result of a litigation settlement. Other income for the same period last year related to a gain in the settlement of a liability assumed in a prior acquisition.
     As a result of the foregoing, net loss for the nine months ended September 30, 2005 was $103.5 million compared to $2.2 million for the same period in 2004.
Year Ended December 31, 2004 Compared to Year Ended December 31, 2003
     Net Revenues. Consolidated net revenues for 2004 increased by $18.7 million, or 26%, to $90.2 million from consolidated net revenues of $71.6 million for 2003. Net revenues classified by our reportable segments are as follows:

In thousands	2004	2003
Transaction Services	$71,304	$46,673
Laboratory Communication Solutions	18,942	24,883

	$90,246	$71,556

     Net revenues in our Transaction Services segment for 2004 increased by $24.6 million, or 53%, over 2003. This increase is primarily due to the acquisition of PlanVista (increase of $26.9 million), offset by declines in volumes of electronic claims, statements and other real-time transactions processed (decrease $2.1 million) and additional revenue reserves required due to a degradation in the aging of outstanding traditional accounts (increase of $0.7 million). While core transaction growth was down 1.4% compared to the prior year (see below), revenue dollars have grown significantly due to the higher per transaction revenue attributable to our cost containment transactions compared to our traditional core transactions.
     For 2004, approximately 79% of our revenues came from our Transaction Services segment compared to 65% from this segment for 2003.
     Laboratory Communication Solutions segment net revenues for 2004 decreased by $5.9 million, or 24%, from 2003 primarily as a result of the asset sale discussed earlier in this report (decrease of $5.6 million).

A summary of the number of transactions we processed for the periods presented is as follows:

In thousands	2004	2003
Core transactions (1)	194,558	197,284
Additional core transactions	64,775	50,502
Encounters	29,172	25,529

Total transactions	288,505	273,315

(1)	Includes 4.5 million cost containment transactions in the 2004 period from the Company’s acquisition of PlanVista. “Core” transactions represent all transactions except for encounters. Additionally, as a result of a continued review of our business, we have made changes to our transaction counts to insure that our transactions are counted on the same methodology for all purposes, whether internal or external. Previously, we had excluded certain transactions primarily associated with an outsourcing contract due to the nature of the business model for those transactions. These transactions are included above as “additional core transactions” in 2003 and 2004.
     “Cost Containment” transactions represent the number of claims sent by our payer clients to be re-priced through our provider network.
     “Encounters” are an administrative reporting transaction for payers but do not generate revenue for the provider who must submit them. Accordingly, rather than submitting on a routine basis, most providers choose to periodically “catch up” on their submissions, creating monthly and quarterly swings in both the number of encounters we process and what percentage of our transaction mix they represent. Since encounters are at a significantly lower price point than claims, these swings make it difficult to analyze our quarter-over-quarter growth in our business. In addition, we do not expect our encounter volume to grow on an annual basis, as payers are not expanding the capitated service model that is the foundation of encounters. Therefore, we believe that breaking out encounters shows more clearly our growth in core transactions.
     Cost of Sales. Consolidated cost of sales decreased as a percentage of net revenues to 38% for 2004 from 45% for 2003. Cost of sales classified by our reportable segments is as follows:

In thousands	2004	2003
Transaction Services	$22,401	$15,893
Laboratory Communication Solutions	11,811	16,528

	$34,212	$32,421

     Cost of sales in our Transaction Services segment consists of transaction fees, provider network outsourcing fees, services and license fees, third-party electronic transaction processing costs, certain telecommunication and co-location center costs, revenue sharing arrangements with our business partners, third-party database licenses, and certain travel expenses. Cost of sales in this segment increased by $6.5 million, or 41%, for 2004 compared to 2003. As a percentage of revenues, cost of sales decreased to 31% in the 2004 compared to 34% in 2003 primarily due to a change in the mix of transaction types from higher cost patient statements to lower cost claim transactions, offset by the addition of higher margin medical cost containment services from our acquisition of PlanVista (increase of $8.8 million).
     Cost of sales in our Laboratory Communication Solutions segment includes hardware, third party software, consumable materials, direct manufacturing labor and indirect manufacturing overhead. Cost of sales for this segment for 2004 decreased $4.8 million, or 29%, from 2003. These decreases are primarily due to the sale of our contract manufacturing assets. Cost of sales as a percentage of revenues in this segment was 62% for 2004 compared to 66% for the 2003 year.
     Selling, General and Administrative Expenses. Consolidated SG&A increased for 2004 by $12.2 million, or 34%, to $48.0 million from consolidated SG&A of $35.8 million for 2003. Consolidated SG&A expenses as a percentage of consolidated revenues increased to 53% in 2004 from 50% in 2003. SG&A expenses classified by our reportable segments are as follows:

In thousands	2004	2003
Transaction Services	$43,625	$30,283
Laboratory Communication Solutions	4,398	5,526

	$48,023	$35,809

     Transaction Services segment SG&A expenses for the year ended December 31, 2004 increased by $13.3 million, or 44% over 2003. The primary cause of the increase was the addition of SG&A expenses from PlanVista for ten months in the 2004 period (increase of $10.5 million). Additionally, while we achieved significant reductions in expenses from our MedUnite acquisition over the course of 2003, these savings have been offset by increased expenditures related to our ongoing efforts to comply with the Sarbanes-Oxley Act of 2002 during 2004 (increase of $1.7 million).
     Laboratory Communication Solutions segment SG&A expenses for 2004 decreased by $1.1 million, or 20% from 2003 and segment SG&A expenses as a percentage of segment net revenues increased to 23% in 2004 from 22% in 2003. The decreases in dollars are primarily due to a reduction in expenses related to the sale of our contract manufacturing assets on June 30, 2004.
     Depreciation and Amortization. Consolidated depreciation and amortization increased by $3.4 million to $9.8 million for 2004 from $6.3 million for 2003. This increase was primarily due to approximately $3.5 million for the amortization of intangible assets acquired in the PlanVista acquisition in the transaction services segment; offset by a decrease in depreciation expense in the Laboratory Communication Solutions segment due to the sale of our manufacturing assets. Depreciation and amortization classified by our reportable segments is as follows:

In thousands	2004	2003
Transaction Services	$8,719	$4,754
Laboratory Communication Solutions	823	1,369
Corporate	221	193

	$9,763	$6,316

     Loss on Disposal of Assets. In 2004, we recorded a consolidated loss on the disposal of assets of $47,000. This loss is related to the disposition of contract manufacturing assets in our Laboratory Communication Solutions segment that were sold for $68,000 to a new entity formed by a former executive on June 30, 2004; and $5,000 of miscellaneous items offset by $26,000 in gains on vehicles and other equipment sold. As a result of the consolidation of the Company and MedUnite offices in Atlanta in February 2003, we recorded $0.1 million in losses during 2003 primarily related to the disposition of certain assets owned and leased that were acquired in the acquisition of MDP Corporation in 2001.
     Litigation Settlement. In December 2004, we settled an outstanding preacquisition contingency related to PlanVista for $0.2 million, net of insurance reimbursement.

Operating Income (Loss). As a result of the foregoing, the consolidated operating loss for 2004 was $2.0 million compared to an operating loss of $3.6 million for 2003. Operating loss classified by our reportable segments is as follows:

In thousands	2004	2003
Transaction Services	$(2,815)	$(920)
Laboratory Communication Solutions	1,938	1,119
Corporate	(1,097)	(3,841)

	$(1,974)	$(3,642)

     Other Income (Expense), net. During 2004, we settled a long-term liability assumed in the acquisition of MedUnite for $0.8 million. The liability was being carried at its present value of $0.9 million. The resulting gain of $0.1 million is reflected as other income. Additionally, in conjunction with our distribution and marketing agreement with PlanVista for claims repricing services signed in June 2003, we received a warrant to purchase up to 15% of PlanVista common stock that expired in December 2003. The warrant was initially valued at $0.5 million and recorded as an asset. Upon expiration of the warrant in December 2003, we recorded an impairment loss in the amount of $0.5 million (representing the original value of the warrant) for the 2003 year.
     Interest Expense, net. Consolidated net interest expense for 2004 was $1.9 million compared to $0.9 million for the same period in 2003. This increase in expense is primarily due to the assumption of debt in conjunction with the PlanVista acquisition (increase of $1.2 million).
     Net Loss. As a result of the foregoing, consolidated net loss for 2004 was $3.8 million compared to consolidated net loss of $5.0 million for 2003.
Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
     Net Revenues. Consolidated net revenues for 2003 increased by $21.4 million, or 43%, to $71.6 million from consolidated net revenues of $50.2 million for 2002. Net revenues classified by our reportable segments are as follows:

In thousands	2003	2002
Transaction Services	$46,673	$22,439
Laboratory Communication Solutions	24,883	27,743

	$71,556	$50,182

     Net revenues in our Transaction Services segment (formerly known as “Electronic healthcare transaction processing”) increased $24.2 million or 108% over the 2002 period. This increase was driven by internal growth and more significantly by transactions generated by MedUnite (increase of $18.0 million).
     Total healthcare transactions grew 139.4% from 114.2 million transactions in the 2002 period to 273.3 million transactions in 2003. Core transaction growth was up 121.4% from the 2002 period. The increase in transaction volume was primarily attributable to the MedUnite acquisition and internal growth in both claims and statements processed. A summary of the number of transactions we processed for the periods presented is as follows:

In thousands	2003	2002
Core transactions	197,284	89,123
Additional core transactions	50,502	—
Encounters	25,529	25,045

Total transactions	273,315	114,168

     Laboratory Communication Solutions segment net revenues decreased by 10% from the 2002 period. As the sluggish economy continued throughout 2003, we experienced a slowdown in contract manufacturing sales and sales of communication devices at our smaller labs and hospital labs. Additionally, beginning in 2004, we lost a customer in our contract manufacturing business that represented approximately 13% of this segment’s 2003 revenues.
     Cost of Sales. Consolidated cost of sales decreased from 52% of net revenues in 2002 to 45% in 2003. Cost of sales classified by our reportable segments is as follows:

In thousands	2003	2002
Transaction Services	$15,893	$8,793
Laboratory Communication Solutions	16,528	17,223

	$32,421	$26,016

     Cost of sales as a percentage of revenues in the Transaction Services segment was 34% in the 2003 period compared to 39% in the same period last year primarily due to a change in the mix of transaction types from higher cost patient statements to lower cost sales of data and claims and real-time transactions (such as eligibility verification) through additional transactions acquired from MedUnite.
     In 2003, we reclassified direct labor and manufacturing overhead from selling, general and administrative expenses to cost of tangible products sold to better reflect the production of tangible products. All prior periods have a similar reclassification. As a result, cost of sales in the Laboratory Communication Solutions segment includes hardware, third-party software, consumable materials, direct manufacturing labor and indirect manufacturing overhead. Cost of sales as a percentage of revenues in this segment increased to 66% for 2003 compared to 62% for 2002 primarily due to a change in the mix from lower cost leases to higher cost contract manufacturing.
     Selling, General and Administrative Expenses. Consolidated SG&A increased for 2003 by $15.7 million, or 78%, to $35.8 million from consolidated SG&A of $20.2 million for 2002. Consolidated SG&A expenses as a percentage of consolidated revenues increased to 50% for 2003 compared to 40% in 2002. SG&A expenses classified by our reportable segments are as follows:

In thousands	2003	2002
Transaction Services	$26,645	$11,430
Laboratory Communication Solutions	5,526	6,128
Corporate	3,638	2,594

	$35,809	$20,152

     SG&A expenses in the Transaction Services segment increased 133% during 2003 over the same period in 2002, primarily due to the incremental expenses incurred in the operations of MedUnite, costs related to our HIPAA compliance efforts, implementation staffing and sales/marketing programs implemented since 2002. Segment SG&A expenses as a percentage of segment net revenues increased to 57% for 2003 compared to 51% in 2002 due to the higher expense run rate in the MedUnite operations earlier in the 2003 period compared to our existing business. While we incurred significant SG&A costs related to the MedUnite operations in the first quarter of 2003, we were successful at significantly reducing the monthly operating expenses in the second and third quarters of 2003 and thus achieving much improved results in the second half of the year. We were successful in eliminating or renegotiating substantial telecommunication expenses and duplicative contract management, human resources and customer relationship management systems. However, this improvement was somewhat offset as the development projects related to the integration of MedUnite were moved into production resulting in a decrease in the amount of capitalized development related to our real-time and PhoenixSM platforms. By the end of the 2003 period, SG&A expenses in this segment were 51% of segment revenues and indicative of the run rate we expected for a combined operation.

     SG&A expenses in our Laboratory Communication Solutions segment decreased by 10% in the 2003 period from the same period in 2002 primarily due to cost cutting measures implemented in the third quarter of 2002. Segment SG&A expenses as a percentage of segment net revenues remained the same at 22% for both periods.
     Depreciation and Amortization. Consolidated depreciation and amortization increased by $3.7 million to $6.3 million for 2003 from $2.6 million for 2002. This increase was primarily due to $1.5 million for the amortization of intangible assets acquired in the MedUnite acquisition, which includes amortization of MedAvantHealth.net, our real-time network based on the technology platform acquired from MedUnite, and the amortization of the customer relationships acquired from MedUnite. Amortization of intangible assets related to additional capitalized software development increased in late 2003 as we placed the PhoenixSM platform into production and commenced the amortization of this asset. Depreciation and amortization classified by our reportable segments is as follows:

In thousands	2003	2002
Transaction Services	$4,754	$1,581
Laboratory Communication Solutions	1,369	857
Corporate	193	198

	$6,316	$2,636

     Loss on Disposal of Assets. As a result of the consolidation of the Company and MedUnite offices in Atlanta during 2003, we recorded $0.1 million in net losses primarily related to the disposition of certain assets owned and leased that were acquired in the acquisition of MDP Corporation in 2001.
     Write-off of Impaired and Obsolete Assets. As a result of our periodic review for impairment, we wrote off $0.5 million in customer relationships related to our 2002 acquisitions of KenCom and MDIP and $0.1 million in capitalized software during the 2003 period. During 2002, we wrote off $38,000 in capitalized programming costs in connection with the development of our real-time transaction processing applications as a result of acquiring the same functionality in the software platforms acquired from MedUnite. These write-offs are expected to lower amortization expense by $0.1 million in 2004. Impairment charges classified by our reportable segments are as follows:

In thousands	2003	2002
Transaction Services	$193	$38
Laboratory Communication Solutions	348	—

	$541	$38

     Operating Income (Loss). As a result of the foregoing, consolidated operating loss for 2003 was $3.6 million compared to operating income of $1.3 million for 2002. Operating income (loss) classified by our reportable segments is as follows:

In thousands	2003	2002
Transaction Services	(920)	$597
Laboratory Communication Solutions	1,119	3,535
Corporate	(3,841)	(2,792)

	$(3,642)	$1,340

     Other Income (Expense), net. In conjunction with our distribution and marketing agreement with PlanVista for claims re-pricing services signed in June 2003, we received a warrant to purchase up to 15% of PlanVista common stock that expired in December 2003. The warrant was initially valued at $0.5 million and recorded as an asset. Upon expiration of the warrant in December 2003, we recorded an impairment loss in the amount of $0.5 million (representing the original value of the warrant) for the 2003 year.

     Interest income (expense), net. Consolidated net interest expense was $0.9 million compared to net interest income of $0.3 million for 2002. This increase in expense is primarily due to interest related to Company’s convertible debt issued to the former owners of MedUnite and the financing of certain liabilities of MedUnite during the 2003 period, and lower interest income earned on a smaller investment base at lower interest rates.
     Net Income (Loss). As a result of the foregoing, consolidated net loss for 2003 was $5.0 million compared to net income of $2.0 million for 2002.
     Deemed Dividends and Other Charges. We did not incur deemed dividends and other charges during 2003. During 2002, we incurred deemed dividends and other charges of $0.6 million as a result of non-cash accounting charges for the conversion of 31,650 preferred shares into 242,510 shares of common stock by our Series C preferred shareholders in 2002 pursuant to our offer to convert their shares commencing in December 2001.
     Net Income (Loss) Applicable to Common Shareholders. As a result of the foregoing, we reported net loss applicable to common shareholders of $5.0 million for 2003 compared to a net income applicable to common shareholders of $1.3 million for 2002.
Liquidity and Capital Resources
     During the nine months ended September 30, 2005 and the year ended December 31, 2004, net cash provided by operating activities totaled $4.3 million and $1.8 million, respectively. The 2004 amounts included $4.0 million to pay certain acquisition-related expenses of PlanVista outstanding as of the effective date of the acquisition. Cash (used in) provided by investing activities for the nine months ended September 30, 2005 and year ended December 31, 2004 totaled ($2.0) million and $0.7 million, respectively. The 2005 amounts related primarily to the funding of capital expenditures related to our technical infrastructure, administrative systems and capitalization of internally developed systems, while the 2004 amounts consisted primarily of $0.8 million in net cash acquired from PlanVista and $4.5 million received from the sale of our contract manufacturing assets, offset by $0.9 million in costs related to the acquisitions of PlanVista and MedUnite and $4.3 million in capital expenditures and capitalized software. Cash (used in) provided by financing activities for the nine months ended September 30, 2005 and the year ended December 31, 2004, totaled ($7.9) million and $4.5 million, respectively. The 2005 amounts consist primarily of repayment of notes payable, other long term debt and capital leases, offset by proceeds from the sale of our stock to our Chief Executive Officer during the second quarter of 2005. The 2004 amounts consisted of a $24.1 million private placement of our common stock, and proceeds from the exercise of stock options and warrants for $8.8 million, offset by $28.3 million in repayments of notes payable, other long-term debt, and payments related to capital leases (including $27.4 million for the retirement of debts and other obligations of PlanVista upon the consummation of the acquisition).
     On April 18, 2005, we closed a three year, $15.0 million senior asset based facility which was secured by all assets of the combined entities with Wachovia Bank, N.A. During the second quarter of 2005, we defaulted on a financial covenant under this credit facility. We subsequently obtained a waiver of this default and renegotiated the covenant. During the third quarter of 2005, we were in compliance with all financial covenants related to this credit facility. As of September 30, 2005, our principal source of liquidity was our cash and revolving credit facility with Wachovia. The facility with Wachovia was repaid in full and terminated in December 2005 in connection with the Laurus transaction described below.
     During the nine months ended September 30, 2005 and the year ended 2004, we spent $2.0 million and $4.3 million, respectively, towards hardware and software costs, including internally developed software primarily related to our technical infrastructure and administrative systems. Furthermore, in 2005 and 2004, we incurred costs of approximately $0.6 million and $1.7 million, respectively, in connection with the implementation of our internal control procedures mandated by the Sarbanes-Oxley Act of 2002 and with our financial system consolidation efforts.
     We have also spent the better part of two years on HIPAA compliance efforts, which has resulted in significant costs. We now have over 98% of our total transaction volume migrated to a HIPAA compliant connection to our payer customers. However, on our submitter customer side, 85% of our providers continue to submit their transactions to us in legacy formats and rely on us to help meet HIPAA format requirements. Our continued efforts on the submitter side for HIPAA compliance will force us to continue to spend additional funds in the future.
     On December 7, 2005, we entered into a loan transaction with Laurus Master Fund, Ltd. (“Laurus”), a Selling Shareholder, pursuant to which Laurus extended $20 million in financing to us in the form of a $5.0 million secured term loan and a $15.0 million secured revolving credit facility. The term loan has a stated term of five (5) years and will accrue interest at Prime plus 2%, subject to a minimum interest rate of 8%. The term loan is payable in equal monthly principal installments of approximately $89,300 until the maturity date on December 6, 2010. The revolving credit facility has a stated term of three (3) years, with two one-year options, and will accrue interest at the 90 day LIBOR rate plus 5%, subject to a minimum interest rate of 7%, and a maturity date of December 6, 2008. In connection with the loan agreement, we issued 500,000 shares of our Common Stock to Laurus, which shares are being offered pursuant to this prospectus. We also granted Laurus a first priority security interest in substantially all of our present and future tangible and intangible assets (including all intellectual property) to secure our obligations under the loan agreement.
     The loan agreement with Laurus contains various customary representation and warranties by us, as well as customary affirmative and negative covenants, including, without limitation, limitations on property liens, maintaining specific forms of accounting and record maintenance, and limiting the incurrence of additional debt. The loan agreement does not contain restrictive covenants regarding minimum earning requirements, historical earning levels, fixed charge coverage, or working capital requirements. The loan agreement also contains certain customary events of default, including, among others, non-payment of principal and interest, violation of covenants, and in the event we are involved in certain insolvency proceedings. Upon the occurrence of an event of default, Laurus is entitled to, among other things, accelerate all of our obligations under the loans. In the event Laurus accelerates the loans, the amount due will include all accrued interest plus 120% of the then outstanding principal amount of the loans being accelerated as well as all unpaid fees and expenses of Laurus. In addition, if the revolving credit facility is terminated for any reason, whether because of a prepayment or acceleration, we are required to pay an additional premium of up to 5% of the total amount of the revolving credit facility. In the event we elect to prepay the term loan, the amount due shall be the accrued interest plus 115% of the then outstanding principal amount of the term loan.
     We had cash and cash equivalents totaling $6.8 million as of September 30, 2005, compared to $12.5 million at December 31, 2004. These available funds will be used for operations, strategic acquisitions, the further development of our products and services, repayment of debt and other general corporate purposes. We continue to evaluate other acquisition opportunities and strategic alternatives that may add synergies to our product offerings and business strategy.
     We do not have any material commitments for any other capital expenditures; however, we have budgeted approximately $6.0 million for capital expenditures and capitalized development for 2006.
     On March 2, 2004, we acquired PlanVista through the issuance of 3,600,000 shares of our Common Stock (valued at $59.8 million). In addition, we raised an additional $24.1 million in a private placement sale of our Common Stock and drew down $4.4 million on our then asset-based line of credit. These funds, along with available cash resources, were used to satisfy $27.4 million of PlanVista’s debt and other obligations outstanding as of the effective time of the acquisition.
     At the time of its acquisition by the Company, PlanVista was involved in various lawsuits and threatened litigation. To date, a significant number of these cases have been settled or dismissed and resulted in $0.7 million charged to goodwill and $0.2 million charged to expense in 2004. As of December 31, 2004, the material unresolved pre-acquisition contingencies include only a class action suit in which PlanVista is named defendant and for which a preliminary settlement, which results in no out of pocket settlement costs to the Company, is waiting on final judicial confirmation.
     In 2003, net cash provided by operating activities totaled $1.5 million. Cash used for investing activities totaled $9.6 million and consisted primarily of payments of costs related to the acquisition of MedUnite, capital expenditures and capitalized software. Cash used in financing activities totaled $3.0 million mainly due to repayments of notes payable, other long-term debt, and payments related to capital leases.

     In December 2003, we closed on a $12.5 million asset-based line of credit with our commercial bank. Borrowing under such facility was subject to eligible cash, accounts receivable, and inventory and other conditions. Borrowings bear interest at the prime rate plus 0.5% or at LIBOR plus 2.25% (or LIBOR plus 0.75% in the case of borrowings against eligible cash only). As a result of our acquisition of PlanVista, we drew down $4.4 million against this line at the end of February 2004 (which line was repaid in early March 2004 and terminated in April 2005).
     In 2002, cash provided by operating activities was $2.8 million. During this period, we paid $9.1 million for our acquisition of Medunite and paid $5.3 million for two other acquisitions; paid $0.7 million for purchase of certain customer relationships; paid in full our $7.0 million promissory note related to a 2001 acquisition; and paid $2.0 million for fixed assets and capitalized software. These activities were principally financed through a private placement of our common stock valued at $25.0 million in April 2002, proceeds of $0.5 million from the exercise of B warrants, and available cash resources.
     The following table as of September 30, 2005 represents our contractual cash obligations due over the next several years. Operating leases, including facility leases, are shown net of any sublease agreements.

In thousands	2005	2006	2007	2008	2009
Interest on convertible notes (1)	$132	$525	$525	$526	$—
Interest on senior and other debt	1,885	420	297	208	150
Convertible notes (1)	—	—	—	13,137	—
Senior debt	—	714	1,072	1,072	1,072
Notes payable (2)	428	350	—	—	—
Litigation settlement (3)	455	1,270	940	235
Capital lease obligations (2)	1	6	1	—	—
Operating leases	406	1,415	1,418	1,013	781

Total	$3,307	$4,700	$4,253	$16,191	$2,003

(1)	Assumes no conversion of convertible notes

(2)	Includes principal and interest

(3)	Net of insurance reimbursement
     For the foreseeable future, we believe that we have sufficient cash and cash equivalents on hand or available to us under our credit facility, and we anticipate sufficient cash from operations, to fund our future operational requirements and capital expenditures, and to provide a sufficient level of capital in order to fund specific research and development projects or to pursue smaller additional strategic acquisitions. If we require additional funding in the future to satisfy any of our outstanding future obligations, or further our strategic plans, there can be no assurance that any additional funding will be available to us, or if available, that it will be available on acceptable terms. If we are successful in obtaining additional financing, the terms of the financing may have the effect of significantly diluting or adversely affecting the holdings or the rights of the holders of our common stock. We believe that if we are not successful in obtaining additional financing for further product development or strategic acquisitions, such inability may adversely impact our ability to successfully execute our business plan and may put us at a competitive disadvantage.

Off Balance Sheet Arrangements
We have no off balance sheet arrangements.
Critical Accounting Policies and Estimates
     Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, but we believe that any variation in results would not have a material effect on our financial condition. We evaluate our estimates on an ongoing basis.
     We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements. For a detailed discussion on the application of these and other accounting policies, see Note 1 in the Notes to Consolidated Financial Statements.
Revenue Recognition — Revenue is derived from our Transaction Services and Laboratory Communication Solutions segments.
Revenues in the Company’s Transaction Services segment are recorded as follows:
•	For revenues derived from insurance payers, pharmacies and submitters, such revenues are recognized on a per transaction basis or flat fee basis in the period the services are rendered.

•	Revenue from our medical cost containment business is recognized when the services are performed and are recorded net of estimated allowances. These revenues are primarily in the form of fees generated from discounts we secure for payers that access our provider network.

•	Revenues associated with revenue sharing agreements are recorded as gross revenue on a per transaction basis or a percentage of revenue basis and may involve increasing amounts or percentages based on transaction or revenue volumes achieved. This treatment is in accordance with Emerging Issues Task Force Consensus No. 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent.”

•	Revenue from certain up-front fees is recognized ratably over three years, which is the expected life of the customer. This treatment is in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB No. 104”).

•	Revenue from support and maintenance contracts is recognized ratably over the contract period.
Revenues in the Company’s Laboratory Communication Solutions segment are recorded as follows:
•	Revenue from support and maintenance contracts is recognized ratably over the contract period.

•	Revenues from the sale of inventory and manufactured goods is recognized when the product is delivered, price is fixed or determinable, and collectibility is probable. This treatment is in accordance with SAB No. 104.

•	Revenue from the rental of laboratory communication devices is recognized ratably over the period of the rental contract.
Goodwill — We adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” effective January 1, 2002. Under SFAS No. 142, goodwill is reviewed at least annually for impairment. SFAS No. 142 requires that goodwill be tested for impairment at the reporting unit level at adoption and at least annually thereafter, utilizing a “fair value” methodology versus an undiscounted cash flow method required under previous accounting rules. In accordance with our adoption of SFAS No. 142, we completed an interim test at September 30, 2005 utilizing cash-flow based market comparables in assessing fair value for our goodwill impairment testing and we concluded that there was an impairment of our goodwill. To the extent that future cash flows differ from those projected in our analysis, fair value of our goodwill may be affected and may result in an impairment change.
Capitalized Software Development and Research and Development — Costs incurred internally and fees paid to outside contractors and consultants during the application development stage of our internally used software products are capitalized. Costs of upgrades and major enhancements that result in additional functionality are also capitalized. Costs incurred for maintenance and minor upgrades are expensed as incurred. All other costs are expensed as incurred as research and development expenses and are included in selling, general and administrative expenses. Application development stage costs generally include software configuration, coding, installation to hardware and testing. Once the project is completed, capitalized costs are amortized over their remaining estimated economic life. Our judgment is used in determining whether costs meet the criteria for immediate expense or capitalization. We periodically review projected cash flows and other criteria in assessing the impairment of any internal-use capitalized software and take impairment charges as needed.
Purchased Technology and Other Intangibles Assets — Purchased technology and other intangible assets are amortized on a straight line basis over their estimated useful lives of 4.6 to 12 years. The carrying values of purchased technology and intangible assets are reviewed if the facts and circumstances indicate that they may be impaired. This review indicates whether assets will be recoverable based on future expected cash flows, and, if not recoverable, whether there is an impairment of such assets.
Reserve for Doubtful Accounts/Revenue Allowances/Bad Debt Estimates — We rely on estimates to determine revenue allowances, the bad debt expense and the adequacy of the reserve for doubtful accounts receivable. These estimates are based on our historical experience and the industry in which we operate. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Additionally, in our Medical Cost Containment business, we evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations to us, we record a specific reserve for bad debts against amounts due to reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we recognize revenue reserves based on past write-off history, average percentage of receivables written off historically, and the length of time the receivables are past due. To the extent historical credit experience is not indicative of future performance or other assumptions used by management do not prevail, loss experience could differ significantly, resulting in either higher or lower future provision for losses.
New Accounting Pronouncements
     In May 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 requires retrospective application of a voluntary change in accounting principle to prior period financial statements unless it is impractical. SFAS No. 154 also requires that a change in method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principal. SFAS No. 154 replaces APB Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 is effective for fiscal years beginning after December 15, 2005. We do not expect the adoption of the provision of SFAS No. 154 to have a material impact on our results of operations or financial condition.
     In March 2005, the SEC issued SAB No. 107. This SAB provides guidance related to the application of SFAS No. 123R, “Shared-Based Payments (Revised 2004)” for transactions with non-employees, the transition from nonpublic to public entity status, valuation methods, the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS 123R and Disclosures in Management’s Discussion and Analysis (“MD&A”) subsequent to adoption of SFAS 123R. The revised effective date of SFAS No. 123R is for annual reporting periods beginning after June 15, 2005. The adoption date for us is January 1, 2006. We have not completed the process of evaluating the impact that will result from adopting SFAS 123R and are therefore unable to disclose the impact that adoption will have on our financial position and results of operations.
     In September 2004, the FASB issued EITF No. 04-8, “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share” (“EITF No. 04-8”). EITF No. 04-8 addresses when the dilutive effect of contingently convertible debt instruments should be included in diluted earnings per share and requires that contingently convertible debt instruments are to be included in the computation of diluted earnings per share regardless of whether the market price or other trigger has been met. EITF No. 04-8 also requires that prior period diluted earnings per share amounts presented for comparative purposes be restated. EITF No. 04-8 is effective for reporting periods ending after December 15, 2004. As a result of the issuance of EITF No. 04-8, shares convertible from our $13.1 million convertible notes may be required to be included in the calculation of our earnings per share in periods of net income; however, the FASB has yet to reach a conclusion as to the effect of non market price triggers on earnings per share calculations in situations where the instrument contains only non-market price triggers, such as our convertible notes, and therefore the impact on the consolidated financial statements is not determinable at this time.
     In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” This Statement clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and spoilage and requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” under ARB No. 43. The provisions of this Statement shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not expect the adoption of the provision of SFAS No. 151 to have a material impact on our results of operations or financial condition.
Cautionary Statement Pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995
     Statements contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus may contain information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements present our expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They frequently are accompanied by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. In particular, these include statements relating to: our ability to identify suitable acquisition candidates; our successful integration of MedUnite, PlanVista and any other future acquisitions; our ability to successfully develop, market, sell, cross-sell, install and upgrade our clinical and financial transaction services and applications to new and current physicians, payers, medical laboratories and pharmacies; our ability to compete effectively on price and support services; our ability to increase revenues and revenue opportunities; and our ability to meet expectations regarding future capital needs and the availability of credit and other financing sources.
     All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenues, synergies, accretion, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings, approvals and closings relating to the merger or other planned acquisitions; any statements concerning proposed new products, services, developments or industry rankings; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.
     Actual results may differ significantly from projected results due to a number of factors, including, but not limited to, the soundness of our business strategies relative to perceived market opportunities; our assessment of the healthcare industry’s need, desire and ability to become technology efficient; market acceptance of our products and services; and our ability and that of our business associates to comply with various government rules regarding healthcare information and patient privacy. These and other risk factors are more fully discussed starting on page 6 and elsewhere in this prospectus, which we strongly urge you to read.
     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results and shareholder values may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Shareholders are cautioned not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We expressly disclaim any intent or obligation to update any forward-looking statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Foreign Currency Risk
     We own no derivative financial instruments or derivative commodity instruments. Revenue derived from international sales is transacted in U.S. Dollars, and therefore, we do not believe that we are exposed to material risks related to foreign currency exchange rates.
Interest Rate Risk
     In the normal course of business, we are exposed to fluctuations in interest rates. We are establishing policies and procedures to manage this exposure through a variety of financial instruments. We will not enter into any contracts for the purpose of trading or speculation to manage this risk.
Credit Risk
     We have a concentration of credit risk in each of our two operating segments which is further disclosed in Note 16 to the consolidated financial statements.
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
      The consolidated financial statements and schedule are included beginning at Page F-1.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE
     Effective August 11, 2004, PricewaterhouseCoopers LLP resigned as our independent registered certified public accounting firm. On August 11, 2004, our Audit Committee, in accordance with the Audit Committee Charter, announced that Deloitte and Touche LLP would be our independent registered public accounting firm effective immediately. We had not consulted with Deloitte & Touche LLP in the last two fiscal years or in any interim period through the date of the engagement with respect to any matters contained in Item 304(a)(2)(i) and (ii) of Regulation S-K.
     The reports of PricewaterhouseCoopers LLP on our financial statements as of and for the fiscal years ended December 31, 2003 and 2002 contained no adverse opinion or disclaimer of opinion, and were not modified as to uncertainty, audit scope or accounting principle.
     During the two fiscal years ended December 31, 2003 and 2002 and through August 11, 2004, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in their report on the financial statements for such years.
     During the two fiscal years ended December 31, 2003 and 2002 and through August 11, 2004, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934).
     In response to our request, PricewaterhouseCoopers LLP furnished us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter dated August 16, 2004, was attached as Exhibit 16.1 to our Form 8-K filed on August 17, 2004.

CONTROLS AND PROCEDURES
Disclosure Controls and Procedures:
     Our management, under the supervision and with the participation of the our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), have evaluated the effectiveness of our disclosure controls and procedures as defined in Securities and Exchange Commission (“SEC”) Rule 13a-15(e) as of the end of the period covered by this report. Management has concluded that our disclosure controls and procedures are effective to ensure that information that we are required to disclose in reports that we file or submit under the Securities Exchange Act is communicated to management, including the CEO and CFO, as appropriate, to allow timely decisions regarding required disclosure and is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms.
Changes in Internal Control
     There have been no changes to our internal control over financial reporting that occurred during the fourth quarter of 2004, or subsequently, that have materially affected, or are reasonably likely to materially affect our internal control over financial reporting.
Management’s Annual Report On Internal Control Over Financial Reporting:
     Our management is responsible for establishing and maintaining adequate internal control over financial reporting for us. Our internal control over financial reporting is a process designed by, or under the supervision of, our CEO and CFO, and affected by our Board of Directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that:
          (1) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect our transactions and dispositions of our assets;
          (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and board of directors; and
          (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the consolidated financial statements.
     Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting also can be circumvented by collusion or improper management override. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. However, these inherent limitations are known features of the financial reporting process. Therefore, it is possible to design into the process safeguards to reduce, though not eliminate, this risk.
     Management uses the framework in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, or COSO, to evaluate the effectiveness of our internal control over financial reporting. Management assessed our internal control over financial reporting using the COSO framework as of the end of our fiscal year. Based on our evaluation under the framework in Internal Control — Integrated Framework, we believe our internal control over financial reporting as of December 31, 2004 was effective. Management’s assessment of the effectiveness of internal control over financial reporting as of

December 31, 2004 has been audited by Deloitte & Touche LLP, an independent public registered accounting firm, which also audited our 2004 consolidated financial statements. Deloitte & Touche LLP’s attestation report on management’s assessment of internal control over financial reporting is set forth herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
ProxyMed, Inc.
Atlanta, Georgia
We have audited management’s assessment, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting, that ProxyMed, Inc. and its subsidiaries (the “Company”) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2004 of the Company, and our report dated March 16, 2005 expressed an unqualified opinion on those consolidated financial statements and financial statement schedule and included an explanatory paragraph concerning matters that raise substantial doubt about the Company’s ability to continue as a going concern.
/s/ Deloitte & Touche LLP
Atlanta, GA
March 16, 2005

BUSINESS
     We were incorporated in Florida in 1989. In December 2005, we announced that we would be doing business under a new operating name, MedAvant Healthcare Solutions (“MedAvant”). Our newly launched corporate identity unites all business units and employees under one brand identity, MedAvant, and is one of several outcomes resulting from a strategic analysis we completed in the third quarter of 2005 following the acquisition of seven companies between 1997 and 2004.
     MedAvant is a healthcare transaction processing company, providing comprehensive suites of products and services for providers, payers, pharmacies, medical laboratories, and other healthcare suppliers. Our solutions take a holistic approach to our customers’ needs. We seek to resolve their business challenges by looking at their entire business process, not just parts of it, leveraging each area to help them realize a positive result to their bottom line. Our business strategy is to use our market leadership position in healthcare transactions service; cost containment; payer, provider and clinical connectivity; and business process outsourcing to develop and promote holistic products and services that actually escalate our customers’ success. We seek to not just meet their needs, but to help them realize a higher level of success by encompassing their business as a whole. Indeed we are the only healthcare technology company that offers both a nationwide claims clearinghouse and a nationwide PPO network.
     We are uniquely positioned in our marketplace to make a contribution that our competitors do not. Our differentiators include our proprietary technology, including PhoenixSM and PilotSM, and out ability to offer a nationwide claims clearinghouse and a nationwide PPO network. In addition, we maintain an open, neutral position with vendors, which allows us to attract partners who prefer a non-competitive environment. This also allows us to offer more flexible options for our customers. Another differentiator is our deep footprint in the clinical arena. With the nation’s largest clinical laboratories as long-time customers, we have worked in partnership with them to develop customized lab communication tools and services. Also, our prescription business operates the nation’s largest and longest-established electronic and fax gateway infrastructure with extensive connectivity to all major pharmacies in the nation.
     We provide two reportable segments that are separately managed: Transaction Services and Laboratory Communication Solutions. Transaction Services includes transaction, cost containment, business process outsourcing and other value-added services principally between physicians and insurance companies, and physicians and pharmacies. Laboratory Communication Solutions includes the sale, lease and service of communication devices principally to laboratories and through June 30, 2004, the contract manufacturing of printed circuit boards. Commencing in March 2004, the operations of PlanVista are included in our Transaction Services segment.
     A more complete description of the products and services of each of our segments begins on page 42 below. For information regarding the results of operations of each of our segments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations beginning on page 17.”
     Our electronic transaction processing services support a broad range of financial, clinical, and administrative transactions. To facilitate these services, we are completing the conversion of all of our non-clinical electronic healthcare transaction clients to PhoenixSM, our secure, real-time proprietary national electronic information network, which provides physicians and other healthcare providers with direct connectivity to one of the industry’s largest lists of payers.
     Our cost containment and business process outsourcing solutions, included in the Transaction Services segment, is directed toward the medical insurance and managed care industries. Specifically, we provide integrated national PPO network access, electronic claims repricing, and network and data management to healthcare payers, including self insured employers, medical insurance carriers, PPOs and Third Party Administrators.
     Our corporate headquarters is located in Norcross, Georgia, and our products and services are provided from various operational facilities located throughout the United States. We also operate our clinical computer network and portions of our financial and real-time production computer networks from a secure, third-party co-location site located in Atlanta, Georgia.

Our Changing Market
     Payers using electronic healthcare transactions fit into two traditional categories: participating and non-participating. Participating payers, including commercial (private) payers as well as a number of Blue Cross and Blue Shield plans traditionally pay companies like us a fee for delivering electronic transactions to them. This allows us to offer the transactions free to submitting providers. We believe that this allows payers to save anywhere from 50 cents to more than $2 over the cost of handling a paper transaction, and up to $5 over the cost of a phone call. This market approach is a win-win for providers and payers to date, as payer subsidies encourage providers to submit transactions electronically. Providers submitting electronically can benefit from fewer processing delays for payment.
     In contrast, non-participating payers, traditionally government payers such as Medicare and Medicaid and some Blue Cross and Blue Shield plans, do not pay transaction fees. In most cases, providers pay the cost of transmitting their non-participating claims or other transactions to these payers when processed through a clearinghouse.
     Our provider solutions are focused on self-service tools, and improved service levels. We have invested millions of dollars in our processing platform called PhoenixSM, which will support modern self-service and drill down tool capability. Our suite of new Web-based self-service tools provides revenue management and claims tracking. These new tools allow providers to access details of individual claims to confirm receipt by the payer and any error information for rejected claims.
     Over the course of 2005, we made substantial progress on the integration of all products and services into one suite of services residing on one platform, PhoenixSM. This integration enhanced our ability to support multiple technologies that our providers and payers use. This suite of products covers platforms as old as DOS but also includes solutions for those that have the latest in Internet platforms.
Industry Growth
     According to the Centers for Medicare and Medicaid Services, referred to as CMS, health spending growth actually slowed in 2003, the first deceleration in seven years. United States healthcare expenditures grew 7.7% in 2003 to $1.7 trillion, which is down from 9.3% growth in 2002. CMS projects that national health expenditures will reach $3.4 trillion by 2013.
•	Per capita, health spending increased in 2003 by $353 to $5,670

•	Health spending accounted for 15.3% of GDP in 2003

•	Health spending outpaced growth in the overall economy by 3 percentage points
     According to Modern Healthcare’s “By the Numbers” (December 20, 2004), 22% of the nation’s healthcare dollars went to physician and clinical services, with 7% going to administrative costs. As one of the most transaction-oriented industries in the country, analysts report that healthcare generates over 35 billion financial and clinical transactions each year, including new prescription orders, refill authorizations, laboratory orders and results, medical insurance claims, insurance eligibility inquiries, encounter notifications, and referral requests and authorizations. Current healthcare information technology spending has been projected at $41.6 billion for 2004, and is predicted to continue growing steadily at 7% annually through 2006. Even with healthcare information technology spending at these levels, we believe that the healthcare industry’s use of technology lags behind many other transaction-intensive industries, with the vast majority of these healthcare transactions being performed manually and on paper.
     For physician offices, payers, laboratories and pharmacies to meet the financial, clinical and administrative demands of an evolving managed care system, we believe that they will need to process many of these types of transactions electronically. The Health Insurance Portability and Accountability Act of 1996, referred to as HIPAA (see Healthcare and Privacy Related Legislation and regulation below) establishes electronic standards for eight major transaction types, including claims, eligibility inquiries and claims status inquiries. Our secure, proprietary systems provide an electronic link between healthcare payers and healthcare providers such as laboratories, hospitals, and physician office practices for these transactions.
Key Competitive Strengths
     We believe we have competitive advantages in four critical areas:
(1)	Our solutions are encompassing. We seek to resolve our customers’ business challenges by looking at their entire business process, leveraging each area to help them realize a positive result to their bottom line. We are the only healthcare technology company that offers both a nationwide claims clearinghouse and a nationwide PPO network. We use our market leadership position in cost containment services, payer, provider and clinical connectivity, and business process outsourcing, to develop and promote comprehensive products and services that actually escalate our customers’ success.

(2)	Our technology is superior. PhoenixSM, our transaction processing platform, is a highly scalable secure national information platform, which supports real-time and batch transaction processing between our healthcare clients. Built internally three years ago from the ground-up, Phoenix’s robust throughput and scalability make it unique, but the value truly lies in the time and cost it saves our clients. Phoenix is HIPAA-compliant and supports a broad range of financial and clinical transactions. In addition, Pilot is a “smart routing” delivery device that was built internally last year on a Linux operating system. Pilot is a physical device that allows our lab clients to send lab reports to providers in virtually any format, from PDF to PCL, TIFF, JPG, and Zip, opening the door to product differentiating factors such as graphical and color reporting.

(3)	Our connectivity is extensive. Our broad existing connectivity to payers and providers positions us as the second largest independent medical claims clearinghouse in the industry. We have almost 150,000 providers using our claims processing solutions, and an additional 450,000 contracted directly and indirectly for our PPO Network, NPPNSM. To reach these direct and partnered providers, we have licensing and connectivity agreements with many national and regional companies, such as practice management system vendors, billing services, and electronic healthcare companies, and with physician offices directly. These relationships offer us an opportunity to cross-sell our products and services to our existing provider customer base. Our electronic healthcare transaction services support a broad range of financial transactions (such as claims, patient statements, claims status reports, eligibility verification, explanations of benefits and electronic remittance advices); clinical transactions (such as laboratory results, new prescription orders and prescription refills); and administrative transactions (such as referrals and pre-certifications). These connections allow information to reliably move back and forth from the provider office to the appropriate healthcare institution (payer, laboratory and pharmacy) facilitating diagnosis, treatment and payment. We are also the largest provider of intelligent laboratory results reporting devices and the nation’s largest provider of retail pharmacy clinical connectivity.

(4)	Our PPO network is national in scope. We believe that our PPO network, which is comprised of both directly contracted providers and those accessed through our regional network partners, is the second largest in the nation in terms of number of providers (physicians, hospitals and ancillary providers) contracted. In terms of managed care lives accessing our network, we are currently ranked sixth in the nation.
Barriers to Entry
     We have expended considerable time, effort and expense developing the infrastructure, relationships, and interoperability of our back-end connectivity for both financial and clinical transactions. We believe that the cost and time demands of development and maintenance of the connections from both a technical and relationship perspective represent a barrier to entry for would-be competitors.

Current Products and Services
     In our Transaction Services segment, we offer products and services for payers (both government and commercial insurance companies), providers (physicians and hospitals) and clinical institutions (pharmacies, clinical laboratories, others). We also provide medical cost containment and business process outsourcing solutions for the medical insurance and managed care industries. These new products are the foundation for our suite of solutions to our payer customers. These customers include healthcare payers such as self-insured employers, medical insurance carriers, third party administrators, Health Maintenance Organizations, referred to as HMOs, and other entities that pay claims on behalf of health plans. Our payer-focused solutions also include network and data management business process outsourcing services for providers, including individual providers, PPOs , and other provider groups.
     Our provider-focused suite of solutions include electronic healthcare transaction services designed to interconnect with diverse technologies and connection capabilities. This suite of products covers platforms as old as DOS but also includes solutions for those that have the latest in Internet platforms. Our solutions are available through our suite of Windows-based products (1), through our Internet portal, Envision™, and through various direct network connection programs. Each of these entry points connects providers to our network and then routes transactions to their contracted payer, laboratory and pharmacy partners.
     Our provider solutions include claims submission and reporting, insurance eligibility verification, claims status inquiries, referral management, laboratory test results reporting and prescription refills, all available today through Medavanthealth.net. We continue to expand our offerings through our portal to include new financial and clinical transactions such as claims response management, electronic remittance advices, encounters and new prescriptions. All of our existing Web-based applications can be private-labeled and are being marketed through our channel partners to increase distribution opportunities.
     (1) Windows is a registered trademark of Microsoft Corporation.
Transaction Services
Payer Services
     Through our acquisition of PlanVista, we provide medical cost containment and business process outsourcing solutions for the medical insurance and managed care industries. These new products are part of the foundation for our suite of solutions to our payer customers. These customers include healthcare payers such as self-insured employers, medical insurance carriers, third party administrators, HMOs, and other entities that pay claims on behalf of health plans. We also provide network and data management business process outsourcing services for healthcare providers, including individual providers, PPOs, and other provider groups.
     ClaimPassXL® is our Internet claims repricing system and allows us to shift claims repricing submissions from paper or fax to the Internet, which reduces claims processing costs significantly. Faster turnaround of claims repricing will become more important to payers as state insurance regulators increase their scrutiny of claims payment turnaround times.
     National Preferred Provider Network — The National Preferred Provider Network, referred to as NPPN, is a nationwide physician network comprised of PPOs, independent physician associations, and individually contracted providers that agree to offer discounts on medical services. These providers and provider groups participate in NPPN to increase patient flow and benefit from NPPN’s prompt, efficient claims repricing services. Healthcare payers access NPPN to benefit from the discounts offered by participating providers. The size of NPPN and the level of NPPN discounts provide our payer customers with significant reductions in medical claims costs.
     NPPN access agreements generally require our customers to pay us a percentage of the cost savings generated by NPPN discounts. In the medical cost containment industry, this payment arrangement is called a “percentage of savings” revenue model. A typical percentage of savings customer maintains arrangements with more than one PPO network. Most of these payer customers utilize NPPN as an additional network to contain costs when a covered person obtains medical services from a provider outside of the payer’s primary PPO network. When we receive a provider bill for medical services that are covered by NPPN discount arrangements, we electronically reprice it to conform to the negotiated discounted rate, which is typically lower than the invoiced amount. We derive the balance of our NPPN operating revenue from payer customers that pay a flat fee per month based on the number of enrolled members. These customers generally access the NPPN as their primary PPO network. More than 80% of our participating providers have been part of NPPN for more than three years, with some relationships spanning more than nine years since the beginning of NPPN’s inception in 1994.
     Electronic Claims Repricing — In connection with our NPPN access business, we provide electronic claims repricing services that benefit both our payer clients and our participating providers. A participating provider submits a claim at the full, undiscounted provider rate. The provider sends the claim directly to us or to the payer which then forwards the bill to us. Because there is a wide variety of provider systems for submitting claims, we accept claims by traditional methods such as mail and fax, as well as through the Internet and by our electronic transaction services. We convert paper and faxed claims to an electronic format, and then electronically reprice the claims by calculating the reduced price based on our NPPN’s negotiated discount. We return the repriced claims file to the payer electronically, in most cases within three business days.
     Network and Data Management — We use our information system capabilities to provide network and data management services for the payers that access NPPN. For some network access payers, we act as the payer’s mailroom for receipt of all provider claims, converting paper and fax claims to an electronic format, identifying the correct network fee schedule applicable to each claim, and electronically repricing the claim accordingly. We prepare detailed reports regarding repricing turnaround times and the savings that each payer realizes, itemized by the total number of claims incurred, number of claims discounted, and the average discount. Payers can use this information to help design health plans that effectively control costs, enhance member benefits, and yield a more favorable loss ratio (ratio of paid medical claims compared to collected premiums). We integrate several components of certain licensed reporting software to provide both payer clients and participating PPOs with quick access to claims data, allowing them to produce a variety of analytical reports. We generally do not charge our NPPN access customers any additional fee for our standard network and data management services.
     Bill Review and Negotiation — We offer optional medical bill review and negotiation services to our payer clients. Many of our percentage of savings clients send us all claims that fall outside their primary PPO network arrangements. We offer payer customers the opportunity to realize cost savings on these out-of-network claims through our affiliations with bill review and negotiation companies. We can electronically transmit non-NPPN claims to experienced professionals at the contracted bill review and negotiation companies. These professionals use proprietary medical software to analyze each claim to detect any incorrect charges or billing irregularities. Once that phase of the analysis is completed, the detailed charges are compared to a proprietary database to determine the competitiveness of the charges in the provider’s geographic area. The bill negotiator then contacts the provider to discuss the findings, and in many cases is able to reduce the claim amount. The reviewer obtains signed agreements from each provider to prevent the provider from later contesting the reduction or billing the patient for the balance. The bill review and negotiation vendor then returns the electronic file to us, and we forward it to the payer along with the payer’s other repriced claims. Payers pay us a percentage of the savings that are generated by the bill review and negotiation service.
     Business Process Outsourcing — We traditionally provided claims repricing and network management services only with respect to claims that NPPN participating providers submitted to one of our network access payer customers. Through our network and data management outsourcing business, we have expanded our scope to offer payers and providers services that are independent of our network access business.
     Desktop — We offer several Windows and Unix based desktop products, including claims submission and tracking. Unix is a registered trademark of The Open Group.
     Online — For providers who prefer to use Internet based services, we developed and have been operating our provider transaction services Web portal, Medavanthealth.net, for over five years. Medavanthealth.net’s available Web-based financial and administrative transactions now include:
•	claims submission and reporting;

\

•	eligibility verification;

•	claims status inquiries;

•	ERA;

•	referral management; and

•	pre-certifications.
     Real-Time — Our real-time suite of solutions provides a quick and easy way to streamline the patient registration process, insuring more accurate payment information through pre-certification, and to check the status of claims. Our real-time suite includes:
•	eligibility verification and benefits inquiry;

•	referral authorization and pre-certifications;

•	claim status inquiry.
     B2B — In addition to working directly with providers, we offer software developers, large customers and partners an Application Programming Interface (“API”) to connect to our real-time transaction platform and directly submit XML or X12 based transactions. This service is sold as our business-to-business (“B2B”) offering. The platform which supported the B2B offering was based on a proprietary XML transaction format and is HIPAA compliant.
Prescription Services
     We offer both new prescription ordering and refill management through our PreScribe® family of products. There are currently over 4,000 physician clients using PreScribe. PreScribe and PhoenixSM support the largest and oldest electronic and fax gateway infrastructure with connectivity to over 37,000 pharmacies nationwide. We also offer a private-label version of our Web-based refill prescription application.
Laboratory Communication Solutions
     Our Laboratory Communication Solutions segment is an integral part of our connectivity to the healthcare industry. We engineer, and provide communication devices for clinical laboratories throughout the United States. We have over 100,000 devices in use in provider offices nationwide, providing unmatched service and reliability in the way they deliver patient lab reports. This direct connectivity into the physician office provides a critical link in the patient diagnosis and treatment cycle.
Product and Services Development
     Our goal is to drive all of our customers to our portal where they can access all of our products and services. For both of our segments, Transaction Services and Laboratory Communication Solutions, we are currently augmenting Medavanthealth.net, our new online portal. These additions include customer-based products and services, along with multi-functional self-service tools.
     We are uniquely positioned in the clinical laboratory industry with the onset of our new PilotSM and NavigatorSM solutions. Pilot was released in the first quarter of 2005 and provides enhanced reporting processes for results delivery to clinical laboratories. This product allows labs to customize report delivery, and to export results to their Electronic Medical Record and Practice Office Management Information System. They can review their results via Internet or dial-up. We have deployed over 4,500 of these devices since Pilot’s release. Pilot’s companion product, Navigator, provides the supportability function of fleet monitoring, usability data, and uptime management for remote printer devices. Navigator was released in the second quarter of 2005.

     The total amount capitalized for purchased technology, capitalized software and other intangible assets as of September 30, 2005 and December 31, 2004, was approximately $18.7 million and $52.3 million, respectively, net of amortization.
Marketing
     We have a direct sales force and customer support staff that serves payers, providers, clinical laboratories and pharmacies. In addition, since we do not compete for the physician desktop and allow for private branding of our value-added products and services, we are able to leverage the marketing and sales efforts of our partners by giving them even greater added value to drive our revenues and transactions.
     We utilize the following distribution channels for our products and services to maximize connectivity between physician offices, payers, laboratories, pharmacies and other healthcare providers:

Channel Focus
Direct
We have a direct sales force of account executives, inside telemarketers, account managers and customer care representatives who serve our providers, payers, laboratories and pharmacies. We license access to our proprietary network, Phoenix™, and provide intelligent laboratory results reporting devices for communications between providers and clinical laboratories.

Partners
We work with the vendors of POMIS and pharmacy office management systems so that they may enable their existing applications to process transactions through us between providers and payers, laboratories and pharmacies. We also license these customers to offer our products and services under their own private label. In addition, we connect with other electronic transaction processing networks so that the participants on both networks can communicate with each other in National Council of Pharmacy Drug Program standard, HIPAA approved formats, and the HL-7 standard format for laboratories.

Internet
We provide comprehensive suites of products for financial, clinical and administrative transaction processing services through our portal, MedAvanthealth.net, which may be easily accessed by any payer, provider or business partner with an Internet connection. We are currently in development to customize those products by customer, so that every solution a payer will want to use will be available on one easy-to-use site. There will also be a customized portal for providers and partners.

Competition
     Transaction Services — We face competition from many healthcare information systems companies and other technology companies. Many of our competitors are significantly larger and have greater financial resources than we do and have established reputations for success in implementing healthcare electronic transaction processing systems. Other companies, including EMDEON, NDCHealth Corporation, Per-Se Technologies, and other healthcare related entities have targeted this industry for growth, including the development of new technologies utilizing Internet-based systems. While our ability to compete has been enhanced by our unique national offerings and proprietary offerings, we cannot assure that we will be able to compete successfully with these companies or that these or other competitors will not commercialize products, services or technologies that render our products, services or technologies obsolete or less marketable.
     Preferred Provider Network — The PPO industry is highly fragmented. According to the American Association of Preferred Provider Organizations, as of March 2003 there were more than 1,000 PPOs in the United States. A few companies, such as First Health Group Corporation, Preferred Medical Claims/eHealth Solutions, Concentra, Inc., Coalition America, Inc., and Multiplan, Inc., offer provider networks and claim volumes of meaningful size. The remainder of the competitive landscape is diverse, with major insurance companies and managed care organizations such as Blue Cross and Blue Shield plans, Aetna, WellPoint Health Networks, Inc., UnitedHealth Group, Humana Health Care Plans, private healthcare systems, and CIGNA Healthcare also offering proprietary preferred provider networks and services. In addition, the number of independent PPOs has decreased as managed care organizations and large hospital chains have acquired PPOs to administer their managed care business and increase enrollment. We expect consolidation to continue as the participants in the industry seek to acquire additional volume and access to PPO contracts in key geographic markets. This consolidation may give customers greater bargaining power and lead to more intense price competition.
     Electronic Claims Repricing — The claims repricing service market is also fragmented. Our repricing competitors provide some or all of the services that we currently provide. Our competitors can be categorized as follows:
•	large managed care organizations and third party administrators with in-house claims processing and repricing systems, such as Blue Cross and Blue Shield plans, UnitedHealth Group, and Wellpoint Health Networks; and

•	healthcare information technology companies providing enterprise-wide systems to the payer market, such as MultiPlan, McKesson Corporation and Perot Systems Corporation.
     The market for claims repricing services is competitive, rapidly evolving, and subject to rapid technological change. We believe that competitive conditions in the healthcare information industry in general will lead to continued consolidation as larger, more diversified organizations are able to reduce costs and offer an integrated package of services to payers and providers.
     We compete on the basis of the strength of our electronic claims repricing technology, the size of our network and the level of our network discounts, our percentage of savings pricing model, and the diversity of services we offer through our business processing outsourcing products and other new initiatives. Many of our current and potential competitors have greater financial and marketing resources than we have. Furthermore, we believe that the increasing acceptance of managed care in the marketplace, the adoption of more sophisticated technology, legislative reform, and the consolidation of the industry will result in increased competition. There can be no assurance that we will continue to maintain our existing customer base, or that we will be successful with any new products that we have introduced or will introduce.
Healthcare and Privacy Related Legislation and Regulation
     We and our customers are subject to extensive and frequently changing federal and state healthcare laws and regulations. Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental change. Potential reform legislation may include:
•	mandated basic healthcare benefits;

•	controls on healthcare spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid reimbursement;

•	the creation of large insurance purchasing groups;

•	fundamental changes to the healthcare delivery system;

•	enforcement actions of Federal and State privacy laws;

•	Medicare or Medicaid prescription benefit plans;

•	State licensing requirements; or

•	patient protection initiatives.

HIPAA
     Several state and federal laws govern the collection, dissemination, use and confidentiality of patient healthcare information. The federal Health Insurance Portability and Accountability Act of 1996, referred to as HIPAA, was signed into law on August 21, 1996. HIPAA was designed to improve the efficiency and effectiveness of the healthcare system by standardizing the interchange of electronic data for certain administrative and financial transactions and to protect the confidentiality of patient information. Multiple regulations have been and will continue to be, promulgated from this revolutionary legislation.
Privacy Compliance
     HIPAA’s Privacy Rule imposes extensive requirements on healthcare providers, healthcare clearinghouses, and health plans. These “Covered Entities” must implement standards to protect and guard against the misuse of individually identifiable health information. Certain functions of the Company have been or may be deemed to constitute a clearinghouse as defined by the Privacy Rule. However, in many instances, the Company also functions as a “Business Associate” of its health plan and provider customers. Among other things, the Privacy Rule requires us to adopt written privacy procedures, adopt sufficient and reasonable safeguards, and provide employee training with respect to compliance. Although we have undertaken several measures to ensure compliance with the privacy regulation and believe that we are in compliance, the privacy regulations are broad in scope, and will require constant vigilance for ongoing compliance.
     We also may be subject to state privacy laws, which may be more stringent than HIPAA in some cases.
Transaction and Code Sets Compliance
     HIPAA also mandates the use of standard transactions for electronic claims and certain other healthcare transactions. The U.S. Department of Health and Human Services published regulations to govern eight of the most common electronic transactions involving health information. As a clearinghouse, we must comply with these regulations. However, covered entities, including us and our physician and payer customers, are permitted to continue to process non-compliant transactions after October 16, 2003 so long as that covered entity is compliant with the “contingency planning” guidelines provided by the CMS.
Security Compliance
     HIPAA’s Security Rule imposes standards for the security of electronic protected health information. The effective date for the Security Rule was April 20, 2005. We have implemented physical, technical and administrative safeguards for the protection of electronic protected health information. The Security Rule also introduced the concept of an addressable implementation standard, which requires ongoing vigilance to ensure that employed safeguards are sufficient given current technology capabilities and threats and reasonable industry expectations. Current internal and external security auditing procedures have addressed both the required and the addressable implementation specifications by conducting risk assessments and implementing appropriate safeguards to mitigate any apparent gaps.
Identifiers
     On January 24, 2004, rules on implementation of a national provider identification number were published. This rule mandates the use of a single identifier for all healthcare providers throughout the United States by 2007. Because our customers use a variety of identification numbers today, we anticipate some modification to our transaction handling formats and processes to handle a new single identifier. Alterations to our systems will require some development cost, and we could lose customers if we are not ready on time to handle the national provider identifier.
Gramm-Leach-Bliley

     Some of our customers may also be subject to the federal Gramm-Leach-Bliley Act, relating to certain disclosures of nonpublic personal health information and nonpublic personal financial information by insurers and health plans.
Internet Privacy and Regulation
     Another area in which regulatory developments may impact the way we do business is privacy and other federal, state and local regulations regarding the use of the Internet. We offer a number of Internet-related products. Internet user privacy and the extent to which consumer protection and privacy laws apply to the Internet is an area of uncertainty in which future regulatory, judicial and legislative developments may have a significant impact on the way we do business, including our ability to collect, store, use and transmit personal information. Internet activity has come under heightened scrutiny in recent years, including several investigations in the healthcare industry by various state and federal agencies, including the Federal Trade Commission.
Patient/Consumer Protection Initiatives
     State and federal legislators and regulators have proposed initiatives to protect consumers covered by managed care plans and other health coverage. These initiatives may result in the adoption of laws related to timely claims payment and review of claims determinations. These laws may impact the manner in which we perform services for our clients.
Provider Contracting and Claims Regulation
     Some state legislatures have enacted statutes that govern the terms of provider network discount arrangements and/or restrict unauthorized disclosure of such arrangements. Legislatures in other states are considering adoption of similar laws. Although we believe that we operate in a manner consistent with applicable provider contracting laws, there can be no assurance that we will be in compliance with laws or regulations to be promulgated in the future, or with new interpretations of existing laws.
     Many of our customers perform services that are governed by numerous other federal and state civil and criminal laws, and in recent years have been subject to heightened scrutiny of claims practices, including fraudulent billing and payment practices. Many states also have enacted regulations requiring prompt claims payment. To the extent that our customers’ reliance on any of the services we provide contributes to any alleged violation of these laws or regulations, then we could be subject to indemnification claims from its customers or be included as part of an investigation of its customers’ practices. Federal and state consumer laws and regulations may apply to us when we provide claims services and a violation of any of these laws could subject us to fines or penalties.
Licensing Regulation
     We are subject to certain state licensing requirements for the services we provide through NPPN. Some states require our PPO business to formally register and file an annual or one-time accounting of networks and providers with which we contract. Given the rapid evolution of healthcare regulation, it is possible that we will be subject to future licensing requirements in any of the states where we currently perform services, or that one or more states may deem our activities to be analogous to those engaged in by other participants in the healthcare industry that are now subject to licensing and other requirements, such as third party administrator or insurance regulations. Moreover, laws governing participants in the healthcare industry are not uniform among states. As a result, we may have to undertake the expense and difficulty of obtaining any required licenses, and there is a risk that we would not be able to meet the licensing requirements imposed by a particular state. It also means that we may have to tailor our products on a state-by-state basis in order for our customers to be in compliance with applicable state and local laws and regulations.
Summary
     We anticipate that Congress and state legislatures will continue to review and assess alternative healthcare delivery systems and payment methods, as well as Internet and healthcare privacy legislation, and that public debate of these issues will likely continue in the future. Because of uncertainties as to these reform initiatives and their enactment and implementation, we cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on us.
     While we believe our operations are in material compliance with applicable laws as currently interpreted, the regulatory environment in which we operate may change significantly in the future, which could restrict our existing operations, expansion, financial condition or opportunities for success.
     Additional current HIPAA and privacy compliance information can be found on our website at www.medavanthealth.net.
Intellectual Property and Technology
     In large part, our success is dependent on our proprietary information and technology. We rely on a combination of contracts, copyright, trademark and trade secret laws and other measures to protect our proprietary information and technology. We have rights under a number of patent applications filed by us or our acquired entities, in addition to rights under various trademarks and trademark applications. We acquired a number of copyright registrations covering our various software and proprietary products. As part of our confidentiality procedures, we generally enter into nondisclosure agreements with our employees, distributors and customers, and limit access to and distribution of our software, databases, documentation and other proprietary information. We cannot assure that the steps taken by us will be adequate to deter misappropriation of our proprietary rights or that third parties will not independently develop substantially similar products, services and technology. Although we believe our products, services and technology do not infringe on any proprietary rights of others, as the number of software products available in the market increases and the functions of those products further overlap, we and other software and Internet developers may become increasingly subject to infringement claims. These claims, with or without merit, could result in costly litigation or might require us to enter into royalty or licensing agreements, which may not be available on terms acceptable to us.
Employees
     As of September 30, 2005, we employed 395 employees. We are not and never have been a party to a collective bargaining agreement. We consider our relationship with our employees to be good.
Legal Proceedings
     In December of 2001, Insurdata Marketing Services, Inc., referred to as IMS, filed a lawsuit against HealthPlan Services, Inc., referred to as HPS, a former subsidiary of PlanVista, for unspecified damages in excess of $75,000. The complaint alleges that HPS failed to pay commissions to IMS pursuant to an arbitration award rendered in 1996. On January 10, 2005, the court granted summary judgment to IMS on the issue of liability for the arbitration award. We filed an appeal on the issue of liability. On September 26, 2005 we entered into a settlement to pay a total of $775,000 in exchange for a release from the entire claim, with an initial payment of $225,000 and the rest due in equal installments over five subsequent months. We are paying these installments in accordance with the settlement agreement.
     In early 2000, four named plaintiffs filed a class action against Fidelity Group, Inc., referred to as Fidelity, HPS, Third Party Claims Management, and others, for unspecified damages, and the action is currently pending in the United States District Court for the District of South Carolina, Charleston division. The complaint stems from the failure of a Fidelity insurance plan, and alleges unfair and deceptive trade practices; negligent undertaking; fraud; negligent misrepresentation; breach of contract; civil conspiracy; and RICO violations against Fidelity and its contracted administrator, HPS. Two principals of the Fidelity plan have been convicted of insurance fraud and sentenced to prison in a separate proceeding. The class was certified and such certification was eventually upheld on appeal. Shortly after the case was remanded to the trial judge as a certified class for further discovery, we filed a motion to de-certify the matter based upon evidence not available to the trial judge when he first certified the class. While that motion was pending, the parties agreed to mediate the case before the trial judge. The mediation was successful and the parties agreed orally to settle the matter. We believe that our obligations under the settlement will be paid by our insurance carrier. Although we are currently working to finalize a formal settlement agreement, notice of class settlement, and preliminary order approving the settlement, there can be no assurance that the settlement will be approved or that objections will not be raised.
     In 2004, we filed a tax appeal in the State of New York contesting a Notice of Deficiency issued by the State of New York to PlanVista Solutions, Inc. The notice involved taxes claimed to be due for the tax years ending December 31, 1999 through December 31, 2001. The amount due, including interest and penalties through September 30, 2005 is $3.1 million. We recently withdrew the tax appeal and entered into an installment payment agreement with the State of New York. Payment on the tax liability was repaid in a lump sum of $500,000 before October 30, 2005 and the remainder in equal installments that began in November 2005 with the State of New York. We entered into an agreement with a third party tax service provider to be reimbursed for 70% of the liability ultimately agreed to with the State of New York, but not to exceed $2 million. We received the $2.0 million payment from the third party in September 2005.
     In December 2004, Honolulu Disposal Service, Inc. et al, referred to as HDSI, sued American Benefit Plan Administrators, Inc., referred to as ABPA, a former subsidiary of PlanVista Corporation, in the Circuit Court of the First Circuit of the State of Hawaii, alleging damages of $5,700,000 for failure to properly conduct payroll audits during the period of 1982 through 1996. The case was removed to the U.S. District Court for the District of Hawaii. Substantial discovery has taken place. ABPA has filed a motion for summary judgment seeking judgment in its favor on all claims in the case; that motion is scheduled to be heard by the federal court on March 6, 2006. If the case is not resolved via summary judgment, trial is scheduled for May 9, 2006. We are contesting the plaintiffs’ claims vigorously, but are unable to predict the outcome of the case or any potential liability. We tendered the defense and indemnity for the HDSI lawsuit to Hawaii Laborers Pension Trust Fund et al, referred to as HLPTF. HLPTF agreed to advance post-tender defense costs to ABPA, subject to a reservation of rights as to their contractual duties, but then filed a lawsuit for declaratory relief in June 2005, seeking a judicial determination on this issue of their duty to defend and/or indemnify ABPA in the HDSI action. Trial in that case is in the same federal court and is set for July 25, 2006. ABPA is vigorously defending the HLPTF suit and seeks from HLPTF indemnification for its defense costs and for any liability for damages, pursuant to the business contracts at issue in the HDSI litigation.
     We have been named as a defendant in an action filed in December 2005 in the Eastern District of Wisconsin by Metavante Corporation. Metavante claims that our use of the name “MedAvant” and our logo in connection with healthcare transaction processing infringes trademark rights allegedly held by Metavante. Metavante has sought unspecified compensatory damages and injunctive relief. We believe that this action is without merit, and we are vigorously defending our use of the name MedAvant and our logo. We do not believe the proceeding will have a material adverse effect on our business, financial condition, results of operations or cash flows.
     From time to time, we are party to other legal proceedings in the course of business. We, however, do not expect such other legal proceedings to have a material adverse effect on our financial condition, operating results and liquidity.

Properties
     Our significant offices are located as followed:

Business			Approximate
Segment	Location(1)	Description	Square Footage
Transaction Services	Norcross, Georgia	Corporate headquarters/operations office/data center	31,200

	Santa Ana, California	Operations office/data center	16,900

	Tampa, Florida	Operations office	8,200

	Middletown, New York	Operations office/data center	26,900

	Fort Lauderdale, Florida	Operations office	6,000

Laboratory Communication Solutions	Jeffersonville, Indiana	Operations office/warehouse	32,000

(1) All locations are leased from a third party.
We also maintain portions of our PhoenixSM network at a secure, third-party co-location center in Atlanta, Georgia. In addition, we also lease several mini-warehouses. Our leases and subleases generally contain renewal options and require us to pay base rent, plus property taxes, maintenance and insurance. We consider our present facilities adequate for our operations. In December 2005, we entered into a Sublease Agreement subletting out our entire Tampa office facility to a third-party beginning February 2006. We are currently searching for a significantly smaller location in Tampa to support our remaining operations there. Also, in December 2005, we signed a lease for the Fort Lauderdale location for approximately 6,000 square feet.
Available Information
     Our Internet address is www.medavanthealth.com. We make available free of charge on or through our Internet website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material was electronically filed with, or furnished to, the Securities and Exchange Commission.

MANAGEMENT
Executive Officers and Directors
The following table sets forth, as of December 31, 2005, information about our executive officers and directors:

Name	Age	Position
Eric D. Arnson	34	Executive Vice President, Product Management
Cynthia Bird	51	Executive Vice President, Information Technology
William L. Bennett (1)(3)	56	Director
Christopher K. Carter	49	Executive Vice President, Sales and Account Management
Edwin M. Cooperman (2)	62	Director
Douglas J. O’Dowd	40	Executive Vice President, Chief Financial Officer and Treasurer
Lonnie W. Hardin	50	Executive Vice President, Operations
Thomas E. Hodapp (1)(2)(3)	46	Director
Braden R. Kelly (2)	35	Director
John G. Lettko	48	Chief Executive Officer, President and Director
James H. McGuire	62	Director
Kevin M. McNamara	49	Chairman of the Board
Allison W. Myers	28	Executive Vice President, Human Resources
David E. Oles	45	Executive Vice President, General Counsel and Secretary
Emily J. Pietrzak	29	Executive Vice President, Marketing and Communications
Eugene R. Terry (1)(3)	67	Director

(1)	Member of the Audit Committee, the Chairman of which is Mr. Bennett.

(2)	Member of the Compensation Committee, the Chairman of which is Mr. Cooperman.

(3)	Member of Nominating Committee, the Chairman of which is Mr. Terry.
     Eric D. Arnson joined us in December 1998 in conjunction with our acquisition of Key Communications Service, Inc. Mr. Arnson served as our Vice President and General Manager of Lab Services from January 2003 to August 2005. From August 2005 through present, he has served as our Executive Vice President, Product Management. From 1998 to 2003, Mr. Arnson held a number of positions within MedAvant including Product Manager, Vice President of Corporate Marketing and Vice President of Operations for Laboratory Services. Mr. Arnson holds a BS degree in marketing from the Indiana University School of Business.
      William L. Bennett was appointed as one of our directors in March 2004 in connection with our acquisition of PlanVista. Mr. Bennett passed away on January 23, 2006. From January 1998 to March 2004, Mr. Bennett was the Vice Chairman of the Board of PlanVista. Mr. Bennett served as the Chairman of the Board of PlanVista from December 1994 to December 1997 and had been a director since August 1994. From February 2000 to January 2006, Mr. Bennett was a partner and Director of Global Recruiting and Managing Director of Monitor Company Group, L.P., a strategy consulting firm and merchant bank. From May 1991 to May 2001, he was a director of Allegheny Energy, Inc., an electric utility holding company. Until March 1995, Mr. Bennett served as Chairman and Chief Executive officer of Noel Group, Inc., a publicly traded company that held controlling interests in small to medium-sized operating companies. Mr. Bennett was also a director of Sylvan, Inc., a publicly traded company that produces mushroom spawn and fresh mushrooms.
     Cynthia Bird joined us in July 2005 and currently serves as our Executive Vice President, Information Technology. From July 2002 to July 2005, Ms. Bird served as a consultant to Viewpointe, a bank consortium providing paper and electronic check processing, archival and image exchange services to the financial industry, and to IBM to interface with IBM Global Operations in support of all technology changes in the Viewpointe Archive Services environment. In 2000, Ms. Bird co-founded Bridge-IT, a telecommunications and business consulting firm in Chapel Hill, North Carolina, and served as its president until 2002. From 1986 to 1998, Ms. Bird served in her final capacity as Director of Business Development at Digital Equipment Corp., where she initiated outsourcing management services, managed operational engineering, directed international technical support and network management teams, and developed and implemented its global video teleconferencing networks and international integrated broadband network backbone. Prior to joining Digital Equipment Corp., Ms. Bird held technical design and management positions with AT&T, Hartford Insurance and ROLM. Ms. Bird received a BS degree in business administration and organizational development from the University of New Hampshire.
      Christopher K. Carter joined us in June 2005 and currently serves as Executive Vice President, Sales and Account Management. Prior to joining us, Mr. Carter spent 25 years directing operations, product and account management for technology and financial services companies across the globe. From March 2001 to June 2005, Mr. Carter served as Director of Image Sharing and Exchange at Viewpointe, a bank consortium providing paper and electronic check processing, archival and image exchange services to the financial industry. From November 1999 to March 2001, Mr. Carter served as Global Operations Director for Cognotec, a web-based FX trading system provider, where he established the operations division, as well as managed staff in Dublin, London, Tokyo, New York and Sydney. Mr. Carter also worked at ADP’s Electronic Financial Services Group, eventually EDS’ Consumer Network Services, from 1987 to 1999, serving in account and product management roles, e-commerce and global business development before becoming Division Vice President and General Manager. Prior to that, Mr. Carter helped establish the Georgia Credit Union Affiliates after working at US Central Credit Union. Mr. Carter received a BBA degree in accounting from the University of Wisconsin-Madison in 1979.
     Edwin M. Cooperman has served as a director of ProxyMed since July 2000. He is a principal of T.C. Solutions, a privately-held investment and financial services consulting firm. Previously, Mr. Cooperman was Chairman of the Travelers Bank Group and Executive Vice President, Travelers Group, where he was responsible for strategic marketing, the integration of Travelers brands and products, joint and cross marketing efforts and corporate identity strategies, as well as expanding the Travelers Bank Group’s credit card portfolios. After joining Travelers in 1991, Mr. Cooperman became Chairman and CEO of Primerica Financial Services Group, which comprises Primerica Financial Services, Benefit Life Insurance Company and Primerica Financial Services Canada. Previous to this, Mr. Cooperman served at American Express where he became Chairman and Co-Chief Executive of Travel Related Services, North America. Mr. Cooperman is also a director of Grannum Value Mutual Fund.
     Lonnie W. Hardin joined us in November 1997 in connection with our acquisition of US Health Data Interchange, Inc. Since November 2005, he has served as Executive Vice President, Operations, and from October 2000 until November 2005, he served as Senior Vice President of Payer Services. From November 1997 to October 2000, Mr. Hardin served as the Senior Vice President of Field Claims Operations. Prior to joining us, Mr. Hardin was employed by US Health Data Interchange, Inc. from 1991 through 1997, during which time he held the positions of Vice President — Sales/Marketing and General Manager. Mr. Hardin is currently on the Board of Directors for the Electronic Healthcare Network Accreditation Commission and the Association for Electronic Health Care Transaction.
     Thomas E. Hodapp has served as a director for us since July 2000. In 1999, Mr. Hodapp founded Access Capital Management, a private banking and management firm dedicated to providing financial and strategic advisory services to select, early stage private healthcare and information technology companies. From 1992 to 1998, Mr. Hodapp was a Managing Director for Robertson Stephens & Company, LLC, a leading international investment banking firm, overseeing the firm’s Healthcare Managed Care Research Group, with a focus on the managed care, practice management and healthcare information services industries. From 1988 to 1992, he was with Montgomery Medical Ventures, a venture firm focused on the biotechnology, medical device and healthcare service fields. MMV I and II actively managed long-term investments in over 40 early stage companies, many of which the firm was involved in co-founding. Prior to that, Mr. Hodapp researched the healthcare industry as an industry analyst with Goldman, Sachs & Company, S.G. Warburg Securities and Volpe & Covington. Additionally, Mr. Hodapp has been published in a number of major financial and healthcare industry journals and publications, was a two-time selection to the Wall Street Journal Research Analyst All-Star Team, and is a frequent speaker at national healthcare investment and strategy forums.
     Braden R. Kelly was appointed as a director in April 2002. Mr. Kelly is a Managing Director of General Atlantic, LLC, a leading global private equity firm providing capital for innovative companies where information technology or intellectual property is a key driver of growth where he has been employed in various capacities since 1995. Prior to joining General Atlantic, Mr. Kelly was a member of the Mergers, Acquisitions, and Restructurings

Department at Morgan Stanley & Co. He also serves as a director of Eclipsys Corporation, HEALTHvision, Inc. and Schaller Anderson, Incorporated Mr. Kelly received his BA in Finance and Business Economics from the University of Notre Dame.
     John G. Lettko was appointed as our Chief Executive Officer in May 2005 and as our President in October 2005. Prior to joining us, he served as Chief Executive Officer from February 2001 to February 2005 and as Chairman of the Board from January 2002 through February 2005 for Viewpointe Archive Services, a bank consortium providing paper and electronic check processing, archival and image exchange services to the financial industry. From October 1999 to February 2001, Mr. Lettko served as president of Xpede, Inc., a software provider to bank lenders, where he led the sales, marketing, business development and investor relations functions. Prior to that, Mr. Lettko spent 10 years at Electronic Data Systems, a Global IT outsourcing company, where he managed global accounts in Asia, Europe and the Americas. Mr. Lettko also held key positions at the Progressive Companies and Fleet National Bank, where he played central roles in the formation of several regional ATM networks. Mr. Lettko holds an MBA in Finance and Management Information Systems from State University of New York at Albany and a BS from Union College.
     James H. McGuire was appointed as a director in September 2005. Since 1992, Mr. McGuire has been the President of NJK Holding Corporation, a privately-held investment company that has invested in a broad spectrum of industries including financial services, health care, litigation services, certification/training, and publishing. His background includes both commercial banking and the computer and software industry. He spent 12 years with Control Data Corporation where he was a Vice President in the Peripherals Company. Mr. McGuire is a director of Digital Insight Corporation, a leading online banking provider for financial institutions, and served as Chairman of the Board from its inception in 1997 until June 1999. Mr. McGuire also has been a director since 1995 of Laureate Education Inc., a higher education company. Laureate was formerly Sylvan Learning Systems, Inc. Mr. McGuire received his BA in finance from the University of Notre Dame.
     Kevin M. McNamara was appointed as a director in September 2002 and has served as Chairman of the Board since December 2004. He also served as Interim Chief Executive Officer from January 2005 to May 2005. Mr. McNamara is currently a board member of HCCA International, Inc., a healthcare management and recruitment company since April 2005. In April 2005, he became the Chief Financial Officer of Healthspring, Inc. f/k/a Newquest. Healthspring is an HMO that focuses mainly on providing health coverage to medical beneficiaries. From November 1999 until February 2001, Mr. McNamara served as Chief Executive Officer and a director of Private Business, Inc., a provider of electronic commerce solutions that helps community banks provide accounts receivable financing to their small business customers. From 1996 to 1999, Mr. McNamara served as Senior Vice President and Chief Financial Officer of Envoy. Before joining Envoy, he served as president of NaBanco Merchant Services Corporation, then one of the world’s largest merchant credit card processors. Mr. McNamara currently serves on the Board of Directors of Luminex Corporation, a medical device company, and Comsys IT Partners, an information technology staffing company, as well as several private companies. He is a Certified Public Accountant and holds a BS in Accounting from Virginia Commonwealth University and a Masters in Business Administration from the University of Richmond.
     Allison W. Myers joined us in June 2005 as part of a strategic task force focused on improving the company and currently serves as our Executive Vice President of Human Resources. Prior to joining us, Ms. Myers served from 2001 to 2005 for Viewpointe, a bank consortium providing electronic check processing services to the financial industry. During her tenure at Viewpointe, Ms. Myers specialized in facilities management, vendor relationships and organizational management. Ms. Myers received a BS in communications from Texas A&M University in College Station, Texas.
     Douglas J. O’Dowd joined us in March 2004 upon our acquisition of PlanVista Corporation. Mr. O’Dowd was named our Interim Chief Financial Officer in August 2005 and as our Chief Financial Officer in October 2005. While at PlanVista, Mr. O’Dowd held the position of Vice President and Controller from April 2002 until August 2005. From December 1999 to April 2002, Mr. O’Dowd served as Chief Financial Officer of NexTrade Holdings, Inc., a privately held corporation that is one of six electronic communications networks approved by the United States Securities and Exchange Commission. Prior to NexTrade, Mr. O’Dowd served as corporate controller from December 1996 to December 1999 of JLM Industries, Inc., a publicly traded petrochemical manufacturer and distributor worldwide, where he led the company’s initial public offering. Mr. O’Dowd began his career with

Deloitte and Touche, where he was a senior accountant and Certified Public Accountant. Mr. O’Dowd received his MS and BS degrees in accounting from the University of Florida.
     David E. Oles has served as our General Counsel and Secretary since April 2004 and was named Executive Vice President in December 2005. In January of 2006, we entered into an agreement with Mr. Oles under which he will resign his position as of January 31, 2006. Prior to joining us, Mr. Oles served as Vice President and Associate General Counsel of NDCHealth Corporation from 2000 to 2004. From 1998 through 2000, Mr. Oles engaged in the private practice of law as an associate in the Healthcare group of the law firm of Alston & Bird LLP in Atlanta, Georgia, and in the healthcare corporate group of Reed Smith Shaw and McClay, LLP from 1996 through 1998. Mr. Oles received his J.D. from Harvard Law School, and his MBA and BBA from the University of Memphis.
     Emily J. Pietrzak joined us in June 2005 and currently serves as our Executive Vice President, Marketing and Communications. Prior to that time, she served as the Director of Communications from 2002 to 2005 for Viewpointe, a bank consortium providing electronic check processing and archival services to the financial industry. Before joining Viewpointe in 2002, Ms. Pietrzak served from 2001 to 2002 as the online editor for advertising agency Gear-Six, designing and launching online campaigns for the firm’s largest customer. In 2001, she also served as the senior marketing consultant for The Fourth Wall, Inc., a consulting firm specializing in marketing strategy and communications. Prior to that, Ms. Pietrzak led strategic planning and marketing activities as the marketing manager for Xpede, an online mortgage application company. Ms. Pietrzak began her career at Deloitte and Touche, and she received a BS in business administration/finance from St. Mary’s College in California.
     Eugene R. Terry was appointed as a director in August 1995. Mr. Terry is a pharmacist and is a principal of T.C. Solutions, a privately-held investment and financial services consulting firm. Since 2004, Mr. Terry has served as a consultant for MSO Medical, a bariatric surgery management company. Until 2001, Mr. Terry was a director on the board of In-Home Health, a home healthcare company acquired by Manor Care, Inc. In 1971, Mr. Terry founded Home Nutritional Support, Inc., referred to as HNSI, one of the first companies established in the home infusion industry. In 1984, HNSI was sold to Healthdyne, Inc., and later to the W.R. Grace Group. From 1975 to 1984, Mr. Terry was also founder and Chief Executive Officer of Paramedical Specialties, Inc., a respiratory and durable medical equipment company, which was also sold to Healthdyne, Inc. Mr. Terry is a consultant and Board member in MSO and also a director of HCM, a prescription auditing firm.
Board of Directors
     Our directors are elected annually at our Annual Meeting of Shareholders. Our Board of Directors currently has the following standing committees: the Audit Committee, Compensation Committee, and the Corporate Governance and Nominating Committee.
     During 2005, our Audit Committee consisted of three non-employee, independent directors: William L. Bennett (Chairman), Thomas A. Hodapp and Eugene R. Terry. Mr. Bennett passed away on January 23, 2006. The Audit Committee is responsible for meeting with representatives of our independent certified registered public accountants and with representatives of senior management to review the general scope of our annual audit, matters relating to internal audit control systems and the fee charged by the independent certified registered public accountants.
     Our Compensation Committee consists of three non-employee, independent directors: Edwin M. Cooperman (Chairman), Thomas E. Hodapp and Braden R. Kelly. The Compensation Committee is responsible for making recommendations to the Board on the annual compensation for all officers, and employees, including salaries, stock options and other consideration, if any. The Compensation Committee is also responsible for granting stock options to be made under our existing plans.
     During 2005, the Corporate Governance and Nominating Committee consisted of three non-employee, independent directors: Eugene R. Terry (Chairman), William L. Bennett and Thomas E. Hodapp. Mr. Bennett passed away on January 23, 2006. The Corporate Governance and Nominating Committee is responsible for providing assistance to our Board of Directors to determine the size, functions and needs of the Board of Directors, and the selection of candidates for election to the Board of Directors, including identifying, as necessary, new candidates who are qualified to serve as our directors and recommending to the Board of Directors, the candidates for election to the Board of Directors. In addition, the Corporate Governance and Nominating Committee has responsibility for overseeing the selection, retention and conduct of our executive officers. Finally, the Corporate Governance and Nominating Committee has overall responsibility for ensuring our appropriate corporate governance. The Corporate Governance and Nominating Committee will also consider director candidates recommended by shareholders.
Compensation Committee Interlocks and Insider Participation
•	None of the members of the Compensation Committee was an officer (or former officer) or employee of ours or any of our subsidiaries;

•	None of the members of the Compensation Committee had any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K;

•	None of the our executive officers served on the compensation committee (or another board committee with similar functions) of any entity where one of that entity’s executive officers served on our Compensation Committee;

•	None of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and

•	None of the our executive officers served on the compensation committee (or another board committee with similar functions) of another entity where one of that entity’s executive officers served as a director on our Board.
Director Compensation
     Effective February 17, 2005, each non-employee director shall receive cash compensation in the amount of $5,000 per quarter for attending each regularly scheduled general Board of Directors meeting. Additionally, all directors are reimbursed for reasonable expenses incurred in attending board meetings. Previously, non-employee directors were compensated with stock options for their services as directors as follows: each non-employee director was granted 15,000 stock options upon his or her initial appointment or election to the Board of Directors by the shareholders, with such grant vesting equally over the following three years. On each subsequent election by the shareholders, each non-employee director received an additional 5,000 share stock option grant which vested immediately. Additionally, each non-employee director receives an annual 2,500 share stock option grant for each subcommittee membership. Such subcommittee grants vest on a prorata basis (based on four projected subcommittee meetings per election year) as determined by the attendance of the director at each subcommittee meeting, but in any event, after three years. For the 2003-2004 election year, options to purchase a total of 30,000 and 15,000 options at an exercise price of $10.63 were granted to compensate the directors upon re-election to the board and participation in sub-committees, respectively, pursuant to the above guidelines. Of the sub-committee amount, 11,250 stock options vested as of December 31, 2003 and the remaining 3,750 stock options vested in 2004. For the 2004-2005 election year, options to purchase a total of 35,000 and 15,000 options at an exercise price of $20.00 were granted to compensate the directors upon re-election to the board and participation in sub-committees, respectively, pursuant to the above guidelines. Of the sub-committee amount, all of the 15,000 stock options were vested by December 31, 2004.
     In December 2004, stock options to purchase 75,000 shares of our Common Stock at an exercise price of $7.10 per share were granted to Kevin M. McNamara in connection with his consulting agreement with us. Such options expire in ten years and vest equally over the 12 months following December, 2004 at the rate of 6,250 per month. In January 2005, Mr. McNamara was granted stock options to purchase another 25,000 shares of our Common Stock at $9.87 per share in his capacity as Chairman of the Board. Such options expire in ten years and vest equally over the twelve months following January 2005 at the rate of 2,083 per month. In May 2005, we terminated our consulting agreement with Mr. McNamara which accelerated his vesting of options under the Agreement.

Executive compensation
     The following table sets forth the compensation paid during the past three fiscal years to our Chief Executive Officers and our other four most highly compensated executive officers during fiscal year 2005 with annual compensation over $100,000 for such years (the “Named Executive Officers”):
Summary Compensation Table

						Long-Term Compensation
		Annual Compensation				Awards		Payouts
					Other	Restricted	Securities		All
Name and					Annual	Stock	Underlying	LTIP	Other
Principal		Salary	Bonus		Compensation	Award(s)	Options/	Payouts	Compen-
Position	Year	($)	($)		($)	($)	SARs (#)	($)	sation ($)
Kevin M. McNamara	2005	—	—		290,000	—	25,000	—	—
Chairman and Interim	2004	—	—		30,000 (1)	—	82,500 (1)	—	—
Chief Executive	2003	—	—		—	—	17,500	—	—
Officer (1)

Michael K. Hoover	2005	40,757	—		—	—	—	—	—
Chairman and Chief	2004	275,000	15,000	(3)	46,601 (4)	—	—	—	—
Executive Officer (1)	2003	222,115	—		—	—	125,000	—	—

John G. Lettko Chief Executive Officer (11)	2005	244,615	—		—	—	600,000	—	—

Douglas J. O’Dowd Chief Financial Officer (12)	2005	120,560	10,000		—	—	1,685	—	—

David E. Oles	2005	175,071	—		—	—	19,000	—	—
General Counsel and Secretary	2004	165,000	—		—	—	19,000	—	—

Gregory J. Eisenhauer	2005	248,450	—		—	—	—	—	—
EVP and Chief	2004	225,000	25,000		—	—	18,000	—	—
Financial Officer (7)	2003	8,654	—		—	—	100,000	—	—

John Paul Guinan	2005	223,139	10,000		—	—	—	—	—
EVP and Chief	2004	185,000	10,000	(2)	—	—	—	—	—
Technology	2003	186,846	2,500	(2)	—	—	—	—	—
Officer(9)

Nancy J. Ham	2005	254,445	10,000		—	—	—	—	—
President and	2004	224,231	22,500	(2)(3)	—	—	—	—	—
Chief Operating	2003	198,846	4,688	(2)	50,765 (5)	—	50,000	—	—
Officer(10)

Lonnie W. Hardin	2005	196,923	10,000		—	—	34,528	—	—
EVP, Business	2004	185,000	10,000	(2)	—	—	—	—	—
Operations	2003	184,246	8,950	(2)	—	—	—	—	—

(1)	Mr. Hoover retired as Chairman of the Board in December 2004 and as Chief Executive Officer in January 2005. Mr. McNamara, was appointed to fill these positions at those times. Concurrent with his appointment as Chairman, Mr. McNamara entered into a consulting agreement with us. Pursuant to the consulting agreement, Mr. McNamara was entitled to receive cash compensation of $30,000 per month and was granted a ten-year option to purchase 75,000 shares of our common stock at $7.10 per share. Such options vested 100% at the appointment of Mr. Lettko as Chief Executive Officer in May 2005.

(2)	Earned in current fiscal year but paid in following fiscal year.

(3)	Includes a bonus of $12,500 earned and paid in 2004 for the PlanVista acquisition.

(4)	Consists of reimbursement of relocation expenses of $46,601, including a tax reimbursement of $16,054 in 2004.

(5)	Consists of reimbursement of relocation expenses of $50,765, including a tax reimbursement of $16,753 in 2003; and reimbursement of relocation expenses of $9,461, including tax reimbursement of $3,122 in 2002.

(6)	Consists of reimbursement of living expenses for Florida housing, including tax reimbursements of $7,020 in 2002.

(7)	Mr. Eisenhauer joined the Company on December 8, 2003. As part of his employment agreement dated December 8, 2003, Mr. Eisenhauer received an annual salary of $225,000, an annual bonus of up to 50% of his base salary and a guaranteed 2004 bonus of $25,000 which was paid in January 2004. Additionally, as part of his employment, Mr. Eisenhauer received a ten-year option to purchase up to 100,000 shares of common stock at $16.01 per share. Such options vest over a three year period. Mr. Eisenhauer received an additional grant of a ten-year option to purchase up to 18,000 shares of our common stock at $16.53. Mr. Eisenhauer left the Company in August 2005.

(8)	Includes stock options cancelled and reissued as follows: 13,333 options for Mr. Guinan and 1,434 options for Mr. Hardin.

(9)	Mr. Guinan left employment from the Company in September 2005

(10)	Ms. Ham left employment from the Company in June 2005.

(11)	Mr. Lettko became Chief Executive Officer in May 2005 and his contracted annual salary is $400,000.

(12)	Mr. O’Dowd was named Interim Chief Financial Officer on August 15, 2005 and appointed Chief Financial Officer on October 27, 2005.

The following table provides information on stock option grants during fiscal year 2005 to each of the Named Executive Officers:
Option/SAR Grants in Last Fiscal Year

					Potential Realizable Value
					at Assumed Annual Rates
					of Stock Price Appreciation
Individual Grants					for Option Term*
	# of Securities	% of Total
	Underlying	Options/SARs
	Options/	Granted To
	SARs	Employee In	Exercise or Base	Expiration
Name	Granted	Fiscal Year	Price	Date	5%	10%
Kevin M. McNamara	25,000	2.6%	$9.87	1/18/2015	$155,179	$393,255
John G. Lettko	600,000	63.6%	$6.45	5/10/2015	$2,433,822	$6,167,783
Douglas J. O’Dowd	1,685	—	$3.55	11/17/2015	$3,761	$9,533
Lonnie W. Hardin	34,527	3.6%	$3.55	11/17/2015	$77,084	$195,346
David E. Oles	19,000	1.9%	$3.55	11/17/2015	$42,419	$107,498
Michael K. Hoover	—	—	$—	—	$—	$—
Nancy J. Ham	103,751	2.16%	$15.90	10/09/2013	$—	$—
Gregory J. Eisenhauer	—	—	$—	—	$—	$—
John Paul Guinan	—	—	$—	—	$—	$—

* The assumed annual rates of stock price appreciation are required disclosures, and are not intended to forecast future stock appreciation.

     The following table sets forth certain information concerning unexercised options held by each of the Named Executive Officers:
Aggregated Option/SAR Exercises in Last Fiscal Year
and FY-End Options/SAR Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs at FY-End (#)		Options/SARs at FY-End ($)**
	# of Shares
	Acquired on	$ Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Kevin M. McNamara	—	—	136,250	5,625	$—	$—
John G. Lettko	—	—	75,833	524,167	$—	$—
Douglas J. O’Dowd	—	—	707	2,663	$—	$859
Nancy J. Ham	—	—	99,168	—	$—	$—
Lonnie W. Hardin	—	—	29,015	43,367	$—	$17,609
Michael K. Hoover	—	—	—	—	$—	$—
David E. Oles	—	—	1,334	17,666	$—	$—
Gregory J. Eisenhauer	—	—	—	—	$—	$—
John Paul Guinan	—	—	—	—	$—	$—

**	Year-end values for unexercised in-the-money options represent the positive spread between the exercise price of such options and the fiscal year-end market value of the common stock, which was $4.06 on December 31, 2005.
Long Term Incentive Plan Awards
     There were no awards made to Named Executive Officers in the last completed fiscal year under any long-term incentive plan for performance to occur over a period longer than one fiscal year. We do not have any defined benefit or actuarial plans for our employees.
Ten-Year Option/SAR Repricings
     There were no option repricings for Named Executive Officers during the year ended December 31, 2005.

Change of Control
     In February 2005, the Compensation Committee of our Board of Directors agreed to authorize bonuses for members of executive and senior management in the event of a change in control of our company. These bonuses total $1.5 million in the aggregate. Under the guidelines approved by the Compensation Committee, such bonuses are payable in cash and the recipient must be an active employee at the time of such event.
Equity Compensation Plans
     We have various stock option plans for employees, directors and outside consultants, under which both incentive stock options and non-qualified options may be issued. Under such plans, options to purchase up to 2,031,017 shares of common stock may be granted. Options may be granted at prices equal to the fair market value at the date of grant, except that incentive stock options granted to persons owning more than 10% of the outstanding voting power must be granted at 110% of the fair market value at the date of grant. At the Company’s Special Meeting of Shareholders held on March 1, 2004 to approve the Company’s acquisition of PlanVista, the shareholders approved an amendment to the 2002 Stock Option Plan to increase the total number of shares available for issuance from 600,000 to 1,350,000 shares that may be issued to employees, officers and directors. In addition, as of December 31, 2003, options for the purchase of 400,407 shares to newly-hired employees remain outstanding. Stock options issued by the Company generally vest within three or four years, and expire up to ten years from the date granted. See Note 14 to the Consolidated Financial Statements and related notes for more information on our equity compensation plans.
     The following table sets forth information regarding our compensation plans under which equity securities are authorized for issuance as of December 31, 2005:
Equity Compensation

	Number of securities		Number of securities
	to be issued	Weighted-average	remaining available
	upon exercise of	exercise price of	for future issuance
	outstanding options,	outstanding options,	under equity
Plan Category	warrants and rights	warrants and rights	compensation plans
Equity compensation plans approved by security holders	1,903,579	$ 9.44	86,318
Equity compensation plans not approved by security holders (1)	400,406	$21.52	—
TOTAL	2,303,985	$11.54	86,318

(1)	The Company maintains a stock option plan to grant stock options to newly-hired employees. Such plan was not required to be approved by the shareholders of the Company. Since January 2002, no additional grants of options have been made from this plan. Any grants to newly-hired employees since January 2002 have been made from plans approved by our shareholders.
Employment Agreements with the Named Executive Officers
     In December 2004, we entered into an independent contractor agreement with Mr. McNamara. The agreement was on a month-to-month basis for a minimum of six months and shall be automatically renewed unless either party gives thirty days written notice of non-renewal. Under this agreement, Mr. McNamara was paid a cash fee of $30,000 per month. Additionally, in conjunction with this agreement, Mr. McNamara received ten-year options to purchase 75,000 shares of our common stock at an exercise price of $7.10 per share. Such options vested at the rate of 6,250 per month but could be accelerated to fully vest upon a change in control of the Company or if the independent contractor agreement is terminated within the first six months for any reason other than breach of contract. In January 2005, in conjunction with Mr. McNamara’s appointment as Chairman of the Board, he is also paid a cash fee of $10,000 per month and received ten-year options to purchase an additional 25,000 shares of our common stock at an exercise price of $9.87 per share. These options vest at the rate of 2,083 per month and could be accelerated to vest in the case of a change in control of our Company. In May 2005, we terminated our consulting agreement with Mr. McNamara and this triggered the acceleration of the vesting of his stock options. As a result, we recorded a charge of $86,600 in May 2005.
     In July 2000, we entered into an employment agreement with Mr. Hoover. The agreement was for a three-year term and automatically extended from year to year thereafter unless terminated by us upon 90 days’ written notice or by him upon 30 days’ written notice prior to the end of the initial term or any extension. As of December 31, 2004, Mr. Hoover received an annual base salary of $275,000 (effective January 1, 2004, as approved by the Compensation Committee in October 2003) and was entitled to such bonuses as may be awarded from time to time and to participate in any stock option plans that we may now have. In addition, the agreement contains confidentiality and non-competition covenants. In December 2004, Mr. Hoover stepped-down as Chairman of the Board and in January 2005, he retired as chief executive officer. In accordance with the terms of termination of his employment agreement, Mr. Hoover received no severance or any other additional compensation upon his separation from the Company.
     In December 2003, the Company entered into an employment agreement with Mr. Eisenhauer. The agreement is for a three-year term and automatically extends from year to year thereafter unless terminated by us upon 90 days’ written notice or by him upon 30 days’ written notice prior to the end of the initial term or any extension. Under this agreement, Mr. Eisenhauer received an annual base salary of $225,000, was entitled to earn an annual bonus of up to 50% of his base salary as well as bonuses that may be awarded from time to time, and was paid a guaranteed 2004 bonus of $25,000 in January 2004. Additionally, as part of his employment agreement, Mr. Eisenhauer received a ten-year option to purchase up to 100,000 shares of Common Stock at $16.01 per share. Such options vested over a three-year period. Mr. Eisenhauer was eligible to participate in any stock option plans that we had or in the future developed. If terminated for cause, he would have been entitled to base salary earned, and he would retain all vested stock options. If he were terminated “without cause,” he was entitled to receive an amount equal to his base salary plus bonus, if any, for six months and the continuation of health insurance for three months following termination, plus any unvested options shall vest. In addition, the agreement contained confidentiality and non-competition covenants. In February 2005, Mr. Eisenhauer’s employment agreement was amended to provide for 90-days prior written notice if he is terminated “without cause.” Under guidelines approved by our Compensation Committee in February 2005 to authorize bonuses for members of executive and senior management in the event of a change in control of our Company, the amount of the bonus for Mr. Eisenhauer would be $100,000, payable in cash. In order to earn such bonus, he must be an active employee at the time of such change of control. In August of 2005, the Company entered into a separation agreement with Mr. Eisenhauer under which he will be paid $100,000 severance in bi-weekly increments based on his usual payroll amount. In addition, all of Mr. Eisenhauer’s Company stock options expired on August 20, 2005.
     In October 2000, we entered into an employment agreement with Ms. Ham. The agreement was for a three-year term and automatically extended from year to year thereafter unless terminated by us upon 90 days’ written notice or by her upon 30 days’ written notice prior to the end of the initial term or any extension. Ms. Ham received an annual base salary of $225,000 and was entitled to such bonuses as may be awarded from time to time and to participate in any stock option plans that we may now have or in the future develop. She could have been terminated for “cause” as defined in her agreement. If terminated for cause, she would have been entitled to base salary earned, and she could retain all vested stock options. If, upon 90 days’ prior written notice, she is terminated “without cause,” she could be entitled to receive an amount equal to her base salary plus bonus, if any, and continuation of health insurance for six months following termination, plus any unvested options shall vest. In addition, the agreement contained confidentiality and non-competition covenants. Under guidelines approved by our Compensation Committee in February 2005 to authorize bonuses for members of executive and senior management in the event of a change in control of our Company, the amount of the bonus for Ms. Ham was $500,000, payable in cash. In order to earn such bonus, she must be an active employee at the time of such change of control. In June of 2005, the Company entered into a separation agreement with Ms. Ham under which she will be paid a monthly severance of $18,750, and receive continued Company benefits, for twelve (12) months. In addition, Ms. Ham was granted 18 months in which to exercise any vested stock options.
     In December 1995, we entered into an employment agreement with Mr. Guinan, which is automatically extended from year to year unless terminated by either party upon 60 days’ written notice. Mr. Guinan received an annual base salary of $195,000 (effective January 1, 2005, as approved by our Compensation Committee in February 2005) and was entitled to such bonuses as may be awarded from time to time by the Board of Directors and to participate in any stock option plans that we may now have or in the future develop. Mr. Guinan could be terminated for “cause” as defined in the agreement. If he was terminated for cause, he would be entitled to base salary earned, and he would retain all vested stock options. If he was terminated “without cause,” then he would have been entitled to receive an amount equal to his base salary and bonus, if any, and continuation of health insurance for six months following termination, plus any unvested options shall vest. In addition, the agreement contained confidentiality and non-competition covenants. Under guidelines approved by our Compensation Committee in February 2005 to authorized bonuses for members of executive and senior management in the event of a change in control of our company, the amount of the bonus for Mr. Guinan would have been $100,000, payable in cash. In order to earn such bonus, he must be an active employee at the time of such change of control. In August of 2005, the Company entered into a Separation Agreement with Mr. Guinan under which he will be paid six months severance in bi-weekly increments based on his usual payroll amounts. In addition, Mr. Guinan received continued Company benefits for the same six month period.

     In March 2001, we entered into an employment agreement with Mr. Hardin. The agreement is for a three-year term and automatically extends from year to year thereafter unless terminated by us upon 90 days’ written notice or by him upon 30 days’ written notice prior to the end of the initial term or any extension. Mr. Hardin currently receives an annual base salary of $195,000 (effective January 1, 2005, as approved by our Compensation Committee in February 2005), and is entitled to such bonuses as may be awarded from time to time and to participate in any stock option plans that we may now have or in the future develop. He may be terminated for “cause” as defined in his agreement. If terminated for cause, he will be entitled to base salary earned, and he will retain all vested stock options. If he is terminated “without cause,” he will be entitled to receive an amount equal to his base salary plus bonus, if any, and continuation of health insurance for six months following termination, plus any unvested options shall vest. In addition, the agreement contains confidentiality and non-competition covenants. Under guidelines approved by our Compensation Committee in February 2005 to authorize bonuses for members of executive and senior management in the event of a change in control of our company, the amount of the bonus for Mr. Hardin will be $100,000, payable in cash. In order to earn such bonus, he must be an active employee at the time of such change of control. In addition, upon a change in control all unvested options held by Mr. Hardin will accelerate and become automatically vested.
     In May 2005, we entered into an employment agreement with Mr. Lettko. The agreement is for a four-year term and automatically extends from year to year thereafter unless either party issues notice of non-renewal 90 days prior to the end of the initial term or any extension. Mr. Lettko currently receives an annual base salary of $400,000 and may receive up an additional $400,000 as an annual bonus. At the time of his employment, Mr. Lettko received 400,000 stock options with an exercise price of $6.45 that vest pro rata over four (4) years. Mr. Lettko also received 200,000 performance based options that vest in four increments when the Company’s share price reaches each of $15, $20, $25, and $30. Mr. Lettko is entitled to any Company bonuses that may be awarded from time to time and to participate in any stock option plans that we may now have or in the future develop. He may be terminated for “cause” as defined in his agreement. If terminated for cause, he will be entitled to base salary earned, and he will retain all vested stock options. If he is terminated “without cause,” he will be entitled to receive an amount equal to his base annual salary plus bonus, if any, and continuation of health insurance for 12 months following termination. Upon “without cause” termination, all time vested options will continue to vest for 12 months, plus one half of all performance based options will vest immediately. In addition, the agreement contains confidentiality and non-competition covenants upon change in control all unvested options held by Mr. Lettko will accelerate and become automatically vested.
     In April 2004, we entered into an employment agreement with Mr. Oles. The agreement is for a three (3) year term and automatically extends from year to year thereafter unless either party issues notice of non-renewal 90 days prior to the end of the initial term or any extension. Mr. Oles currently receives an annual base salary of $175,000, and may receive up to 25% of base salary as an annual bonus. Mr. Oles may be terminated for “cause” as defined in his agreement. If terminated for cause, he will be entitled to base salary earned, and he will retain all vested stock options. If he is terminated “without cause,” he will be entitled to receive an amount equal to his base monthly salary for six (6) months plus bonus, if any, and continuation of health insurance for 6 months following termination. Upon termination “without cause” all unvested options will vest immediately. In addition, the agreement contains confidentiality and non-competition covenants. In January of 2006, we entered into an agreement with Mr. Oles under which he will resign his position as of January 31, 2006. Mr. Oles will receive four (4) months severance and continuation of health insurance and other benefits for 6 months following termination.

RELATED PARTY TRANSACTIONS
     In March 2001, Mr. Guinan entered into an uncollateralized promissory note for $45,400 for amounts previously borrowed from us. The promissory note called for minimum bi-weekly payments of $350 deducted directly from Mr. Guinan’s payroll until the note is paid in full on or before February 2006. The note is non-interest bearing but interest is imputed annually based on the Internal Revenue Service Applicable Federal Rate at the time the note was originated (4.98%). Under terms of the promissory note, if Mr. Guinan is terminated without cause, the note is due in full after nine months from the date of termination as long as the scheduled bi-weekly payments continue to be made. As of September 30, 2005, the unpaid principal balance of the note is approximately $1,000. In August of 2005, the Company entered into a separation agreement with Mr. Guinan under which he will be paid six months of severance in biweekly increments based on his usual payroll amount. In addition, Mr. Guinan received continued Company benefits for the same six month period.
     Michael S. Falk, a former non-employee director of ours, was the beneficial owner of the PlanVista Series C Preferred Stock owned by PVC Funding Partners, LLC. He is also a controlling owner of Commonwealth Associates Group Holdings, LLC, which is the managing member of PVC Funding Partners, LLC, which owned 96% of the outstanding PlanVista series C preferred stock and represented 57.9% of the combined voting power of the common stock and series C preferred stock of PlanVista. Commonwealth Associates Group Holdings, LLC acted as one of PlanVista’s investment advisors in connection with the merger and received upon consummation of the merger an investment advisory fee of approximately $1.7 million. Mr. Falk is the beneficial owner of approximately 287,720 shares that were issued in connection with the private equity offering we consummated in March 2004. Additionally, one former senior executive of ours had an immaterial ownership interest in PlanVista.
     William L. Bennett, a former director of PlanVista, became a director of ours following consummation of the merger with PlanVista. PlanVista was obligated to Mr. Bennett under a promissory note in the principal amount of $250,000 which had a maturity date of December 1, 2004. The note bore interest at a rate of prime plus 4.0% per annum, but payment of principal and interest was subordinated and deferred until all senior obligations were paid. The promissory note was paid in full in May 2005.
     In conjunction with our acquisition of PlanVista, we assumed and guaranteed a $20.4 million secured obligation to PVC Funding Partners, LLC an owner of approximately 20% of our outstanding Common Stock. This secured obligation was repaid in full on April 18, 2005.
     On December 7, 2005, the Company and certain of its wholly-owned subsidiaries, entered into a security and purchase agreement (the “Loan Agreement”) with Laurus Master Fund, Ltd. (“Laurus”) to provide up to $20 million in financing to the Company. The proceeds were used to repay the assets based facility noted above.
     Under the terms of the Loan Agreement, Laurus will extend financing to the Company in the form of a $5 million secured term loan (the “Term Loan”) and a $15 million secured revolving credit facility (the “Revolving Credit Facility”). The Term Loan has a stated term of five (5) years and will accrue interest at Prime plus 2%, subject to a minimum interest rate of 8%. The Term Loan is payable in equal monthly principal installments of approximately $89,300 until the maturity date on December 6, 2010. The Revolving Credit Facility has a stated term of three (3) years and will accrue interest at the 90 day LIBOR rate plus 5%, subject to a minimum interest rate of 7%, and a maturity date of December 6, 2008. Additionally, in connection with the Loan Agreement, the Company issued 500,000 shares of its Common Stock, par value $0.001 per share (the “Closing Shares”) to Laurus.
     The Company has granted Laurus a first priority security interest in substantially all of the Company’s present and future tangible and intangible assets (including all intellectual property) to secure the Company’s obligations under the Loan Agreement. The Loan Agreement contains various customary representations and warranties of the Company as well as customary affirmative and negative covenants, including, without limitation, limitations on liens of property, maintaining specific forms of accounting and record maintenance, and limiting the incurrence of additional debt. The Loan Agreement does not contain restrictive covenants regarding minimum earning requirements, historical earning levels, fixed charge coverage, or working capital requirements.

PRINCIPAL SHAREHOLDERS
The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of December 31, 2005 and as adjusted to reflect the sale of common stock offered hereby by:
•	each shareholder known by us to own beneficially more than five percent of our common stock;

•	each of the named executive officers listed in the Summary Compensation Table on page 57;

•	each of our directors; and

•	all of our directors and the executive officers as a group.
     We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of December 31, 2005 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is 1854 Shackleford Court, Suite 200, Norcross, Georgia 30093.

Name and Address (1)	# of Shares (2)	% of Class
William L. Bennett (3)	25,518	*

Edwin M. Cooperman (4)	51,499	*

Gregory J. Eisenhauer, CFA (5)	0.00	*

Michael S. Falk (6)	2,639,006	20.9%

John Paul Guinan (7)	0.00	*

Nancy J. Ham (8)	103,751	2.16%

Lonnie W. Hardin (9)	29,015	*

Thomas E. Hodapp (10)	45,358	*

Michael K. Hoover (11)	143,303	3.8%

Braden R. Kelly (12)	3,420,761	28.0%

Jeffrey L. Markle (13)	22,144	*

Kevin M. McNamara (14)	136,250	2.67%

Eugene R. Terry (15)	42,291	*

John G. Lettko (16)	153,353	4.0%

Douglas J. O’Dowd (17)	2,663	*

David E. Oles (18)	20,384	*

Name and Address (1)	# of Shares (2)	% of Class
General Atlantic, LLC(12)	3,381,802	26.8%

PVC Funding Partners, LLC(6)(19)	2,080,115	16.5%
830 Third Avenue
New York, NY 10022

FMR Corporation (20)	425,400	3.345%
1 Federal Street Boston, MA 02110

All directors and officers As a group (16 persons)(21)	6,383,815	48.3%

* Less than 1%

(1)	The address for each person, unless otherwise noted, is 1854 Shackleford Court, Suite 200, Norcross, Georgia 30093.

(2)	In accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), shares that are not outstanding, but that are subject to options, warrants, rights or conversion privileges exercisable within 60 days from December 31, 2005, have been deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the individual having such right, but have not been deemed outstanding for the purpose of computing the percentage for any other person.

(3)	Represents 20,153 shares held of record, including 99 shares held in trust for Mr. Bennett’s children and 5,365 shares issuable upon the exercise of stock options exercisable within 60 days.

(4)	Includes 9,000 shares held of record and 42,499 shares issuable upon the exercise of stock options exercisable within 60 days.

(5)	Includes 33,334 shares issuable upon the exercise of stock options exercisable within 60 days, which has expired.

(6)	Includes 2,615,047 shares held of record by Michael Falk, family members, family trusts and related parties and 23,959 shares issuable upon the exercise of stock options and warrants exercisable within 60 days. The shares hold of record include (i) 19,431 shared held of record by Commonwealth Associates, LP for which Mr. Falk is a control person; (ii) 6,741 shares held of record by ComVest Venture Partners, LP for which Mr. Falk is a managing member; (iii) 112,281 shares held of record by ComVest Venture Partners, LP for which Mr. Falk is a managing partner; (iv) 248,446 shares held of record and 2,822 shares issuable upon the exercise of warrants exercisable within 60 days by Commonwealth Liquidation, LLC for which Mr. Falk is a controlling member; (v) 530 shares held of record by Commonwealth Associates Group Holding, LLC of which Mr. Falk is the chairman and a principal member; and (vi) 2,080,115 shares held of record by PVC Funding Partners, LLC which is managed by Commonwealth Associates, LP and ComVest Venture Partners, LLC. Mr. Falk disclaims beneficial ownership in all of these affiliated entities to the extent owned by third-party investors.

(7)	Includes 67 shares held of record and 43,865 shares issuable upon the exercise of stock options exercisable within 60 days, which has expired.

(8)	Includes 4,583 shares held of record and 99,168 shares issuable upon the exercise of stock options exercisable within 60 days.

(9)	Includes 29,015 shares issuable upon exercise of stock options exercisable within 60 days.

(10)	Includes 3,067 shares held of record and 42,291 shares issuable upon exercise of stock options exercisable within 60 days.

(11)	Includes 143,303 shares held of record and 416,121 shares issuable upon exercise of stock options exercisable within 60 days.

(12)	Includes 38,959 shares issuable upon exercise of stock options exercisable in 60 days by Mr. Kelly. Additionally, includes the following shares of common stock held by various General Atlantic entities: (i) 1,166,184 shares owned by General Atlantic Partners 77, L.P.; (ii) 1,741,258 shares owned by General Atlantic partners 74, L.P.; (iii) 236,441 shares owned by GAP Coinvestments Partners II, L.P.; (iv) 63,943 shares owned by GAP Coinvestments III, LLC; (v) 15,930 shares owned by GAP Coinvestments IV, LLC; (vi) 4,782 shares owned by GAPCO Management; and 153,264 shares owned by Gapstar, LLC.

(13)	Includes 22,144 shares held of record.

(14)	Includes 136,250 shares issuable upon exercise of stock options exercisable within 60 days.

(15)	Includes 42,291 shares issuable upon exercise of stock options exercisable within 60 days.

(16)	Includes 77,520 shares held of record and 75,833 stock options exercisable within 60 days.

(17)	Includes 1,685 shares held of record and 978 stock options exercisable within 60 days.

(18)	Includes 50 shares held of record and 20,334 stock options exercisable within 60 days.

(19)	Includes 2,080,115 shares held of record as reported under Form 13D filed on March 2, 2004.

(20)	Includes 425,400 shares held of record as reported under Form 13G/A filed on October 11, 2005

(21)	Includes 6,383,815 shares held of record by the officers and directors and their related parties and 930,288 shares issuable upon exercise of stock options and warrants exercisable in 60 days.

SELLING SHAREHOLDERS
          The 1,231,322 shares of Common Stock covered by this prospectus were acquired by the Selling Shareholders in certain privately negotiated transactions as described below.
          Five hundred thousand of the shares of our Common Stock that may be sold from time to time pursuant to this prospectus are being offered by Laurus Master Fund, Ltd. (“Laurus”). On December 7, 2005, we entered into a loan transaction with Laurus pursuant to which Laurus extended $20.0 million in financing to us in the form of a $5.0 million secured term loan and a $15.0 million secured revolving credit facility. In connection with the loan agreement, we issued 500,000 shares of our Common Stock to Laurus, which shares are being offered pursuant to this prospectus.
          The remaining 731,322 shares of Common Stock may be offered by the founders of MedUnite, Inc: Aetna, Anthem, CIGNA, Health Net, Oxford Health Plans, PacifiCare Health Systems, Wellpoint Health Network, and NDCHealth Corporation upon the conversion of certain 4% convertible promissory notes issued by us in connection with our acquisition of all of the outstanding stock of MedUnite in December 2002. The convertible promissory notes (now currently payable at a maturity value of $13.1 million after a claim set off against the escrow in December 2003) are payable in full on December 31, 2008 and are convertible into an aggregate of 716,968 shares (originally 731,322 shares before the claim set off) of our Common Stock if our revenues resulting from business with the former MedUnite owners exceed certain thresholds over a three and one half year period from the date of acquisition. Upon the conversion of all of the $13.1 million promissory notes held by the founders of MedUnite, the entire outstanding indebtedness associated with the acquisition will be extinguished without further payment by us.
          Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of December 31, 2005 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.
          The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 31, 2005 for all of the Selling Shareholders.

	Shares Beneficially Owned			Shares Beneficially Owned
	Prior to Offering		Shares	After Offering
	Common Stock		Being	Common Stock
Name of Beneficial Owner	Shares	%	Offered	Shares	%

Selling Shareholders:	—	—		—	—
Laurus Master Fund, Ltd.	500,000	3.8%	500,000	500.000	3.8%
Aetna, Inc.	0	—	86,584	86,584	0.7%
Anthem Insurance Companies, Inc.	0	—	86,441	86,441	0.7%
CIGNA Health Corporation	0	—	86,547	86,547	0.7%
Health Net, Inc.	0	—	86,488	86,488	0.7%
NDCHealth Corporation	0	—	128,446	128,446	1.0%
Oxford Health Plans, Inc.	0	—	78,212	78,212	0.6%
PacifiCare Health Systems, Inc.	0	—	77,784	77,784	0.6%
Wellpoint Health Network, Inc.	0	—	86,466	86,466	0.7%
     The preceding table represents the holding by the Selling Shareholders based upon our best upon our best knowledge and assumes that all Selling Shareholders eligible to convert their notes payable to shares will do so prior to termination of this offering. The Selling Shareholders identified above may have sold, transferred or otherwise disposed of in transactions exempt from the requirements of the Securities Act, all or a portion of their shares of our common stock since the date as of which the information in the preceding tables is presented. Information concerning the Selling Shareholders may change from time to time, which changed information will be set forth in supplements to this prospectus if and when necessary. Because the Selling Shareholders may not convert all of their notes to shares at any given time, or offer all or some of the shares of our Common Stock that they hold, we cannot give an estimate as to the amount of Common Stock that will be held by the Selling Shareholders upon the termination of this offering. See “Plan of Distribution”

DESCRIPTION OF CAPITAL STOCK
     As of the date of this prospectus, our authorized capital stock consists of 30,000,000 shares of Common Stock, par value $.001 per share, and 2,000,000 shares of Preferred Stock, par value $.01 per share, of which 445,000 shares have been designated as Series A Preferred Stock (130,000 shares designated and issued), Series B Preferred Stock (15,000 shares designated and issued) or Series C Preferred Stock (300,000 shares designated and 253,265 shares issued) with currently no Series A or B preferred shares outstanding and only 2,000 Series C preferred shares outstanding, convertible into 13,333 shares of Common Stock.
     The following description summarizes the terms of our Common Stock and Series C Preferred Stock only and does not purport to be complete. Such description is subject to and qualified by the actual agreements relating to our Series C Preferred Stock and our amended and restated articles of incorporation and by-laws, all of which have been filed with the SEC, and by applicable law.
Common Stock
     The issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable. All shares of Common Stock have equal voting rights and, when validly issued and outstanding, have one vote per share in all matters to be voted upon by the shareholders. Cumulative voting in the election of directors is not allowed, which means that the holders of more than 50% of the outstanding shares can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors. The shares have no preemptive, subscription, conversion or redemption rights. Upon liquidation, dissolution or winding-up of ProxyMed, the holders of our Common Stock are entitled to receive pro rata the assets of ProxyMed which are legally available for distribution to shareholders. On August 17, 2001, we announced a 1-for-15 reverse stock split of our Common Stock whereby each 15 shares of Common Stock were exchanged for one new share of Common Stock. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available for them at such times and in such amounts as the board of directors may from time to time determine. We have not paid any dividends and do not expect to pay cash dividends on our common stock in the foreseeable future.
Preferred Stock
     In addition to series A, B and C Preferred Stock, our board of directors has the authority to issue 1,555,000 additional shares of Preferred Stock in one or more series and to fix the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of each such series, including dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the shareholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of our Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of ProxyMed without further action by the shareholders.
Series C Preferred Stock
     Pursuant to the terms of a Subscription Agreement dated June 15, 2000, we sold, in a private placement to institutional and individual investors a total of $24,310,000 of 7% convertible senior secured notes due January 1, 2001. Together with the notes, we issued five-year warrants for the purchase of an aggregate of 810,333 shares of Common Stock at an exercise price of $15.00 per share. All of the Notes and warrants have been converted into shares of Series C Preferred Stock. The conversion price of the Series C Preferred Stock, the warrant exercise price, and number of shares of Common Stock issuable upon exercise of the warrants were subject to adjustment upon the occurrence of certain dilution events including, without limitation, certain issuances of Common Stock, Stock options or convertible securities issued after June 2001, or certain corporate transactions such as stock splits, mergers or asset sales. Certain of the foregoing adjustments, however, are no longer applicable. Shares of Series C Preferred Stock are immediately convertible into our Common Stock at any time by the holder at an initial conversion price of $15.00 per share. Shares of Series C Preferred Stock are subject to mandatory conversion if we raise more than $30 million in gross proceeds from the issuance of securities in a private or public placement or if the closing stock price of our Common Stock is trading at $45.00 for 20 consecutive trading days. If declared by our board of directors in its sole discretion, the Series C Preferred Stock is entitled to receive a 7% annual non-cumulative dividend, payable quarterly in cash or shares of Common Stock at our option. If paid in Common Stock, the Common Stock is valued at $15.00 per share, subject to adjustment. Dividends on Series C Preferred Stock are non-cumulative. Holders of more than two thirds of the outstanding Series C Preferred Stock have voted to amend the articles of designation governing the Series C Preferred Stock and the subscription agreement dated as of June 15, 2000. These amendments eliminate certain rights of the Series C Preferred shareholders, including anti-dilution provisions, voting rights and certain restrictive covenants agreed to by us. In the event of liquidation of the Company, the holders of the Series C Preferred Stock will continue to be entitled to a liquidation preference before any amounts are paid to the holders of Common Stock or any other security junior to Series C Preferred Stock. The liquidation preference is equal to an amount originally paid for the Series C Preferred Stock ($100 per share) plus accrued and unpaid dividends on any outstanding Series C Preferred Stock through the date of determination, if previously declared by our board of directors in its sole discretion. The holders of Series C Preferred Stock are entitled to one vote per share of Common Stock issuable upon the conversion of the Series C Preferred Stock and, except as otherwise provided by law, will vote as a single class with the holders of Common Stock on all matters submitted to a vote.
Certain Anti-Takeover Provisions
     The Florida Business Corporation Act prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a “control share acquisition” unless the holders of a majority of the corporation’s voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition or unless the acquisition is approved by the corporation’s board of directors. A “control share acquisition” is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power; (ii) one-third or more but less than a majority of such voting power; and (iii) more than a majority of such voting power. The Florida Business Corporation Act also contains an “affiliated transaction” provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an “interested shareholder” unless (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder; (ii) the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years; or (iii) the transaction is approved by the holders of two-thirds of the corporation’s voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation’s outstanding voting shares.
     We are not subject to the Florida anti-takeover provisions under the Florida Business Corporation Act because we have elected to opt out of those provisions in our articles of incorporation or bylaws as permitted by the Florida law.
Transfer Agent and Registrar
     Registrar and Transfer Company serves as transfer agent and registrar for our Common Stock. Its telephone number is (800) 525-7686.
Indemnification of Officers and Directors
     Florida law provides that a corporation may indemnify any officer or director who is made a party to any third party suit or proceeding on account of being a director, officer or employee of the corporation against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement reasonably incurred by him in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the officer or director: (1) acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation; and (2) in a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.
     Our amended and restated articles of incorporation and bylaws provide for the indemnification of the officers and directors of the company for their actions and omissions up to the maximum extent permitted by law.

The board of directors shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact that he is or was an officer, employee or agent of us, or is or was serving at our request as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

PLAN OF DISTRIBUTION
     The Selling Shareholders, which as used herein include donees, pledgees, transferees or other successors-in-interest selling shares of our Common Stock received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
     The Selling Shareholders may use any one or more of the following methods when disposing of shares or interests therein:
•	on the Nasdaq Stock Market (or any other exchange on which the shares may be listed);

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or under any applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer the shares of our Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.
     In connection with the sale of our Common Stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may, in turn, engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     The aggregate proceeds to the Selling Shareholders from the sale of our Common Stock offered by them will be the purchase price of our Common Stock less discounts or commissions, if any. Each of the Selling Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our Common Stock to be made directly or through agents. We will not receive any of the proceeds.
     The Selling Shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.
     The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
     We have borne and will bear substantially all of the costs, expenses and fees in connection with the registration of the shares, other than any commissions, discounts or other fees payable to broker-dealers in connection with any sale of shares, which will be borne by the Selling Shareholder selling such shares of our Common Stock. We have agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
     In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or unless an exemption from registration or qualification requirements is available and is complied with.
     The Selling Shareholders may be subject to the anti-manipulation rules of Regulation M, which may limit the timing of purchases and sales of shares of our Common Stock by such Selling Shareholders.
     We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.
     We have agreed with the Selling Shareholders to keep the registration statement, of which this prospectus constitutes a part, continuously effective under the Securities Act until the earlier of (1) the date on which all shares covered by this prospectus may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144(k), and (2) such time as all of such Selling Shareholder’s shares covered by this prospectus have been sold.
LEGAL MATTERS
     The validity of the shares of Common Stock offered hereby has been passed upon for us by Holland & Knight LLP, Miami, Florida.

EXPERTS
     The consolidated financial statements of ProxyMed, Inc. and subsidiaries (the “Company”) as of December 31, 2004 and for the year ended December 31, 2004, and management’s report on the effectiveness of internal control over financial reporting included in this Prospectus and the related financial schedule as of December 31, 2004 included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent registered public accounting firm as stated in their reports appearing herein (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph regarding the Company’s ability to continue as a going concern, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
     The financial statements of ProxyMed, Inc. and its subsidiaries as of December 31, 2003 and for each of the two years in the period ended December 31, 2003 included in this Prospectus and the related financial statement schedule for each of the two years in the period ended December 31, 2003 also included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     The financial statements of PlanVista Corporation and its subsidiaries as of December 31, 2003 and for each of the three years in the period ended December 31, 2003 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We have filed a registration statement on Form S-1 with the SEC for the stock offered pursuant to this prospectus. This prospectus does not include all of the information contained in the registration statement and its exhibits. We have included all material terms of the registration statement and the related exhibits and schedules that are referred to in this prospectus. You should refer to the registration statement and its exhibits for additional information. We are also required to file annual, quarterly and special reports, proxy statements and other information with the SEC.
     You can read our SEC filings, including the registration statement, over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (202) 551-8090 for further information on the operation of the public reference facilities.

PROXYMED, INC.
INDEX TO FINANCIAL STATEMENTS
Page

ProxyMed, Inc.:

Reports of Independent Registered Public Accounting Firms	F-2

Consolidated Annual Financial Statements:

Consolidated Balance Sheets as of December 31, 2003 and 2004 and September 30, 2005 (unaudited)	F-4

Consolidated Statements of Operations for the years ended December 31, 2002, 2003 and 2004 and the nine months ended September 30, 2004 (unaudited) and 2005 (unaudited)	F-5

Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2002, 2003 and 2004 and the nine months ended September 30, 2005 (unaudited)	F-6

Consolidated Statements of Cash Flow for the years ended December 31, 2002, 2003 and 2004 and the nine months ended September 30, 2005 (unaudited)	F-7

Notes to Consolidated Financial Statements	F-9

Schedule II-Valuation and Qualifying Accounts	F-46

PlanVista Corporation:

Report of Independent Registered Certified Public Accounting Firm	F-47

Consolidated Balance Sheets as of December 31, 2003 and 2002	F-48

Consolidated Statements of Operations for the years ended December 31, 2003, 2002 and 2001	F-49

Consolidated Statements of Changes in Stockholders' Deficit and Comprehensive Income for the years ended December 31, 2003, 2002 and 2001	F-50

Consolidated Statements of Cash Flows for the years ended December 2003, 2002 and 2001	F-51

Notes to the Consolidated Financial Statements	F-52

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
ProxyMed, Inc.
Atlanta, Georgia
We have audited the accompanying consolidated balance sheet of ProxyMed, Inc. and its subsidiaries (the “Company”) as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. Our audit also included the financial statement schedule listed in the Index at Item 15(a)(2) for the year ended December 31, 2004. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audit. The financial statements and financial statement schedule of the Company for the years ended December 31, 2003 and 2002 were audited by other auditors whose report, dated March 25, 2004, expressed an unqualified opinion on the financial statements and financial statement schedule and included an explanatory paragraph that described the adoption of Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets discussed in Note 9 to the financial statements.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of ProxyMed, Inc. and its subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein for the year ended December 31, 2004.
The accompanying consolidated financial statements for the year ended December 31, 2004 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 21 to the financial statements, the Company’s potential inability to pay certain current debt obligations when due raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are described in Note 12(a). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 16, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
March 16, 2005

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
To the Board of Directors and the
Shareholders of ProxyMed, Inc.
In our opinion, the accompanying consolidated financial statements listed in the index appearing on page F-1 present fairly, in all material respects, the financial position of ProxyMed, Inc. and its subsidiaries (the “Company”) at December 31, 2003 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule for each of the two (2) years in the period ended December 31, 2003 listed in the accompanying index appearing on Page F-1 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
March 25, 2004

PROXYMED, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2003 and 2004 and September 30, 2005 (unaudited)
(amounts in thousands except for share and per share data)

	2003	2004	2005
			(unaudited)
Assets

Current assets:
Cash and cash equivalents	$5,333	$12,374	$6,756
Accounts receivable — trade, net of allowance for doubtful accounts of $882, $3,168 and $4,306, respectively	10,434	17,591	16,335
Other receivables	187	312	110
Inventory, net	3,347	1,775	1,163
Other current assets	1,908	1,399	1,567

Total current assets	21,209	33,451	25,931
Property and equipment, net	4,772	4,801	4,303
Goodwill, net	30,775	93,604	26,444
Purchased technology, capitalized software and other intangible assets, net	15,884	52,305	18,746
Restricted cash	291	75	75
Other long-term assets	199	167	133

Total Assets	$73,130	$184,403	$75,632

Liabilities and Stockholders’ Equity

Current liabilities:
Notes payable and current portion of long-term debt	$1,712	$2,178	$637
Related party debt — See Notes 12(a) and 21	—	18,394	—
Accounts payable and accrued expenses and other current liabilities	8,264	13,637	13,770
Deferred revenue	721	691	419
Income taxes payable	—	215	1,037

Total current liabilities	10,697	35,115	15,863
Convertible notes	13,137	13,137	13,137
Other long-term debt	2,057	206	12,129
Long-term deferred revenue and other long-term liabilities	1,461	863	2,137

Total liabilities	27,352	49,321	43,266

Commitments and contingencies — see Notes 18 and 19

Stockholders’ equity:
Series C 7% Convertible preferred stock — $.01 par value Authorized 300,000 shares; issued 253,265 shares; outstanding 2,000; liquidation preference $200	—	—	—
Common stock — $.001 par value. Authorized 30,000,000 shares; issued and outstanding 6,784,118, 12,626,182 and 12,704,087 shares, respectively	7	13	13
Additional paid-in capital	146,230	239,255	239,927
Unearned compensation	—	(113)	(45)
Accumulated deficit	(100,273)	(104,073)	(207,529)
Note receivable from stockholder	(186)	—	—

Total stockholders’ equity	45,778	135,082	32,366

Total liabilities and stockholders’ equity	$73,130	$184,403	$75,632

The accompanying notes are an integral part of the consolidated financial statements.

PROXYMED, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Years Ended December 31, 2002, 2003 and 2004 and the Nine Months Ended September 30, 2004 (unaudited)
and 2005 (unaudited)
(amounts in thousands except for share and per share data)

				Nine Months	Nine Months
				Ended	Ended
				September 30,	September 30,
				2004	2005
	2002	2003	2004	(unaudited)	(unaudited)
Net Revenues
Transaction fees, cost containment services and license fees	$28,455	$51,813	$73,538	$55,807	$52,699
Communication devices and other tangible goods	21,727	19,743	16,708	11,858	7,565

	50,182	71,556	90,246	67,665	60,264

Costs and expenses:
Cost of transaction fees, cost containment services and license fees excluding depreciation and amortization	8,858	15,917	22,626	16,041	17,867
Cost of laboratory communication devices and other tangible goods excluding depreciation and amortization	17,158	16,504	11,586	9,856	3,013
Selling, general and administrative expenses	20,152	35,809	48,023	35,438	37,122
Depreciation and amortization	2,636	6,316	9,763	7,086	7,687
Loss on disposal of assets	—	111	47	—	—
Litigation settlement	—	—	175	—	—
Write-off of impaired and obsolete assets	38	541	—	—	96,416

	48,842	75,198	92,220	68,421	162,105

Operating income (loss)	1,340	(3,642)	(1,974)	(756)	(101,841)

Other income (expense), net	265	(496)	134	133	(175)
Interest income (expense), net	345	(862)	(1,920)	(1,379)	(1,440)

Income (loss) before income taxes	1,950	(5,000)	(3,760)	(2,002)	(103,456)

Provision for income taxes	—	—	40	225	—

Net income (loss)	1,950	(5,000)	(3,800)	(2,227)	(103,456)

Deemed dividends and other charges	612	—	—	—	—

Net income (loss) applicable to common shareholders	$1,338	$(5,000)	$(3,800)	(2,227)	(103,456)

Basic weighted average shares outstanding	6,322,086	6,783,742	11,617,601	11,278,954	12,665,084

Basic earnings (loss) per share	$0.21	$(0.74)	$(0.33)	$(0.20)	$(8.17)

Diluted weighted average shares outstanding	6,396,893	6,783,742	11,617,601	11,278,954	12,665,084

Diluted earnings (loss) per share	$0.21	$(0.74)	$(0.33)	$(0.20)	$(8.17)

     The accompanying notes are an integral part of the consolidated financial statements.

PROXYMED, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2002, 2003 and 2004, and nine months ending Sept. 30, 2005 (unaudited)
(amounts in thousands except for share and per share data)

	Series C
	Preferred stock		Common Stock		Additional	Unearned		Notes Receivable
	Number of	Par	Number of	Par	paid-in	Compen-	Accumulated	From Stock-
	Shares	Value	shares	Value	capital	sation	Deficit	Holder	Total

Balances, December 31, 2002	2,000	$—	6,782,938	$7	$146,187	$—	$(95,273)	$(186)	$50,735
Exercise of stock options	—	—	555	—	7	—	—	—	7
Other, net	—	—	625	—	36	—	—	—	36
Net loss	—	—	—	—	—	—	(5,000)	—	(5,000)

Balances, December 31, 2003	2,000	—	6,784,118	7	146,230	—	(100,273)	(186)	45,778
Exercise of stock options	—	—	1,558	—	16	—	—	—	16
Exercise of warrants	—	—	549,279	—	8,750	—	—	—	8,750
Common Stock issued for acquired business	—	—	3,600,000	4	59,756	—	—	—	59,760
Sales of Common Stock, net	—	—	1,691,227	2	24,048	—	—	—	24,050
Unearned compensation charge for options	—	—	—	—	295	(295)	—	—	—
Compensatory option charges	—	—	—	—	92	182	—	—	274
Compensatory option charge included in loss on disposal of assets	—	—	—	—	68	—	—	—	68
Repayment of note receivable from shareholder	—	—	—	—	—	—	—	186	186
Net loss	—	—	—	—	—	—	(3,800)	—	(3,800)

Balances, December 31, 2004	2,000	—	12,626,182	13	239,255	(113)	(104,073)	—	135,082
Compensatory option charges (unaudited)	—	—	—	—	—	68	—	—	68
Issuance of Common Stock (unaudited)	—	—	77,905	—	672	—	—	—	672
Net loss (unaudited)	—	—	—	—	—	—	(103,456)	—	(103,456)

Balances, September 30, 2005 (unaudited)	2,000	$—	12,704,087	$13	$239,927	$(45)	$(207,529)	$—	$32,366

     The accompanying notes are an integral part of the consolidated financial statements.

PROXYMED, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31, 2002, 2003 and 2004 and the Nine Months Ended September 30, 2004(unaudited)
and 2005 (unaudited)
(amounts in thousands)

				Nine Months	Nine Months
				Ended	Ended
				September 30,	September 30,
				2004	2005
	2002	2003	2004	(unaudited)	(unaudited)
Cash flows from operating activities
Net income (loss)	$1,950	$(5,000)	$(3,800)	$(2,227)	$(103,456)
Adjustments to reconcile net income (loss) to net cash provided by (used in)operating activities:
Depreciation and amortization	2,636	6,316	9,763	7,086	7,687
Provision for doubtful accounts	38	152	858	681	—
Provision for obsolete inventory	—	28	92	—	—
Non-cash interest (income) expense	—	54	(59)	—	—
(Gain) loss on settlement of liability	—	—	(134)	(133)	175
Write-off of obsolete and impaired assets	38	541	—	—	96,416
Compensatory stock options and warrants and stock compensation awards issued	—	—	275	204	240
Write-off of investment	—	496	—	—	—
Loss on disposal of fixed assets	—	111	47	—	—
Changes in assets and liabilities, net of effect of acquisitions and dispositions:
Accounts and other receivables	(1,445)	(498)	548	1,747	3,458
Inventory	747	(601)	(1,329)	(1,042)	612
Other current assets	(30)	430	465	410	235
Accounts payable and accrued expenses	(1,150)	(1,173)	124	(1,945)	(3,092)
Accrued expenses of PlanVista paid by ProxyMed	—	—	(4,011)	(4,011)	—
Deferred revenue	76	222	137	94	(222)
Income taxes	—	—	(418)	—	2,344
Prepaid and other, net	(12)	440	(727)	(868)	(112)

Net cash provided by (used in) operating activities	2,848	1,518	1,831	(4)	4,285

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(14,453)	—	782	782	—
Acquisition of assets	(700)	—	—	—	—
Short-term investments	(15,000)	—	—	—	—
Redemption of short term investments	15,000	—	—	—	—
Capital expenditures	(1,561)	(2,601)	(3,440)	(2,613)	(1,640)
Capitalized software	(445)	(1,426)	(909)	(971)	(400)
Collection of notes receivable	65	120	374	180	—
Proceeds from sale of fixed assets	—	395	4,526	4,499	—
Decrease in restricted cash	—	534	215	115	72
Payments for acquisition-related costs	(96)	(6,623)	(884)	(884)	—

Net cash (used in) provided by investing activities	(17,190)	(9,601)	664	1,108	(1,968)

Cash flows from financing activities:
Net proceeds from sale of Common Stock	24,886	—	24,100	24,100	500

				Nine Months	Nine Months
				Ended	Ended
				September 30,	September 30,
				2004	2005
	2002	2003	2004	(unaudited)	(unaudited)
Proceeds from exercise of stock options and warrants	450	7	8,766	8,766	—
Draws on line of credit	—	—	4,900	4,900	28,125
Repayments of line of credit	—	—	(4,900)	(4,900)	(15,996)
Payment of note payable related to acquisition of business	(7,000)	—	—	—	—
Payment of related party note payable	—	—	(2,000)	—	(18,394)
Payment of notes payable, long-term debt and capital leases	(217)	(2,969)	(26,320)	(27,089)	(2,170)

Net cash provided by (used in) financing activities	18,119	(2,962)	4,546	5,777	(7,935)

Net increase (decrease) in cash and cash equivalents	3,777	(11,045)	7,041	6,881	(5,618)
Cash and cash equivalents at beginning of year	12,601	16,378	5,333	5,333	12,374

Cash and cash equivalents at end of period	$16,378	$5,333	$12,374	$12,214	$6,756

     The accompanying notes are an integral part of the consolidated financial statements.

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements as of December 31, 2003 and 2004 and September 30, 2005
(unaudited) and For the Years Ended December 31, 2002, 2003 and 2004 and For the Nine Months Ended
September 30, 2004 (unaudited) and September 30, 2005 (unaudited)
(1)	Business and Summary of Significant Accounting Policies
(a)	Business of ProxyMed — ProxyMed, Inc. (“ProxyMed” or “the Company”) is an electronic healthcare transaction and cost containment processing services company providing connectivity and related value-added products to physician offices, payers, medical laboratories, pharmacies and other healthcare providers. The Company’s corporate headquarters are located in Atlanta, Georgia and its products and services are provided from various operational facilities located throughout the United States. The Company also operates its clinical computer network and portions of its financial and real-time production computer networks from a secure, third-party co-location site in Atlanta, Georgia.

(b)	Principles of Consolidation — The consolidated financial statements include the accounts of ProxyMed and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

(c)	Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d)	Revenue Recognition — Revenue is derived from the Company’s Transaction Services and Laboratory Communication Solutions segments.

In its Transaction Services segment, the Company provides transaction and value-added services principally between healthcare providers and insurance companies, and physicians and pharmacies. Such transactions and services include Electronic Data Interchange (“EDI”) claims submission and reporting, insurance eligibility verification, claims status inquiries, referral management, electronic remittance advice, patient statement processing, encounters, and cost containment transaction services including claims repricing and bill renegotiation. In the Laboratory Communication Solutions segment, the Company sells, rents and services intelligent remote reporting devices and provides lab results reporting through its software products.

Transaction Services revenues are derived from insurance payers, pharmacies and submitters (physicians and other entities including billing services, practice management software vendors, claims aggregators, etc.). Such revenues are recorded on either a per transaction fee basis or on a flat fee basis (per physician, per tax ID, etc.) and are recognized in the period the service is rendered. Agreements between the Company and payers or pharmacies are for one to three years on a non-exclusive basis. Agreements with submitters are generally for one year, renew automatically, and are generally terminable thereafter upon 30 to 90 days notice. Transaction fees vary according to the type of transaction and other factors, including volume level commitments.

Revenue from Medical Cost Containment business in the Transaction Services segment is recognized when the services are performed and are recorded net of their estimated allowances. These revenues are primarily in the form of fees generated from the discounts the Company secures for the payers that access its provider network. The Company enters into agreements with its healthcare payer customers that require them to pay a percentage of the cost savings generated from the Company’s network discounts with participating providers. These agreements are generally terminable upon 90 days notice. Revenue from a percentage of savings contract is generally recognized when the related claims processing and administrative services have been performed. The remainder of the Company’s revenue from its Medical Cost Containment business is generated from customers that pay a monthly fee based on eligible employees enrolled in a benefit plan covered by the Company’s health benefits payers’ clients.

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
Also in the Transaction Services segment, certain transaction fee revenue is subject to revenue sharing pursuant to agreements with resellers, vendors or gateway partners and is recorded as gross revenues in accordance with EITF No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” Such revenue sharing amounts are based on a per transaction amount or a percentage of revenue basis and may involve increasing amounts or percentages based on transaction or revenue volumes achieved.

Revenue from certain up-front fees charged primarily for the development of EDI for payers and the implementation of services for submitters in the Transaction Services segment is amortized ratably over three years, which is the expected life of the customer, in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB No. 104”).

Revenue from support and maintenance contracts on the Company’s products in both the Transaction Services and Laboratory Communication Solutions segments is recognized ratably over the contract period, which does not exceed one year. Such amounts are billed in advance and established as deferred revenue.

In the Company’s Laboratory Communication Solutions segment, revenue from sales of inventory and manufactured goods is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectibility is probable in accordance with SAB No. 104.

Revenues from maintenance fees on laboratory communication devices are charged on an annual or quarterly basis and are recognized ratably over the service period. Service fees may also be charged on a per event basis and are recognized after the service has been performed.

Revenue from the rental of laboratory communication devices is recognized ratably over the applicable period of the rental contract. Such contracts require monthly rental payments and are for a one to three year term, then renewing on a month to month basis after the initial term is expired. Contracts may be cancelled upon 30 days notice. A significant amount of rental revenues are derived from contracts that are no longer under the initial non-cancelable term. At the end of the rental period, the customer may return or purchase the unit for fair market value. Upon sale of the revenue earning equipment, the gross proceeds are included in net revenues and the undepreciated cost of the equipment sold is included in cost of sales.

(e)	Fair Value of Financial Instruments — Cash and cash equivalents, notes and other accounts receivable, and restricted cash are financial assets with carrying values that approximate fair value. Accounts payable, other accrued expenses and liabilities, notes payable, and short-term and long-term debt are financial liabilities with carrying values that approximate fair value. The notes payable bear interest rates that approximate market rates.

(f)	Cash and Cash Equivalents — The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash balances in excess of immediate needs are invested in bank certificates of deposit, money market accounts and commercial paper with high-quality credit institutions. At times, such amounts may be in excess of FDIC insurance limits. The Company has not experienced any loss to date on these investments. Cash and cash equivalents used to support collateral instruments, such as letters of credit, are reclassified as either current or long-term assets depending upon the maturity date of the obligation they collateralize.

(g)	Reserve for Doubtful Accounts/Revenue Allowances/Bad Debt Estimates — The Company relies on estimates to determine the bad debt expense and the adequacy of the reserve for doubtful accounts receivable. These estimates are based on the Company’s historical experience and the industry in which it operates. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Additionally, in the Medical Cost Containment business, the Company evaluates the

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
collectibility of its accounts receivable based on a combination of factors, including historical collection ratios.

In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve for bad debts against amounts due to reduce the net recognized receivable to the amount it reasonably believes will be collected. For all other customers, the Company recognizes reserves for bad debts based on past write-off history and the length of time the receivables are past due. To the extent historical credit experience is not indicative of future performance or other assumptions used by management do not prevail, loss experience could differ significantly, resulting in either higher or lower future provision for losses.

(h)	Inventory — Inventory, consisting of component parts, materials, supplies and finished goods (including direct labor and overhead) used to manufacture laboratory communication devices, is stated at the lower of cost (first-in, first-out method) or market. Reserves for inventory shrinkage are maintained and are periodically reviewed by management based on our judgment of future realization.

(i)	Property and Equipment — Property and equipment is stated at cost and includes revenue earning equipment. Depreciation of property and equipment is calculated on the straight-line method over the estimated useful lives generally over 2 to 7 years. Leasehold improvements are amortized on the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

Upon sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the accounts and any resulting gains or losses are reflected in operating expenses for the period. Maintenance and repair of property and equipment are charged to expense as incurred. Renewals and betterments are capitalized and depreciated. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for Impairment or Disposition of Long-lived Assets,” management periodically reviews the Company’s fixed assets for obsolescence, damage and impairment. This review indicates whether the assets will be recoverable based on estimated future cash flows on an undiscounted basis and determines if any impairment has occurred.

(j)	Intangible Assets

Goodwill — Goodwill is reviewed at least annually for impairment. In addition, SFAS No. 142 requires that goodwill be tested for impairment at least annually utilizing “fair value” methodology. We completed our most recent annual test at December 31, 2004 utilizing cash flow-based market comparables in assessing fair value for our goodwill impairment testing and we concluded that there was no impairment of our goodwill. To the extent that future cash flows differ from those projected in our analysis, fair value of the Company’s goodwill may be affected and may result in an impairment charge. See footnote 22 for a discussion of goodwill impairment at September 30, 2005 (unaudited).

Other Intangibles — Other acquired intangible assets, consisting of customer relationships and provider networks, are being amortized on a straight-line or accelerated basis over their estimated useful lives of 4.6 to 12 years.

The Company reviews the carrying values of acquired technology and intangible assets if the facts and circumstances suggest that they may be impaired. This evaluation indicates whether assets will be recoverable based on estimated future undiscounted cash flows. If the assets are not recoverable, an impairment charge is recognized if the carrying value exceeds the estimated fair value. See footnote 22 for a discussion on the impairment of certain intangible assets as of September 30, 2005 (unaudited).

Purchased Technology and Capitalized Software — The Company has recorded amounts related to various software and technology that it has purchased or developed for its own internal systems use.

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
Internal and external costs incurred to develop internal-use computer software during the application development stage are capitalized. Application development stage costs generally include software configuration, coding, installation to hardware and testing. Costs of upgrades and major enhancements that result in additional functionality are also capitalized. Costs incurred for maintenance and minor upgrades are expensed as incurred. All other costs are expensed as incurred as research and development expenses (which are included in selling, general and administrative expenses). Capitalized internal-use software development costs are periodically evaluated by ProxyMed for indications that the carrying value may be impaired or that the useful lives assigned may be excessive. This evaluation indicates whether assets will be recoverable based on estimated future cash flows on an undiscounted basis, and if they are not recoverable, an impairment charge is recognized if the carrying value exceeds the estimated fair value.

Purchased technology and capitalized software are being amortized on a straight-line basis over their estimated useful lives of 1 to 12 years. Purchased technology and capitalized software and related accumulated amortization are removed from the accounts when fully amortized and are no longer being utilized.

Research and Development — Software development costs incurred prior to the application development stage are charged to research and development expense when incurred. Research and development expense of approximately $1.8 million and $2.5 million for the nine months ending September 30, 2004 (unaudited) and 2005 (unaudited), $2.3 million in 2004, $4.4 million in 2003, and $3.2 million in 2002 was recorded in selling, general and administrative expenses.

(k)	Income Taxes — Deferred income taxes are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are also established for the future tax benefits of loss and credit carryovers. Valuation allowances are established for deferred tax assets when, based on the weight of available evidence, it is deemed more likely than not that such amounts will not be realized.

(l)	Net Income (Loss) Per Share — Basic net income (loss) per share is computed by dividing net income (loss) applicable to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per share reflects the potential dilution from the exercise or conversion of securities into common stock. The following schedule sets forth the computation of basic and diluted net income (loss) per share for the nine months ending September 30, 2004 (unaudited) and 2005 (unaudited) and the years ended December 31, 2002, 2003 and 2004:

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued

				Nine Months	Nine Months
				Ended	Ended
				September 30,	September 30,
In thousands except for				2004	2005
share and per share data	2002	2003	2004	(unaudited)	(unaudited)
Net income (loss)applicable to common shareholders	$1,338	$(5,000)	$(3,800)	$(2,227)	$(103,456)

Common shares outstanding:
Weighted average common shares used in computing basic net income (loss) per share	6,322,086	6,783,742	11,617,601	11,278,954	12,665,084
Plus incremental shares from assumed conversions:
Convertible preferred stock	13,833	—	—	—	—
Stock options	11,464	—	—	—	—
Warrants	49,510	—	—	—	—

	74,807	—	—	—	—

Weighted average common shares used in computing diluted net income (loss) per share	6,396,893	6,783,742	11,617,601	11,278,954	12,665,084

Net income (loss) per common share:

Basic	$0.21	$(0.74)	$(0.33)	$(0.20)	$(8.17)

Diluted	$0.21	$(0.74)	$(0.33)	$(0.20)	$(8.17)

However, the following shares were excluded from the calculation of net loss per share in the periods noted because their effects would have been anti-dilutive:

	Year Ended 2002	Year Ended 2003	Year Ended 2004	Nine Months Ended September 30, 2004 (unaudited)	Nine Months Ended September 30, 2005 (unaudited)
Convertible preferred stock	—	13,333	13,333	13,333	13,333
Stock options	811,799	1,426,670	1,812,909	1,694,531	1,658,151
Warrants	318,797	1,460,994	900,049	900,049	857,215

	1,130,596	2,900,997	2,726,291	2,607,913	2,528,699

For the year ended December 31, 2002, the shares noted above were excluded from the calculation of diluted per share results because the exercise price of these options and warrants was greater than the average market price of the Company’s Common Stock during the period.

Additionally, 238,989 shares issuable upon conversion of $4.4 million in convertible notes (as a result of meeting the first revenue threshold in the fourth quarter of 2003) issued in connection with the Company’s acquisition of MedUnite in December 2002 are excluded from the calculation for the nine months ending September 30, 2005, (unaudited) and September 30, 2004 (unaudited), and years ended December 31, 2004 and 2003 because their effect would also be anti-dilutive.

(m)	Stock-based Compensation — ProxyMed applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and related interpretations in

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
accounting for its stock-based compensation plans. The Company measures compensation expense related to the grant of stock options and stock-based awards to employees (including independent directors) in accordance with the provisions of APB No. 25. In accordance with APB No. 25, compensation expense, if any, is generally based on the difference between the exercise price of an option, or the amount paid for an award, and the market price or fair value of the underlying common stock at the date of the award or at the measurement date for variable awards. Stock-based compensation arrangements involving non-employees are accounted for under SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”) as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS No. 148”), under which such arrangements are accounted for based on the fair value of the option or award.

Under SFAS No. 123, as amended by SFAS No. 148, compensation cost for the Company’s stock-based compensation plans would be determined based on the fair value at the grant dates for awards under those plans. The assumptions underlying the fair value calculations of the stock option grants are presented in Note 15. Management has completed an analysis of the weighted average duration (or actual life) of their stock options and concluded that as of 2004, the appropriate estimated life is 6 years. Had the Company adopted SFAS No. 123 in accounting for its stock option plans, the Company’s consolidated net income (loss) and net income (loss) per share for the nine months ending September 30, 2004 (unaudited) and September 30, 2005 (unaudited), and the years ended December 31, 2002, 2003 and 2004 would have been adjusted to the pro forma amounts indicated as follows:

				Nine Months	Nine Months
				Ended	Ended
				September	September 30,
				30, 2004	2005
In thousands except for per share data	2002	2003	2004	(unaudited)	(unaudited)
Net income (loss) applicable to common shareholders, as reported	$1,338	$(5,000)	$(3,800)	$(2,227)	$(103,456)
Deduct: Total stock-based employee pro forma compensation expense determined under fair value based method for all awards, net of related tax effects (1)	(6,814)	(4,378)	(2,717)	(1,613)	(1,103)
Addback charges already taken for intrinsic value of options	—	—	115	92	240

Pro forma net loss	(5,476)	(9,378)	(6,402)	(3,748)	(104,319)

Basic net income (loss) per common share:
As reported	0.21	(0.74)	(0.33)	(0.20)	(8.17)
Pro forma	(0.87)	(1.38)	(0.55)	(0.33)	(8.24)
Diluted net income (loss) per common share:
As reported	0.21	(0.74)	(0.33)	(0.20)	(8.17)
Pro forma	(0.87)	(1.38)	(0.55)	(0.33)	(8.24)

(1) The following ranges of assumptions were used in the calculation of pro forma compensation expense for the periods presented:

Risk-free interest rate	3.9%-5.2%	3.4%-4.4%	3.8%-4.8%	3.8%-4.8%	3.8%-4.8%
Expected life	10 years	10 years	6 years	6 years	6 years

Expected volatility	81%	81%	75%-77%	75%-77%	75%-77%
Dividend yield	0%	0%	0%	0%	0%
(n)	New Accounting Pronouncements — In September 2004, the Financial Accounting Standards Board (“FASB”) issued EITF No. 04-8, “Accounting Issues Related to Certain Features of

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
Contingently Convertible Debt and the Effect on Diluted Earnings per Share” (“EITF No. 04-8”). EITF No. 04-8 addresses when the dilutive effect of contingently convertible debt instruments should be included in diluted earnings per share and requires that contingently convertible debt instruments are to be included in the computation of diluted earnings per share regardless of whether the market price or other trigger has been met. EITF No. 04-8 also requires that prior period diluted earnings per share amounts presented for comparative purposes be restated. EITF No. 04-8 is effective for reporting periods ending after December 15, 2004. As a result of the issuance of EITF No. 04-8, shares convertible from the Company’s $13.1 million convertible notes may be required to be included in the calculation of earnings per share in periods of net income; however, the FASB has yet to reach a conclusion as to the effect of non market price triggers on earnings per share calculations in situations where the instrument contains only non-market price trigger, such as the Company’s convertible notes, and therefore the impact to the Financial Statements is not determinable at this time.

In December 2004, the FASB issued SFAS No. 123R, “Shared-Based Payments (Revised 2004).” SFAS No. 123R is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” and supercedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and its related guidance. SFAS No. 123R requires public entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be estimated using option-pricing models adjusted for the unique characteristics of those instruments and will be recognized and expensed over the period which an employee is required to provide service in exchange for the award (usually the vesting period). Fair value is based on market prices (if those prices are publicly available). If not available, SFAS 123R does not specifically require the use of a particular model; however, the most common models are the Black-Scholes model and lattice (binomial) models. Additionally, modifications to an equity award after the grant date will require a compensation cost to be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the award immediately before the modification. The effective date of SFAS No. 123R is for interim and annual reporting periods beginning after December 15, 2005. The Company has not completed the process of evaluating the impact that will result from adopting FASB Statement No. 123R and is therefore unable to disclose the impact that adoption will have on its financial position and results of operations.
(2) Acquisition of Businesses
(a)	PlanVista — On March 2, 2004, the Company acquired all of the capital stock of PlanVista Corporation, a publicly-held company located in Tampa, Florida and Middletown, New York that provides medical cost containment and business process outsourcing solutions, including claims repricing services, for the medical insurance and managed care industries, as well as services for healthcare providers, including individual providers, preferred provider organizations and other provider groups, for 3,600,000 shares of the Company common stock issued to PlanVista’s shareholders. In addition, the Company assumed debt and other liabilities of PlanVista totaling $46.4 million, and incurred $1.3 million in acquisition related expenses. The value of these shares was $59.8 million based on the average closing price of the Company’s common stock for the day of and the two days before and after the announcement of the definitive agreement on December 8, 2003 in accordance with EITF No. 99-12, “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in Purchase Business Combination.” Additionally, the Company raised $24.1 million in a private placement sale of 1,691,227 shares of its Common Stock to various investment entities affiliated with General Atlantic Partners and Commonwealth Associates to partially fund repayment of PlanVista’s debts and other obligations outstanding at the time of the acquisition. The acquisition enables the Company to offer a new suite of products and services, provide new end-to-end services, increase sales opportunities with payers, strengthen business ties with certain customers, expand technological capabilities, reduce operating costs and enhance its public profile.

The Company had previously entered into a joint marketing agreement with PlanVista for the sale of PlanVista’s services in June 2003. As part of that agreement, PlanVista granted the Company a warrant to purchase 15% of the number of outstanding shares of PlanVista common stock on a

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
fully-diluted basis as of the time of exercise for $1.95 per share. The warrant was exercisable immediately and expired in December 2003. The warrant was accounted for at its cost under Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” since it did not meet the conditions necessary to be accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Upon expiration of the warrant in December 2003, the Company recorded an impairment loss in the amount $0.5 million (representing the initial value of the warrant, calculated using a Black Scholes model) which was reflected in other expense in the Company’s consolidated statement of operations for the year ended December 31, 2003.

Following consummation of the acquisition, PlanVista’s common stock was delisted from the Over the Counter Bulletin Board, and each share of PlanVista’s outstanding common stock was cancelled and converted into the right to receive 0.08271 of a share of the Company’s Common Stock and each holder of PlanVista series C preferred stock received 51.5292 shares of the Company’s Common Stock in exchange for each share of PlanVista series C preferred stock, all of which represented approximately 23% of the Company’s Common Stock on a fully converted basis. The holders of the Company’s outstanding stock, options and warrants at the date of the acquisition of PlanVista retained approximately 77% of the Company after the acquisition.

An allocation of the purchase price is as follows. All items are considered final except for the disputed New York State tax liability as discussed below:

In thousands
Common stock issued	$59,760
Acquisition-related costs	1,328
Other adjustments	(642)

Total purchase price	60,446

Allocation of purchase price:
Cash and cash equivalents	(782)
Accounts receivable, net	(9,470)
Other current assets	(381)
Property and equipment, net	(658)
Customer relationships	(24,600)
Provider network	(16,200)
Technology platforms	(1,180)
Other long-term assets	(360)
Accounts payable and accrued expenses	9,612
Income taxes payable	633
Notes payable, debt and other obligations	44,889
Other long-term liabilities	880

Goodwill	$62,829
As reported in the Company’s Form 10-Q/A for the period ended March 31, 2004, the excess of the consideration paid over the estimated fair value of net assets acquired in the amount of $61.0 million was initially recorded as goodwill. Due to adjustments for settled pre-acquisition contingencies of $0.7 million, potential exposure of other pre-acquisition contingencies of $0.6 million, adjustments to accrued network fees of $0.4 million and other net adjustments of $0.1 million recorded after the initial recording of the transaction, the excess of the consideration paid over the estimated fair value of net assets acquired has increased by $1.8 million to $62.8 million. Of this amount, the Company has determined that $20.7 million is tax deductible goodwill.

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
The weighted average useful life of the customer relationships is approximately 12.0 years, the weighted average useful life of the provider network is 10.0 years, and the weighted average useful life of the technology platforms is 4.5 years. The valuation of PlanVista’s provider network and technology platforms was based on management’s estimates which included consideration of a replacement cost methodology. The value of the customer relationships was calculated on a discounted cash flow model.

Additionally, the Company reduced the purchase price by $0.6 million related to the marketing agreement with PlanVista from June 2003 (shown as “other adjustments” in the preceding purchase price allocation table). The results of PlanVista’s operations have been included in the Company’s consolidated financial statements since March 2004 in its Transaction Services segment.

At the time of its acquisition by the Company, PlanVista was involved in various lawsuits and threatened litigation. To date, a significant number of these cases have been settled or dismissed and resulted in $0.7 million charged to goodwill and $0.2 million charged to expense in 2004. As of December 31, 2004, the unresolved pre-acquisition contingencies included: (i) a lawsuit filed against a former subsidiary of PlanVista for which the Company intends to vigorously defend itself but for which the Company has determined exposure to be in a range of $0.6 million to $1.6 million and has accrued $0.6 million at December 31, 2004; (ii) a disputed $2.8 million New York State tax liability; and (iii) a class action suit in which PlanVista is named defendant for which the Company is still evaluating the merits of the case and cannot yet draw a conclusion as to the outcome. In the case of the New York State tax dispute, any settlement paid would be charged to goodwill in accordance with EITF No. 93-7, “Uncertainties Related to Income Taxes in a Purchase Business Combination.”

The issuance of the 3,600,000 shares of Company Common Stock to the PlanVista stockholders was registered under the Securities Act of 1933 pursuant to the Company’s registration statement on Form S-4 (File No. 333-111024) (the “Registration Statement”) filed with the SEC and declared effective on February 2, 2004.

In connection with this transaction, on March 1, 2004, the Company’s shareholders approved (1) an amendment to the Company’s articles of incorporation to increase the total number of authorized shares of the Company’s Common Stock from 13,333,333 shares to 30,000,000 shares; (2) the issuance of 1,691,227 shares of the Company’s Common Stock at $14.25 per share in a private equity offering valued at $24.1 million (to retire debt of PlanVista and pay certain expenses associated with the merger); (3) the issuance of 3,600,000 shares of the Company’s Common Stock in connection with the PlanVista merger; and (4) an amendment to the Company’s 2002 Stock Option Plan to increase the total number of shares available for issuance from 600,000 to 1,350,000. Additionally, one director of PlanVista was appointed to the Company’s board of directors to fill a vacancy left by a former the Company director who resigned in February 2003.

All officers and employees of PlanVista, with the exception of PlanVista’s Chief Financial Officer, continued employment with the Company. In May 2004, PlanVista’s Chief Executive Officer announced his resignation and effective September 1, 2004, he became a consultant to the Company. Under the terms of this agreement, he is allowed to continue to vest in the stock options he received at the time of the acquisition of PlanVista (see Note 14).

Additionally, certain officers, directors and employees of PlanVista were granted options to purchase an aggregate of 200,000 shares of the Company common stock at an exercise price of $17.74 per share. Of these original options granted, 173,120 were to vest two-thirds on the first anniversary date of the grant and one-third on the third anniversary date of the grant. Since the exercise price was less than the market price as of the date of issuance, the Company is recording periodic non-cash compensation charges over the vesting period of the options based on the intrinsic value method. For the year ended December 31, 2004, the Company recorded a non-cash compensation charge of $0.1 million for these options. Subsequent to the original issuance of these options, 10,608 stock options have been cancelled due to separation of employment with the Company. In addition, 68,543 granted to the PlanVista’s former Chief Executive Officer as a

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
result of his resignation effective September 1, 2004 have been modified due to his change in employment status (see Note 14). The balance of 26,880 options was granted to PlanVista’s former Chief Financial Officer in connection with a consulting arrangement with him. Fifty percent of these options vested immediately upon the change of control and 25% vest on each of the three month and six month anniversaries of the change in control. The Company recorded a charge of approximately $0.1 million in compensation expense associated with this grant in the three months ended March 31, 2004 utilizing a Black-Scholes model using the following assumptions: risk-free interest rate of 1.2%, expected life of 9 months, expected volatility of 42% and no dividend yield.
The following unaudited pro forma summary presents the consolidated results of operations of the Company and PlanVista as if the acquisitions of these businesses had occurred on January 1, 2003 and 2004 for each period presented. These pro forma results do not necessarily represent results that would have occurred if the acquisition had taken place on that date, or of results that may occur in the future.

			Nine Months Ended
In thousands except for per			September 30, 2004
share data	2003	2004	(unaudited)
Revenues	$104,644	$95,914	$73,333
Cost of sales	40,867	35,655	27,753
Selling, general and administrative expenses	49,282	50,373	37,678
Operating income (loss)	1,429	(881)	(13)
Interest expense, net	(2,064)	(2,227)	1,687
Net loss	(1,516)	(3,114)	(1,891)
Basic and diluted net loss per share of common stock	(0.13)	(0.25)	(0.15)
(b)	MedUnite — On December 31, 2002, the Company acquired all of the capital stock of MedUnite, Inc., a privately-held company founded by seven of the nation’s largest health insurers to provide healthcare claims processing services, for $10.0 million in cash, $13.4 million in 4% convertible promissory notes, and acquisition-related and exit costs of $6.7 million (originally estimated at $8.3 million at December 31, 2002). The purchase price was allocated as follows:

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued

	As
	Originally	As
In thousands	Reported	Adjusted
Cash paid	$10,000	$10,000
Convertible debt issued	13,400	13,137
Acquisition-related and exit costs	8,321	6,700

Total purchase price	31,721	29,837

Allocation of purchase price:
Cash	(879)	(879)
Other current assets	(3,805)	(3,770)
Property and equipment	(1,793)	(1,913)
Customer relationships	(6,600)	(6,600)
Purchased technology	(6,000)	(6,000)
Other long-term assets, including restricted cash	(1,033)	(1,033)
Current liabilities	9,515	9,638
Other long-term liabilities	1,233	1,057

Goodwill	$22,359	$20,337

The excess of the consideration paid over the estimated fair value of net assets acquired in the amount of $20.3 million was recorded as goodwill (originally recorded at $22.4 million at December 31, 2002), none of which is deductible for income tax purposes (see Note 14). The weighted average useful life of the customer relationships at acquisition was approximately 10 years and the weighted average useful life of the purchased technology is 4.2 years. The valuation of MedUnite’s real-time processing platform was based on management’s estimates which included consideration of utilizing a replacement cost methodology while the value of the customer relationships was calculated on a discounted cash flow model. The results of MedUnite’s operations have been included in the Company’s consolidated financial statements since January 1, 2003 in its Transaction Services segment.

The 4% convertible promissory notes are uncollateralized and mature on December 31, 2008. Interest is payable quarterly in cash in arrears. The notes were convertible into an aggregate of 731,322 shares of the Company’s common stock (based on a conversion price of $18.323 per share which was above the traded fair market value of the Company’s common stock at December 31, 2002) if the former shareholders of MedUnite achieve certain aggregate incremental revenue based targets over a baseline revenue of $16.1 million with the Company over the next three and one-half year period as follows: (i) one-third of the principal if incremental revenues during the measurement period from January 1, 2003 through June 30, 2004 are in excess of $5.0 million; (ii) one-third of the principal if incremental revenues during the measurement period from July 1, 2004 through June 30, 2005 are in excess of $12.5 million; and (iii) one-third of the principal if incremental revenues during the measurement period from July 1, 2005 through June 30, 2006 are in excess of $21.0 million. Amounts in excess of any measurement period will be credited towards the next measurement period; however, if the revenue trigger is not met for any period, the ability to convert that portion of the principal is lost. In the fourth quarter of 2003, the first revenue target was met.

Of the original $13.4 million in principal amount, $4.0 million was held in escrow until December 31, 2003 as a source for limited indemnification conditions of the acquisition. In the fourth quarter of 2003, the escrow agent accepted a claim of $0.4 million from the Company. This claim was settled with the Company via a cash payment of $0.1 million (paid out of undistributed interest received) and an offset against the escrow of $0.3 million. As such, the Company recorded an adjustment to goodwill. The escrow was released on December 31, 2003 and convertible notes totaling $3.7 million were distributed to the former shareholders of MedUnite. The total amount of

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
convertible notes as of December 31, 2004 is $13.1 million. Additionally, as a result of the reduction in principal, the notes are now convertible into 716,968 shares of the Company’s Common Stock subject to achieving the revenue triggers. As of September 30, 2005 (unaudited), none of the triggers have been achieved.
MedUnite had incurred significant losses since its inception and was utilizing cash significantly in excess of amounts it was generating. As a result, at the time it was acquired by the Company, there were substantial liabilities and obligations (both known and unknown at December 31, 2002) associated with the business. Subsequent to the acquisition by the Company, MedUnite’s senior management team was terminated along with approximately 20% of the general workforce in an effort to eliminate duplicative positions and control these costs. As a result of the workforce reduction, the company paid $2.2 million in severance which was recorded as an adjustment to goodwill.

As a result of the acquisition, all notes payable, convertible notes and related accrued interest to MedUnite’s shareholders with a carrying value of $23.4 million (except for a $2.3 million note payable issued to NDCHealth Corporation (“NDCHealth”) in August 2001, plus $0.2 million of accrued interest on this note, and a $2.6 million note payable issued to NDC on December 31, 2002, together known as the “NDCHealth Debt”) were cancelled. Additionally, as part of the acquisition, NDCHealth released MedUnite from $4.0 million of the NDCHealth Debt and agreed to amend certain existing MedUnite agreements in favor of future relationships with ProxyMed to be entered into in good faith. The remaining $1.1 million was included in accrued expenses at December 31, 2002 and ultimately refinanced under the note payable described below in April 2003.

Additionally during 2003, the Company was successful in entering into financing agreements with certain major vendors of MedUnite as a means to settle $5.4 million in liabilities that existed at December 31, 2002. In March 2003, the Company restructured $3.4 million in accounts payable and accrued expenses acquired from MedUnite and outstanding at December 31, 2002 to one vendor by paying $0.8 million in cash and financing the balance of $2.6 million with an unsecured note payable over 36 months at 8% commencing March 2003. Additionally, in April 2003, the Company financed a net total of $2.0 million ($2.8 million in accounts payable and accrued expenses offset by $0.8 million in accounts receivable) existing at December 31, 2002 from MedUnite to NDCHealth by issuing an unsecured note payable over 24 months at 6%.

Prior to its acquisition by ProxyMed, in April 2002, MedUnite had entered into a three-year information technology services agreement to outsource certain hosting, system maintenance and operation services. Actual service fees are based on the number of transactions processed by the software being supported; however, MedUnite was committed to pay a minimum annual service fee of $1.2 million. The Company cancelled this agreement in May 2003 and paid a total of $1.1 million in July 2003.

At the time MedUnite was acquired by The Company, the Company decided to migrate off of a software license used to operate MedUnite’s web portal. At that time, the Company was liable to purchase software maintenance services from the supplier of that license in the total amount of $1.8 million through mid-2005. Such amount was included in the acquisition-related accrual for the MedUnite acquisition at December 31, 2002. However, the Company reached agreement with the software vendor and settled this obligation for $0.9 million. Payments of $0.7 million were made in 2003 and the balance of $0.2 million was paid in January 2004.
(3) Sale of Assets
On June 30, 2004, the Company sold certain assets and liabilities of its Laboratory Communication Solutions segment that were used in its non-core contract manufacturing business to an entity formed by a former executive of the Company for $4.5 million in cash. Under terms of the sale agreement, the Company received $3.5 million in cash at closing and received the balance of $1.0 million in cash in July and August 2004 upon presentation of final accounting.

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
The Company believes the divested manufacturing assets were not a component of an entity because the operations and cash flows could not be clearly distinguished, operationally and for financial purposes, from the rest of the entity. Accordingly, pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets,” failure to meet such a condition precluded these assets from being presented as discontinued operations.
As a result of the transaction, the Company recorded a loss on sales of assets of $0.1 million for the year ended December 31, 2004. This loss includes the value of options to purchase 10,000 shares of the Company’s common stock granted to the former executive at an exercise price of $16.00 in July 2004 which was originally accrued at June 30, 2004.
(4) Equity Transactions
(a)	Common Stock — On April 5, 2002, the Company sold 1,569,366 shares of unregistered Common Stock at $15.93 per share (the “Primary Shares”) in a private placement to General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG. (the “General Atlantic Purchasers”), four companies affiliated with General Atlantic LLC (“GA”), a private equity firm and received net proceeds of $24.9 million. In addition, the Company also issued two-year warrants for the purchase of 549,279 shares of Common Stock exercisable at $15.93 per share (the “GAP Warrants”). No placement agent was used in this transaction. The Company granted the General Atlantic Purchasers and certain of their transferees and affiliates certain demand and “piggy back” registration rights starting one year from closing. Additionally, in connection with the transaction, Managing Director of GA was appointed as a director to fill a vacancy on the Company’s Board of Directors.

As a result of the purchase of the Primary Shares, the General Atlantic Purchasers owned approximately 23.4% of the then outstanding shares of the Company’s Common Stock. At the Company’s Annual Meeting of Shareholders held on May 22, 2002, the shareholders of the Company approved that the GA Warrants may be exercised at any time after April 5, 2003, and prior to April 5, 2004, pursuant to the original terms of the warrant. On March 25, 2004, GA exercised these warrants for $8.75 million in cash.

In May 2002, the Company issued 30,034 shares of unregistered The Company Common Stock (valued at $0.6 million) in its acquisition of KenCom Communications & Services, Inc. (“KenCom”), a privately-owned provider of laboratory communication solutions, and paid acquisition related costs of $52,000. The number of shares of Common Stock issued was based on the average of the closing prices of the Company’s Common Stock for the five days immediately preceding the closing.

As more fully discussed in Note 2 (a), on March 2, 2004, the Company issued 3,600,000 shares of its Common Stock in its acquisition of PlanVista. Additionally, The Company raised $24.1 million in a private placement sale of 1,691,227 shares its common stock to various entities affiliated with GA and Commonwealth Associates to partially fund repayment of PlanVista’s debts and other obligations outstanding at the time of the acquisition.

(b)	Series B Warrants — In December 2002, 34,500 of Series B Preferred warrants were converted into an equivalent number of common shares for $0.5 million in cash. Since December 31, 2002, no Series B Warrants are outstanding.

(c)	Series C Preferred Stock — On December 13, 2001, the Company offered to convert its then outstanding Series C 7% Convertible Preferred Stock (the “Series C Preferred”) into shares of Common Stock at a reduced conversion price (the “Conversion Offer”). For a period of sixty days ending February 11, 2002, the holders of the Series C Preferred Stock were able to convert such Stock at a reduced conversion price of $13.05 per share instead of the original conversion price of $15.00. A deemed dividend charge of $0.6 million was recorded in the first quarter of 2002 for conversions of 31,650 shares of Series C Preferred into 242,508 shares of Common Stock consummated after the 2001 year-end. Subsequent to the Conversion Offer, 1,000 shares of Series C Preferred were converted into 6,666 shares of Common Stock. As of December 31, 2003

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
and 2004 and September 30, 2005 (unaudited), there were 2,000 unconverted shares of Series C Preferred, which are convertible into 13,333 shares of Common Stock.

(d)	Series C Warrants. — In 2002, 8,333 Series C Warrants were converted into 1,190 shares of common stock. As of both December 31, 2004 and 2003, Series C Warrants remain outstanding to purchase 42,833 of shares of common stock. These remaining Series C Warrants expired in June 2005.

(e)	Other Warrants — In conjunction with a joint marketing agreement entered into between the Company and a subsidiary of First Data Corporation (“FDC”), an electronic commerce and payment services company, in July 2003, the Company issued to FDC a warrant agreement under which FDC may be entitled to purchase up to 600,000 of the Company’s Common Stock at $16.50 per share. The ability of FDC to exercise under the warrant agreement is dependent upon the Company achieving certain revenue-based thresholds under such joint marketing agreement over a three and one-half year period. Additionally, in connection with this agreement, four investment entities affiliated with GA, current investors in the Company, received an aggregate of 243,882 warrants, as a result of pre-emptive rights relating to their investment in the Company in April 2002. The GA warrant agreements are subject to the same terms and conditions as those issued to FDC and are exercisable only if FDC’s right to exercise under its warrant agreement is perfected. At the time any of the revenue thresholds is met, the Company may have to record a charge in its statement of operations for the value of the FDC warrants. Both the FDC and GA warrants expire in December 2006.

Additionally, at December 31, 2004, there are 13,333 warrants exercisable at $149.40 through June 2007 issued in connection with a 1997 business transaction consummated by ProxyMed.

(f)	Other — The Company has remaining 1,555,000 authorized but unissued shares of Preferred Stock, par value $0.01 per share, which is entitled to rights and preferences to be determined at the discretion of the Board of Directors.
(5) Segment Information
The Company operates in two reportable segments that are separately managed: Transaction Services (formerly known as Electronic healthcare transaction processing) and Laboratory Communication Solutions. Transaction Services includes transaction, cost containment and value-added services principally between healthcare providers and insurance companies (Payer Services and Medical Cost Containment Services) and physicians and pharmacies (Prescription Services); and Laboratory Communication Solutions includes the sale, lease and service of communication devices principally to laboratories and through June 30, 2004, the contract manufacturing of printed circuit boards (Laboratory Services). As a result of a re-alignment of its Corporate overhead functions (i.e., executives, finance, legal, human resources, facilities, insurance, etc.) in the second quarter of 2004, the Company is now reporting these expenses and assets as part of its Transaction Services segment. International sales were attributable to the manufacturing assets of the Laboratory Communication Solutions segment that were sold on June 30, 2004. Due to the bundling of our products and services, it is impractical to break revenue by product within each segment.

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued

				Nine Months Ended	Nine Months Ended
				September 30, 2004	September 30, 2005
In thousands	2002	2003	2004	(unaudited)	(unaudited)
Net revenues by operating segment:
Transaction Services	$22,439	$46,673	$71,304	$52,117	$51,264
Laboratory Communication Solutions	27,743	24,883	18,942	15,548	9,000

	50,182	71,556	90,246	67,665	60,264

Net revenues by geographic location:
Domestic	49,500	70,340	90,140	67,559	60,264
International (1)	682	1,216	106	106	—

	50,182	71,556	90,246	67,665	60,264

Operating income (loss) by operating segment:
Transaction Services	597	(920)	(3,115)	(1,123)	(102,788)
Laboratory Communication Solutions	3,535	1,119	1,938	1,464	947
Corporate	(2,792)	(3,841)	(797)	(1,097)	—

	1,340	(3,642)	(1,974)	(756)	(101,841)

Depreciation and amortization by operating segment:
Transaction Services	1,581	4,754	8,718	6,201	7,249
Laboratory Communication Solutions	857	1,369	823	663	438
Corporate	198	193	222	222	—

	2,636	6,316	9,763	7,086	7,687

Capital expenditures and capitalized software by operating segment:
Transaction Services	1,291	3,345	3,957	3,273	1,652
Laboratory Communication Solutions	693	602	392	311	388
Corporate	22	80	—	—	—

	2,006	4,027	4,349	3,584	2,040

				September 30,
Total assets by operating segment:	December 31,			(unaudited)
	2002	2003	2004	2004	2005
Transaction Services	$58,957	$54,052	$173,061	$177,761	$69,433
Laboratory Communication Solutions	12,904	12,053	11,342	7,273	6,199
Corporate	16,843	7,025	—	—	—

	$88,704	$73,130	$184,403	$185,034	$75,632

(l)	(1) All amounts are transacted in US Dollars for Laboratory Communication Solutions

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
(6) Investment in Warrant
In June 2003, the Company entered into a joint marketing and distribution agreement with PlanVista to provide the Company’s electronic healthcare transaction processing services and PlanVista’s network access and repricing service product as an integrated package to existing and prospective payer customers. As part of the agreement, PlanVista granted the Company a warrant to purchase 15% of the number of outstanding shares of PlanVista common stock on a fully-diluted basis as of the time of exercise for $1.95 per share. The warrant was exercisable immediately and expired in December 2003. The warrant was being accounted for at its cost under Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” since it did not meet the conditions necessary to be accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Upon expiration of the warrant in December 2003, the Company recorded an impairment loss in the amount $0.5 million (representing the initial value of the warrant and calculated using a Black Scholes model) which is reflected in other expense in the Company’s consolidated statement of operations for the year ended December 31, 2003.
Additionally, the initial value of the warrant of approximately $0.5 million along with additional amounts of $0.4 million received by the Company under the agreement was being amortized as a reduction of cost of sales over 36 months. Amortization related to these items was $0.2 million for the years ended December 31, 2003 and 2004, respectively and $0.1 million for the nine months ended September 30, 2005 (unaudited). Upon the consummation of its acquisition of PlanVista on March 2, 2004, the Company wrote off the $0.6 million of remaining unamortized amount as part of the purchase price of the acquisition (see Note 2(a)).
(7) Inventory
Inventory consists of the following at:

			September 30,
	December 31,	December 31,	2005
In thousands	2003	2004	(unaudited)
Materials, supplies and component parts	$2,021	$651	$370
Work in process	590	32	63
Finished goods	744	1,098	746

	3,355	1,781	1,179
Less: Obsolescence reserve	(8)	(6)	(16)

	$3,347	$1,775	$1,163

(8) Property and Equipment
     Property and equipment consists of the following at:

			September 30,	Estimated
	December 31,	December 31,	2005	Useful
In thousands	2003	2004	(Unaudited)	years
Furniture, fixtures and equipment	$2,394	$1,763	$1,918	4 to 7 years
Computer hardware and software	6,022	10,132	13,422	2 to 5 years
Service vehicles	211	139	141	5 years

Leasehold improvements	986	1,087	572	Life of lease
Revenue earning equipment	1,243	1,302	1,292	3 to 5 years

	10,856	14,423	17,345
Less: accumulated depreciation	(6,084)	(9,622)	(13,042)

Property and equipment, net	$4,772	$4,801	$4,303

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
Depreciation expense was $1.8 million in 2002, $3.1 million in 2003, $3.3 million in 2004, and $2.5 million and $2.1 million for the nine months ending September 30, 2004 (unaudited) and 2005 (unaudited), respectively. Accumulated depreciation for revenue earning equipment at December 31, 2003 and 2004 and September 30, 2005 (unaudited) was $0.3 million, $ 0.6 million and $0.9 million, respectively.
(9) Goodwill and Other Intangible Assets
(a)	Goodwill — The Company adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” effective January 1, 2002. Under SFAS No. 142, goodwill is reviewed at least annually for impairment. SFAS No. 142 requires that goodwill be tested for impairment at the reporting unit level at adoption and at least annually thereafter, utilizing a “fair value” methodology versus an undiscounted cash flow method required under previous accounting rules. In accordance with the adoption of SFAS No. 142, we completed our annual tests at December 31, 2004 and 2003 utilizing techniques including a market value analysis. No impairment charges were recorded as a result of these tests.

See footnote 22 for a discussion of goodwill impairment at September 30, 2005 (unaudited).

The changes in the carrying amounts of goodwill, net, for 2004 and 2005 by operating segment are as follows:

		Laboratory
		Communication
In thousands	Transaction Services	Solutions	Total
Balance as of December 31, 2003	$28,673	$2,102	$30,775
Goodwill acquired during 2004	62,829	—	62,829

Balance as of December 31, 2004	91,502	2,102	93,604
Adjustment to goodwill during the Period (unaudited)	875	—	875
Write-off (unaudited)	(68,035)	—	(68,035)

Balance as of September 30, 2005 (unaudited)	$24,342	$2,102	$26,444

(b)	Other Intangible Assets — The carrying amounts of other intangible assets as of December 31, 2003 and 2004 by category, are as follows:

In thousands	December 31, 2003			December 31, 2004
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net
Capitalized software	$1,193	$(156)	$1,037	$2,661	$(769)	$1,892
Purchased technology	9,721	(3,221)	6,500	10,342	(4,738)	5,604
Customer relationships	9,793	(1,446)	8,347	34,283	(4,324)	29,959
Provider network	—	—	—	16,200	(1,350)	14,850

	$20,707	$(4,823)	$15,884	$63,486	$(11,181)	$52,305

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued

	September 30, 2005 (Unaudited)
	Carrying	Accumulated
	Amount	Amortization	Net
Capitalized software	$2,976	$(1,244)	$1,732
Purchased technology	9,152	(4,708)	4,444
Customer relationships	14,536	(6,966)	7,570
Provider network	7,565	(2,565)	5,000

	$34,229	$(15,483)	$18,746

As part of its acquisition of MedUnite (see Note 2(b)), the Company recorded $6.6 million in customer relationships in the laboratory communication solutions segment, and approximately $1.2 million and $4.8 million for the legacy and real-time technology platforms, respectively. As part of its acquisition of PlanVista (see Note 2(a)), the Company recorded $24.6 million in customer relationships, $16.2 million for a provider network, and $1.2 million in technology platforms, respectively. The valuations of the provider network and technology platforms were based on management’s estimates which included consideration of a replacement cost methodology. The values of the customer relationships were calculated on a discounted cash flow model.
As a result of management’s periodic review for impairment in accordance with SFAS No. 144, the Company wrote off approximately $0.5 million in customer relationships in the laboratory communication solutions segment and approximately $0.1 million in capitalized software in the transaction services segment during the year ended December 31, 2003. The impairment charges were included in write-off of impaired and obsolete assets in the accompanying consolidated statements of operations.
Estimates of useful lives of other intangible assets are based on historical experience, the historical experience of the entity from which the intangible assets were acquired, the industry in which the Company operates, or on contractual terms. If indications arise that would materially affect these lives, an impairment charge may be required and useful lives may be reduced. Intangible assets are being amortized over their estimated useful lives on either a straight-line or other basis as follows:

Estimated
Useful Lives
Capitalized software	3 - 5 years
Purchased technology	1 - 12 years
Customer relationships	4.6 - 12 years
Provider network	10 years
Amortization expense of other intangibles was $0.8 million, $3.2 million and $6.5 million for the years ended December 31, 2002, 2003 and 2004, respectively. Amortization expense of other intangibles was $4.6 and $5.6 for the nine months ended September 30, 2004 (unaudited) and 2005 (unaudited), respectively.

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
As of December 31, 2004, estimated future amortization expense of other intangible assets in each of the years 2005 through 2009 is as follows:

In thousands
2005	$7,306
2006	7,165
2007	6,802
2008	6,188
2009	5,094

$32,555

As of September 30, 2005 (unaudited), estimated future amortization of Other Intangible Assets in each of the years 2005 through 2010 is as follows:

In thousands
2005 (remainder of year)	$1,074
2006	4,180
2007	3,757
2008	3,039
2009	1,786
2010	1,733

$15,569

     See Footnote 22 for a discussion of impairment of other intangible assets.
(10) Restricted Cash
At December 31, 2003, restricted cash includes $0.2 million to support a letter of credit used as collateral for a financed liability insurance policy. Since the letter of credit expires in February 2005, this collateral (which has been reduced to $50,000 at December 31, 2004) is included in other current assets at December 31, 2004 and September 30, 2005 (unaudited).

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
(11) Accounts Payable and Accrued Expenses
Accounts payable and accrued expenses consist of the following:

			Nine Months
			Ended
			September 30,
			2005
In thousands	2003	2004	(unaudited)
Accounts payable	$2,956	$2,072	$3,605
Accrued payroll and related costs	1,860	3,196	2,628
Accrued vendor rebates and network fees payable	1,198	2,825	2,463
Accrued professional fees	418	1,645	898
Acquisition related costs	459	—	—
Other accrued expenses	1,373	3,899	4,176

Total accounts payable and accrued expenses	$8,264	$13,637	$13,770

Other accrued expenses include the current portion of capital leases payable, customer deposits, estimated property and other non-income based taxes.
(12) Debt Obligations
(a)	Senior Debt — As a result of the acquisition of PlanVista, the Company assumed and guaranteed a $20.4 million secured obligation to PVC Funding Partners, LLC, an owner of approximately 20% of the outstanding common stock of the Company. This obligation is payable in monthly installments of $0.2 million and matures with a balloon payment of $17.6 million on May 31, 2005. It originally bore an interest rate of 6%, payable monthly in cash, which increased to 10% on December 1, 2004. Under the covenants of the senior debt obligation, PlanVista (as a wholly-owned subsidiary) is limited in its ability to transfer cash to the Company (as the parent company). Additionally, the assets of PlanVista were not eligible collateral for the Company’s asset-based line of credit due to covenants of the senior debt. At December 31, 2004, the balance of this senior debt is $18.4 million. As of March 8, 2005, the Company has executed a term sheet with our current bank to expand and extend its current line of credit. Wachovia will receive first lien security on all the Company assets including all subsidiaries. The Company expects to satisfy the obligation of the note it assumed as part of the PlanVista acquisition through the proceeds of this expanded line of credit and its current cash balances prior to the due date of the assumed note.

See footnote 22 for description of the Company’s refinancing of its senior debt and revolving credit facility.

(b)	Convertible Notes — On December 31, 2002, the Company issued $13.4 million in uncollateralized convertible promissory notes at 4% to the former shareholders of MedUnite as part of the consideration paid in its acquisition of MedUnite. Interest is payable quarterly in cash in arrears. The convertible promissory notes are payable in full on December 31, 2008 unless converted earlier upon the meeting of certain aggregate revenue triggers by the former shareholders. After an offsetting claim by the Company in October 2003 in the amount of $0.3 million, the outstanding balance of these notes is $13.1 million. Additionally, as a result of the reduction in principal, the notes are now convertible into 716,968 shares of the Company’s common stock subject to achieving the revenue triggers. The first revenue trigger was met in the fourth quarter of 2003.

(c)	Notes Payable — In February 2003, the Company financed $0.3 million for a certain liability insurance policy required for the MedUnite acquisition over 24 months at 5.25% to a third-party. As of December 31, 2004, this note had been paid in full, however, due to timing provisions in the note, it is collateralized by a letter of credit in the amount of $50,000 which is supported with restricted cash through February 2005 (see Note 10).

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
In March 2003, the Company restructured $3.4 million in accounts payable and accrued expenses acquired from MedUnite and outstanding at December 31, 2002 to one vendor by paying $0.8 million in cash and financing the balance of $2.6 million with an unsecured note payable over 36 months at 8% commencing in March 2003. At December 31, 2004, the balance of this note payable is $1.1 million.

In April 2003, the Company financed a net total of $2.0 million ($2.8 million in accounts payable and accrued expenses offset by $0.8 million in accounts receivable) existing at December 31, 2002 from MedUnite to NDCHealth by issuing an unsecured note payable over 24 months at 6%. At December 31, 2004, the balance of this note payable is $0.8 million.

As a result of the acquisition of PlanVista, the Company also assumed notes payable to two former board members of PlanVista. The combined balance of these notes is $0.5 million at December 31, 2004. One of these board members has been appointed as director of the Company as a result of the acquisition. These notes bear interest at prime plus 4% and a total of $0.2 million in interest is accrued at December 31, 2004. Both principal and interest were due on December 1, 2004; however, repayment of principal and accrued interest are expressly subordinated to prior payment of the Senior Debt which has not yet been paid and is due on May 31, 2005.

The Company also assumed an unsecured note payable that financed a certain liability policy of PlanVista that was required as part of the acquisition. This note bears interest at 8.5% and is payable to a third-party. As of December 31, 2004, the balance of this note had been paid in full.

(d)	Revolving Credit Facility — In December 2003, the Company entered into a $12.5 million asset-based line of credit with its commercial bank maturing the earlier of (1) December 2004 or (2) six months prior to the maturity date of the senior debt assumed in the acquisition of PlanVista (which currently matures in May 2005) unless such debt can be repaid or refinanced. In December 2004, the bank agreed to extend the maturity date of this line of credit through February 28, 2005. With extensions granted from the commercial bank, this line of credit has now been extended through April 30, 2005. Borrowings under such facility are subject to eligible cash, accounts receivable, and inventory and other conditions and excluded the assets and borrowing capacity of PlanVista. Borrowings will bear interest at the prime rate plus 0.5% or at LIBOR plus 2.25% (or LIBOR plus 0.75% in the case of borrowings against eligible cash only.) Interest was payable monthly. Costs related to this facility totaling $0.1 million were being amortized as interest expense over a one-year period through November 2004.

As of March 8, 2005, the Company has executed a term sheet with its commercial bank to expand and extend its current line of credit. However, this is not a commitment by the bank to lend. The bank will receive first lien security on all the Company assets including all subsidiaries. The Company expects to satisfy the obligations of the note it assumed as part of the PlanVista acquisition through the proceeds of this expanded line of credit and its current cash balances prior to the due date of the assumed note (see Note 12(a)). However, the Company cannot be assured that this will occur.

See footnote 22 for description of the Company’s refinancing of its senior debt and revolving credit facility.

Debt consists of the following at:

	December 31,	December 31,	September 30, 2005
In thousands	2003	2004	(unaudited)
Related party debt	$—	$18,394	$12,129
Convertible debt	13,137	13,137	13,137
Notes payable	3,769	2,384	637

	16,906	33,915	25,903
Less: current maturities	(1,712)	(20,572)	(637)

	$15,194	$13,343	25,266

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
Debt payments over the next several years are as follows as of the periods indicated. The amounts assume no conversion of the convertible notes:

In thousands	December 31, 2004	September 30, 2005 (unaudited)
2005	$20,572	$428
2006	206	1,064
2007	—	1,072
2008	13,137	14,209
2009	—	1,072
Thereafter	—	8,058

	$33,915	$25,903
(13) Income Taxes
The income tax provision is as follows:

	Year Ended	Year Ended	Year Ended	Nine Months Ended	Nine Months Ended
	December 31,	December 31,	December 31,	September 30, 2004	September 30, 2005
In thousands	2002	2003	2004	(unaudited)	(unaudited)
Current:
Federal	$—	$—	$—	$—	$—
State			40	225	—

	—	—
	$	$	$40	$225	$—

Deferred:
Federal	$—	$—	$—	$—	$—
State	—	—	—	—	—

Income tax provision	$—	$—	$40	$225	$—

This income tax provision differs from the amount computed by applying the statutory federal income tax rate to the net loss reflected on the Consolidated Statements of Operations due to the following:

Nine Months	Nine Months
Ended September	Ended September
30, 2004	30, 2005
2002	2003	2004	(unaudited)	(unaudited)
In thousands	Amount	%	$ Amount	%	$ Amount	%	$ Amount	%	$ Amount	%

Federal income tax benefit at statutory rate	663	34.0%	(1,700)	34.0%	(1,278)	(34.0)%	(681)	(34.0)%	(35,175)	(34.0)%
State income tax benefit	80	4.1%	(174)	(3.5)%	(133)	(3.5)%	(70)	(3.5)%	(2,478)	(2.4)%
Non-deductible items	21	1.1%	205	4.1%	(90)	(2.4)%	(148)	(2.4)%	13,905	13.4%
Increase (decrease) in valuation allowance	(764)	(39.2)%	1,669	33.4%	1,541	41.1%	1,024	51.1%	23,748	23.0%

Total provision	––	––%	––	––%	40	1.2%	225	11.2%	––	––%

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
This income tax provision differs from the amount computed by applying the statutory federal income tax rate to the net loss reflected on the Consolidated Statements of Operations due to the following:
The significant components of the deferred tax asset account are as follows:

			September 30,
			2005
In thousands	2003	2004	(unaudited)
Net operating losses —Federal	$35,674	$69,110	$72,357
Net operating losses — State	4,155	8,048	8,427
Depreciation and amortization	5,070	—	7,943
Capitalized start up costs	6,447	3,951	2,080
Other — net	681	3,889	4,287

Total deferred tax assets	52,027	84,998	95,094
Less valuation allowance	(52,027)	(71,054)	(95,094)

Net deferred tax assets	—	13,944	—
Deferred tax liability
Depreciation and amortization	—	(13,944)	—

Net deferred tax assets	$—	$—	$—

Based on the weight of available evidence, a valuation allowance has been provided to offset the entire net deferred tax asset amount.
Total net operating loss carryforwards at December 31, 2004 and September 31, 2005 (unaudited) are $225.2 million and $212.8 million, respectively, of which as of December 31, 2004 $84.4 million and $54.5 million are attributed to the acquisitions of PlanVista and MedUnite, respectively. These net operating losses will expire between 2013 and 2024. Due to the changes in ownership control of the Company at various dates, as defined under Internal Revenue Code Section 382, net operating losses are limited in their availability to offset current and future taxable income. The annual limitations range from $1.9 million to $11.5 million.
The net deferred tax assets increased during 2004 by $17.0 million due to the PlanVista acquisition.
As a result of the change in ownership of MedUnite, the deferred tax asset attributable to MedUnite’s acquired net operating loss carryforward was adjusted by approximately $22.0 million, which represents the amount of net operating loss that will expire unutilized.
Total income tax payments during the year ended December 31, 2004 and the nine months ended September 30, 2005 (unaudited) were $78,000 and $209,000.
(14) Stock Options
The Company has various stock option plans for employees, directors and outside consultants, under which both incentive stock options and non-qualified options may be issued. Under such plans, options to purchase up to 2,031,017 shares of common stock may be granted. Options may be granted at prices equal to the fair market value at the date of grant, except that incentive stock options granted to persons owning more than 10% of the outstanding voting power must be granted at 110% of the fair market value at the date of grant. In addition, as of December 31, 2004, options for the purchase of 400,407 shares to newly-hired employees remained outstanding. Stock options issued by ProxyMed generally vest within three or four years or upon a change in control of the Company, and expire up to ten years from the date granted. Stock option activity was as follows for the three years ended December 31, 2004:

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued

			Weighted
	Options		average
	available	Options	exercise price
	for grant	outstanding	of options
Balance, December 31, 2001	232,467	829,771	$31.22
Options authorized	608,000	—	—
Options granted	(330,847)	330,847	16.89
Options expired/forfeited	65,422	(76,063)	82.29

Balance, December 31, 2002	575,042	1,084,555	23.27
Options authorized	—	—	—
Options granted	(443,750)	443,750	13.25
Options exercised	—	(556)	12.00
Options expired/forfeited	90,521	(101,080)	36.09

Balance, December 31, 2003	221,813	1,426,669	19.26
Options authorized	750,000	—	—
Options granted	(537,253)	537,253	14.96
Options exercised	—	(1,558)	10.14
Options expired/forfeited	142,835	(149,455)	30.80

Balance, December 31, 2004	577,395	1,812,909	17.04

Options authorized (unaudited)	—	—	—
Options granted (unaudited)	(736,500)	736,500	6.71
Options exercised (unaudited)	—	—	—
Options expired/forfeited (unaudited)	891,258	(891,258)	18.74

Balance, September 30, 2005 (unaudited)	732,153	1,658,151	11.54

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
The following table summarizes information regarding outstanding and exercisable options as of December 31, 2004:

	Options outstanding			Options exercisable
		Weighted
		average
		remaining
			Weighted		Weighted
Range of exercise	Number	contractual	average	Number	average
prices	outstanding	life (years)	exercise price	exercisable	exercise price
$7.10 - $15.00	422,810	8.5	$9.87	143,504	$11.68
$15.01 - $18.00	777,908	8.5	$16.65	264,144	$16.43
$18.01 - $23.00	607,191	6.2	$21.55	584,025	$21.63
$23.01 - $198.75	5,000	2.6	$136.65	5,000	$136.65

	1,812,909			996,673

The following table summarizes information regarding outstanding and exercisable options as of September 30, 2005 (unaudited):

	Options outstanding			Options exercisable
		Weighted
		average
		remaining
			Weighted		Weighted
Range of exercise	Number	contractual	average	Number	average
prices	outstanding	life (years)	exercise price	exercisable	exercise price
$6.45 - $15.00	1,086,930	5.1	$7.65	325,356	$9.32
$15.01 - $18.00	328,037	4.0	$17.09	257,466	$17.03
$18.01 - $23.00	239,851	2.4	$20.30	236,495	$20.32
$23.01 - $107.85	3,333	2.8	$105.60	3,333	$105.60

	1,658,151			822,650

The following table summarizes information regarding options exercisable as of:

	December 30,	December 30,	December 30,	September 30,
	2002	2003	2004	2005 (unaudited)

Number exercisable	624,075	825,448	996,673	822,650
Weighted average exercise price	$26.64	$22.73	$19.40	$15.29
The weighted average grant date fair value of options granted ($10.51 in 2004, $10.63 in 2003, and $13.37 in 2002) was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	2002	2003	2004
Risk-free interest rate	4.46%	4.08%	4.18%
Expected life	9.9 years	10.0 years	6.0 years
Expected volatility	81.0%	80.8%	76.2%
Expected dividend yield	0.0%	0.0%	0.0%

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
In January 2002, 40,000 vested stock options for three resigning directors were amended to allow for an extension of the exercise period through December 31, 2003. These options were never exercised and expired as of December 31, 2003.
Additionally, in January 2002, the Company’s Board of Directors agreed to cancel up to 37,767 stock options with exercise prices ranging from $57.45 to $202.50 issued to current officers and employees of the Company with the intent of reissuing the same number of options in the future at the then current market price. In September 2002, the Company issued 36,867 stock options, including 25,366 to the Company’s then chief financial officer and three senior executives, at an exercise price of $15.55 per share pursuant to this reissuance program.
At the Company’s Annual Meeting of Shareholders held on May 22, 2002, the shareholders approved a new 2002 Stock Option Plan pursuant to which options to purchase 600,000 shares of common stock may be issued to employees, officers and directors. Subsequent to December 31, 2003, the Company’s shareholders agreed to amend the 2002 Stock Option Plan to allow for the issuance of up to 1,350,000 shares of common stock (see Note 2(a)).
Additionally, in May 2002, the Company’s non-employee directors were granted a total of 55,000 options at an exercise price of $20.20 to compensate the directors upon initial appointment to the board, re-election to the board, and participation in sub-committees. Option grants for initial appointment and subsequent re-election to the board vest equally over a three-year period. Options for participation in sub-committees vest in full after three years but may be accelerated to vest after each sub-committee meeting attended. In October 2002, 15,000 and 1,875 options with an exercise price of $12.54 were granted to a newly appointed non-employee director for initial appointment and sub-committee membership, respectively. Of the total sub-committee grants, 8,125 options were accelerated to vest on December 31, 2002, 2,500 options were forfeited by a resigning director, and the remaining 6,250 sub-committee grants vested in 2003.
In June 2002, the Company’s Board of Directors authorized the issuance of stock options to employees and officers of the Company as part of a structured retention and reward plan. Initially in June 2002, 47,267 options were granted at an exercise price of $17.36 per share. Included in these grants were a total of 25,000 options granted to the Company’s chairman/chief executive officer and president/chief operating officer. In September 2002, an additional 38,050 options were granted to other employees and officers at an exercise price of $15.55 per share, including 14,100 stock options to the Company’s former chief financial officer and one other senior executive. These options are for a ten-year term and vest equally over a three-year period.
Also in June 2002, the Company’s Board of Directors authorized the issuance of stock options to the Company’s executive and senior management as part of their compensation plan for the 2002 year. As a result, 56,440 options were granted to the Company’s chairman/chief executive officer and president/chief operating officer at an exercise price of $17.36. In September 2002, 63,106 options were granted to the remaining executives and senior management at an exercise price of $15.55 per share. All of these options are for a ten-year term, vest in full after five years and contain a clause that enables the accelerated vesting of a portion or all of the options if specific, pre-determined individual and company goals are met during the 2002 year. Of the 119,546 total options granted under the 2002 compensation plan discussed above, 80,194 options were accelerated to vest on December 31, 2002 and the remaining 39,352 options will vest in 2007.
In March 2003, the Company granted 36,000 stock options at exercise prices of $7.60 to $9.24 per share to certain employees of MedUnite and 10,000 stock options at an exercise price of $7.60 to an executive officer of the Company.
In April 2003, the six non-employee directors of the Company were each granted 10,000 stock options at an exercise price of $7.28 per share. Such options were granted pursuant to the Company’s approved stock option plans and are for a ten-year term and vest equally over three years from the date of grant. Additionally, in May 2003, the Company’s non-employee directors were granted a total of 30,000 and 15,000 options at an exercise price of $10.63 to compensate the directors upon re-election to the board and participation in sub-committees, respectively, pursuant to guidelines adopted by the Company’s Board of

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
Directors in May 2002. The option grants for the re-election to the board are for a ten-year term and vest equally over a three-year period. Options for participation in sub-committees are for a ten year term and vest in full after five years but a portion may be accelerated to vest after each sub-committee meeting attended. Of the total sub-committee grants, 11,250 options were accelerated to vest on December 31, 2004 and the remaining 3,750 sub-committee grants vested in 2004.
In October 2003, the Compensation Committee approved grants of 125,000 and 50,000 stock options at an exercise price of $15.90 per share to the Company’s then current chairman/chief executive officer and president/chief operating officer, respectively. Such options are for a ten-year term and vest equally over three years from the date of grant.
In connection with the commencement of employment of the Company’s new chief financial officer in December 2003, the Company granted this executive a total of 100,000 stock options at an exercise price of $16.01 per share. Such options are for a ten-year term and vest equally over three years from the date of grant.
During the year ended December 31, 2004, the Company granted 360,373 stock options to officers and employees at exercise prices between $7.18 and $20.05 per share. Such options are for a ten-year term and generally vest equally over the three or four years following the date of the grant. However, of these options, 173,120 options granted to employees of PlanVista upon its acquisition by the Company will vest two-thirds on the first anniversary date of the grant and one-third on the third anniversary date of the grant. As described in Note 2(b), since these options were granted at an exercise price of $17.74, which was below the $19.00 market price at the time of issuance, the Company records periodic non-cash compensation charges over the vesting period of the options based on the intrinsic value method. For the year ended December 31, 2004, the Company recorded charges of $0.1 million for these options.
In March 2004, 26,880 options at an exercise price of $17.74 per share were granted to PlanVista’s former chief financial officer in connection with a consulting arrangement with him. Fifty percent of these options vested immediately upon the change of control and 25% will vest on each of the three month and six month anniversaries of the change in control. The Company recorded $0.1 million in compensation expense associated with this grant in the three months ended March 31, 2004 based on the Black-Scholes model using the following assumptions: risk-free interest rate of 1.2%, expected life of 9 months, expected volatility of 42% and no dividend yield.
Additionally, in March 2004, 15,000 stock options at an exercise price of $17.50 per share were granted to a new director upon appointment to the Company’s board of directors as result of the acquisition of PlanVista. Such options are for a ten-year term and vest equally over the three years following the date of the grant.
In June 2004, the Company’s outside directors were granted a total of 35,000 and 15,000 options at an exercise price of $20.00 to compensate the directors upon re-election to the board and for participation on a committee, respectively, pursuant to guidelines adopted by the Company’s Board of Directors in May 2002. Option grants for the re-election to the board are for a ten-year term and vest immediately. Options for participation in committees are for a ten-year term and vest in full after three years but a portion may be accelerated to vest after each committee meeting attended. As of December 31, 2004, the 15,000 committee options granted for the 2004-2005 term were vested.
As noted in Note 3, stock options to purchase 10,000 shares of the Company’s common stock at an exercise price of $16.00 were granted to a former executive of the Company who purchased the Company’s contract manufacturing assets on June 30, 2004. Such options were valued at $68,000 and included in the loss on disposal of assets for the year ended December 31, 2004. These options are for a three-year term and 5,000 options vest the end of each of next two years.
As a result of PlanVista’s former chief executive officer’s change in status and modification to the original stock option award as described in Note 2(a), the Company is amortizing the $0.1 million value of these options as a non-cash compensation charge in its consolidated statement of operations over the 30-month period of the agreement in proportion to the vesting schedule of the stock options. The value of these options was computed utilizing a Black-Scholes model using the following assumptions: risk-free interest

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
rate of 2.8%, expected life of 2.5 years, expected volatility of 65% and no dividend yield. Additionally, each reporting period the Company must measure the value of these options and record any increase in value as a period charge. As of December 31, 2004, the value of these options had decreased below their original value and no charge is required to be recorded for the year ended December 31, 2004.
In December 2004, the Company’s new chairman and interim chief executive officer was granted stock options to purchase 75,000 shares of the Company’s common stock at an exercise price of $7.10 per share in connection with his consulting agreement with the Company. Such options are for ten years and vest equally over the next 12 months at the rate of 6,250 per month. The options will cease to vest if the consulting agreement is terminated. A compensation charge of $14,400 for these stock options will be recorded after each monthly vesting amount based on a Black-Scholes model using the following assumptions: risk-free interest rate of 2.9%, expected life of 2 years, expected volatility of 55% and no dividend yield. Subsequently in January 2005, he was granted stock options to purchase another 25,000 shares of the Company’s common stock at $9.87 per share in his capacity as chairman of the board. Such options are for ten years and vest equally over the next twelve months at the rate of 2,083 per month. There is no compensation charge associated with these options.

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
(15) Supplemental Disclosure of Cash Flow Information

				Nine	Nine
				Months	Months
	Year Ending December 31			Ended	Ended
				September	September
				30, 2004	30, 2005
In Thousands	2002	2003	2004	(unaudited)	(unaudited)

Cash paid for interest	$63	$932	$1,875	$1,259	$1,334
Cash paid for income taxes	—	—	—	—	209
Increase in purchase price of acquisition of PlanVista related to net settlement of New York state tax liability	—	—	—	—	968
Acquisition of businesses:
Common stock issued for businesses acquired	600	—	59,760	59,760	—
Debt issued for businesses acquired	13,400	—	—	—	—
Other acquisition costs accrued	8,382	—	1,328	1,328	—
Other non-cash adjustments	—	—	(642)	(642)	—
Details of acquisitions:
Working capital components, including cash acquired	4,609	—	(388)	(388)	—
Property and equipment	(2,165)	—	(658)	(658)	—
Goodwill	(24,837)	—	(62,829)	(62,829)	—
Intangible assets acquired:
Customer Relationships	(9,440)	—	(24,600)	(24,600)	—
Purchased Technology	(6,395)	—	(1,180)	(1,180)	—
Provider Network	—	—	(16,200)	(16,200)	—
Long-term debt	—	—	44,889	44,889	—
Other long-term liabilities, net	209	—	520	520	—

	(15,637)	—	—	—	—
Cash acquired in acquisitions	1,184	—	782	782	—

Net cash acquired from (used in) acquisitions	$(14,453)	$—	$782	$782	$—

Disposition of assets:
Detail of disposition:
Working capital components, other than cash	$—	$—	$3,742	$3,742	$—
Property and equipment, net	—	—	757	757	—

Net cash provided from disposition	$—	$—	$4,499	$4,499	$—

(16) Concentration of Credit Risk
Substantially all of the Company’s accounts receivable are due from healthcare providers, such as physicians and various healthcare institutional suppliers (payers, laboratories and pharmacies). Collateral is not required.
For the years ended December 31, 2003, 2004 and the nine months ended September 30, 2004 (unaudited) and September 30, 2005 (unaudited), approximately 15%, 8%, 8% and 8% of consolidated revenues, respectively, and for all periods 10% of revenues in the Transaction Services segment, were from NDCHealth, a former shareholder of MedUnite.
Additionally, for the years ended December 31, 2002, 2003, 2004, and the nine months ended September 30, 2004 (unaudited) and 2005 (unaudited), approximately 10%, 12%, 9%, 10%, and 8% of consolidated revenues, and 18%, 34%, 45%, 42% and 50% of Laboratory Communication segment revenues, respectively, was from a single customer for the sale, lease and service of communication devices. The

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
potential loss of this customer would materially affect the Company’s Laboratory Communication Solutions segment operating results.
(17) Employee Benefit Plans
(a)	401(k) Savings Plan — The Company has a 401(k) retirement plan for substantially all employees who meet certain minimum lengths of employment and minimum age requirements. Contributions may be made by employees up to the lesser of 60% of their annual compensation, or the maximum IRS limit. Discretionary matching contributions are approved or declined by the Company’s board of directors each year. There were no matching contributions during 2004, 2003 or 2002. Funding of matching contributions each year may be offset by forfeitures from terminated employees. As of December 31, 2004 and September 30, 2005 (unaudited), there was approximately $0.3 million in available forfeitures that the Company intends to use to offset future matching contributions.

At the time the Company acquired PlanVista in March 2004 (see Note 2(a)), eligible PlanVista employees were immediately able to participate in the Company 401(k) Plan. The Company has filed a plan of termination for the PlanVista 401(k) Plan with the Internal Revenue Service. As of the filing of this report, that termination request is still pending approval.

(b)	Self-Insurance — In July 2004, the Company commenced a program of self-insuring its medical and dental insurance plans. Prior to this time, the Company participated in several premium only plans with various insurance carriers. Under this self-insurance arrangement, the Company pays a third-party administrator to handle claims processing and other administrative functions. For medical and dental insurance claims, the Company has purchased “stop-gap” coverage which limits its claims exposure on a per employee basis. For disability insurance, there is no such limitation. For the year ended December 31, 2004, the Company has accrued $1.3 million towards its self-insurance exposure. Through December 31, 2004 and September 30, 2005 (unaudited), and $0.9 million and $0.7 million in claims have been paid, representing approximately 69% of the amounts set aside for claims.

(c)	Deferred Compensation Plan — As part of our acquisition of PlanVista, the Company has a deferred compensation plan with two former officers of PlanVista and its predecessor companies. The deferred compensation, which together with accumulated interest is accrued but unfunded, is distributable in cash after retirement or termination of employment, and amounted to approximately $0.8 million and $0.7 million at December 31, 2004 and September 30, 2005 (unaudited). Both participants began receiving such deferred amounts, together with interest at 12% annually, at age 65.
(18) Contingencies
(a)	Litigation — In December of 2001, Insurdata Marketing Services, Inc. (“IMS”) filed a lawsuit against HealthPlan Services, Inc. (“HPS”), a former subsidiary of the Company’s PlanVista subsidiary, for unspecified damages in excess of $75,000. The complaint alleges that HPS failed to pay commissions to IMS pursuant to an arbitration award rendered in 1996. On January 10, 2005, the court denied the Company’s opposing motion. The Company has filed an appeal on the issue of liability, and continues to contest vigorously the amount of damages claimed by IMS. The Company has determined exposure to be in the range of $0.6 million to $1.6 million and has accrued $0.6 million at December 31, 2004. See footnote 22 for a discussion of the settlement with IMS.

In early 2000, four named plaintiffs filed a class action against Fidelity Group, Inc. (“Fidelity”), HPS a former subsidiary of the Company’s PlanVista subsidiary, for unspecified damages. The complaint stems from the failure of a Fidelity insurance plan, and alleges unfair and deceptive trade practices; negligent undertaking; fraud; negligent misrepresentation; breach of contract; civil conspiracy; and RICO violations against Fidelity, and its contracted administrator, HPS. Two principals of the Fidelity plan have been convicted of insurance fraud and sentenced to prison in a separate proceeding. The class has been certified and the case is proceeding in discovery. The

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
Company is contesting the plaintiffs’ claims vigorously, but is unable to predict the outcome of the case or any potential liability.

In 2004, the Company filed a tax appeal in the State of New York contesting a Notice of Deficiency sent by the State of New York to PlanVista. The notice involved taxes claimed to be due on a deconsolidated basis for the tax years ending December 31, 1999 through December 31, 2001 in an amount of $2.8 million. The Company contends that taxation on a consolidated basis is appropriate, and is vigorously pursuing its appeal. However, the Company is unable to determine whether it will be successful or whether it will be obligated to pay some or all of the alleged deficiencies. See footnote 22 for a discussion of the settlement with the State of New York.

From time to time, the Company is a party to other legal proceedings in the course of its business. The Company, however, does not expect such other legal proceedings to have a material adverse effect on its business or financial condition.

(b)	Disputes — The Company accrued $0.4 million as a settlement of disputed enrollment fees and rebate amounts to NDCHealth relating to periods before December 31, 2004. The Company has accrued this amount as an increase of cost of services in the Transactions Services Segment for the year ended December 31, 2004

(c)	Other — In connection with the Company’s June 1997 acquisition of its PreScribe technology used in its Prescription Services business, the Company would be obligated to pay up to $10 million to the former owner of PreScribe in the event of a divestiture of a majority interest in the Company, or all or part of the PreScribe technology.
(19) Commitments and Other
(a)	Leases — The Company leases certain computer and office equipment used in its transaction services business that have been classified as capital leases. The Company also leases premises and office equipment under operating leases which expire on various dates through 2010. The leases for the premises contain renewal options, and require the Company to pay such costs as property taxes, maintenance and insurance. At December 31, 2004, the present value of the capital leases and the future minimum lease payments under non-cancelable operating leases with initial or remaining lease terms in excess of one year (net of payments to be received under subleases) are as follows:

	Capital	Operating
In Thousands	Leases	Leases
2005	$5	$1,624
2006	6	1,415
2007	1	1,419
2008	—	1,014
2009	—	781

Total minimum lease payments	12	$6,253

Less amount representing interest	(1)

Present value of minimum lease payments	$11

At September 30, 2005 (unaudited), the present value of the capital leases with initial or remaining lease terms in excess of one year (net of payments to be received under subleases) are as follows:

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued

	Capital	Operating
In Thousands	Leases	Leases
2005	$1	$406
2006	6	1,415
2007	1	1,419
2008	—	1,014
2009	—	781

Total minimum lease payments	8	$5,035

Less amount representing interest	(1)

Present value of minimum lease payments	$7

The Company recognizes rent expense on a straight-line basis over the related lease term. Total rent expense for all operating leases amounted to $1.5 million in 2002, $2.1 million in 2003, $2.5 million in 2004, $1.8 million and $1.5 million for the nine months ended September 30, 2004 (unaudited) and September 30, 2005 (unaudited), respectively. The current portion of capital leases is included in accounts payable and other accrued expenses and the long-term portion of capital leases is included in other long-term liabilities in the balance sheet at December 31, 2003 and 2004 and at September 30, 2005 (unaudited).

(b)	Settlement of Contract Dispute — In September 2002, the Company favorably settled a contract dispute in the amount of $0.3 million. The settlement resulted in the issuance of a promissory note receivable to the Company, which was recorded at its present value of $0.3 million. The present value of the promissory note, less legal expenses of $34,000, was reported as other income in the year ended December 31, 2002. Under the terms of the promissory note, payments of $25,000 were to be made each quarter over the next three years starting October 2002. As of December 31, 2004, the note has been paid in full.

(c)	Employment Agreements — The Company entered into employment agreements with certain executives and other members of management that provide for cash severance payments if these employees are terminated without cause. The Company’s aggregate commitment under these agreements is $1.4 million at December 31, 2004.
(20) Related Party Transactions
In April 1997, the Company made loans totaling $0.4 million to Mr. Blue, its former chairman of the board and chief executive officer. The funds were advanced pursuant to two demand promissory notes in the principal amounts of $0.3 million and $60,000, respectively, each bearing interest at a rate of 7 3/4% per annum. On June 30, 2000, the Company amended the terms of these notes whereby interest on the notes ceased to accrue subsequent to July 1, 2000 and the loan plus accrued interest, totaling $0.4 million at June 30, 2000, would be payable in a balloon payment in December 2001. At that time, the loans were collateralized with options to purchase 36,667 shares of common stock granted to Mr. Blue under the Company’s stock option plans. Prior to 2000, these loans were included in other assets; as of December 31, 2001, all amounts owed under these loans have been reclassified to stockholders’ equity.
In December 2001, a payment of $0.3 million was received from Mr. Blue and applied against the outstanding balance of the loans. The Company agreed to refinance the remaining $0.2 million balance and a new promissory note was executed by Mr. Blue. This new note requires monthly interest payments at prime rate plus 1%, established at the beginning of each calendar quarter, and was payable in a balloon payment on or before December 31, 2003. The note was collateralized with options to purchase 36,667 shares of common stock granted to Mr. Blue under the Company’s stock option plans (of which all but 10,000 expired on December 31, 2003 and the remaining options expire in March 2004) along with additional warrants granted to Mr. Blue from various other public companies. In January 2002, Mr. Blue resigned from the Company’s Board of Directors and the remaining Board members agreed to extend the exercise period of certain of the stock options of the Company held as collateral for the note in an effort to maximize the potential for repayment.

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
In June 2003, the Company again amended the promissory note executed in December 2001 by Mr. Blue. The amendment extended the maturity date of the promissory for an additional twelve months to December 31, 2004 and also allowed Mr. Blue to offset any principal owed with certain amounts payable to Mr. Blue by the Company as a result of a finder’s fee arrangement with the Company. Also at that time, all interest was prepaid through the maturity date.
In March 2004, the Company agreed to accept as collateral for this loan 9,250 shares of its common stock that are being issued to Commonwealth Associates (Mr. Blue’s former employer) in conjunction with the Company’s acquisition of PlanVista. As a result, Mr. Blue and the Company amended a previously existing stock pledge agreement to include these shares as additional collateral. In case of default of payment by Mr. Blue, such shares will be liquidated or returned to the Company for liquidation and the cash proceeds will be utilized to partially or fully satisfy the loan depending upon the value of such stock at that time. The Company received cash payments from Mr. Blue in July and December 2004 to pay all amounts due under this loan. As of December 31, 2004, the notes have been collected in full.
In March 2001, a senior executive of the Company entered into an uncollateralized promissory note for $45,400 for amounts previously borrowed from the Company. The promissory note calls for minimum bi-weekly payments of $350 deducted directly from the executive’s payroll until the note is paid in full on or before February 2006. The note is non-interest bearing but interest is imputed annually based on the Internal Revenue Service Applicable Federal Rate at the time the note was originated (4.98%). Under terms of the promissory note, if the executive is terminated without cause, the note is due in full after nine months from the date of termination as long as the scheduled bi-weekly payments continue to be made. As of December 31, 2004, the unpaid principal balance of the note is approximately $6,000 and is included in other receivables.
In June 2003, prior to its acquisition of PlanVista (see Notes 2(a) and 6), the Company entered into a joint distribution and marketing agreement with PlanVista. PlanVista was controlled by an affiliate of Commonwealth Associates Group Holdings, LLC, whose principal, Michael Falk, is a director of both the Company and PlanVista. Additionally, one former senior executive of the Company had an immaterial ownership interest in PlanVista.
As described in Note 12 (a), the Company assumed and guaranteed a $20.4 million secured obligation to PVC Funding Partners, LLC, owner of approximately 20% of the outstanding common stock of the Company. This obligation has a balance of approximately $18.4 million at December 31, 2004.
(21) Going Concern
As discussed in Note 12(a), the Company is currently negotiating financing with Wachovia Bank, N.A. to provide funds to be used, with existing cash balances, to make the May 31, 2005, $17.8 million balloon payment to PVC Funding Partners, LLC, a related party. If the Company is unsuccessful in arranging this financing and is unable to make this balloon payment, the Company may be unable to continue as a going concern. These consolidated statements do no include any adjustments that might result from the outcome of this uncertainty. See footnote 22 for a discussion of the Company’s refinancing.
(22) Subsequent Events (unaudited)
(a)	Management Changes — Since May 2005, we have experienced a number of changes in our senior management, including changes in our Chief Executive Officer, Chief Financial Officer, and President and Chief Operating Officer. John G. Lettko assumed the position of Chief Executive Officer effective May 10, 2005. Douglas O’Dowd became our interim Chief Financial Officer effective August 16, 2005, and was subsequently appointed as Chief Financial Officer in October 2005. On June 9, 2005, we announced the resignation of Nancy J. Ham as President and Chief Operating Officer. Ms. Ham has not been replaced.

(b)	New CEO and Stock Options — In May 2005, the Company granted its new CEO stock options to purchase 600,000 shares of the Company’s common stock at an exercise price of $6.45 per share. Pursuant to the aforementioned stock option agreements: 400,000 shares vest monthly over

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
4 years with 1/48 vesting each month. The other 200,000 shares have market triggers when the Company’s common stock reaches market prices of $15, $20, $25 and $30 such that each 50,000 shares will vest when the closing price per share of the Company’s common stock reaches and maintains each trigger amount for ten consecutive trading days.

(c)	Goodwill and other Intangible Assets — As a result of the Company’s stock price decline and reorganization during the third quarter of 2005, the Company performed an interim goodwill impairment test as of September 30, 2005. In accordance with the provisions of SFAS No. 142, the Company used a discounted cash flow analysis which indicated that the book value of the Transaction Services segment exceeded its estimated fair value and that goodwill impairment had occurred. In addition, as a result of the goodwill analysis, the Company assessed whether there had been an impairment of the Company’s long-lived assets in accordance with SFAS No. 144. The Company concluded that the book value of certain intangible assets was higher than their expected future cash flows and that impairment had occurred. In addition, the Company also reduced the remaining useful lives of its other intangible assets based on the foregoing analysis. Accordingly, the Company recorded a non-cash impairment charge of $95.7 million at September 30, 2005 in its Transaction Services Segment. The charges included $68.1 million impairment of goodwill and $27.6 million impairment of certain other intangibles.

In June 2005, we recorded an impairment charge of $0.7 million in our Laboratory Communications Solutions segment as a result of the substantial revenue decline of a certain customer. In accordance with the provisions of SFAS No. 144, we prepared a discounted cash flow analysis which indicated the carrying value of the intangible asset associated with this customer was greater than the fair value and the impairment had occurred.

(d)	Refinancing — On April 18, 2005, the Company closed a new three year, $15.0 million senior asset based facility which is secured by all assets of the combined entities with Wachovia Bank, N.A.. The loan is based on qualified accounts receivable and historical cash flows. It bears interest at LIBOR plus 2.7% and is paid monthly in arrears. The $15.0 million loan reduces to $12.5 million in June 2006 and is all due at maturity on April 17, 2008, absent an event of default. The Company used the proceeds from this facility and some of its cash to pay approximately $18.9 million which constituted all of the Company’s previous senior related party debt obligation and notes outstanding to former directors of PlanVista including all accrued interest.

During the second quarter of 2005, the Company defaulted on a financial covenant under this credit facility. It subsequently obtained a waiver of this default and has renegotiated the covenant. The Company was compliant with all covenants during the third quarter of 2005.

(e)	Litigation — In December of 2001, Insurdata Marketing Services, Inc., referred to as IMS, filed a lawsuit against HealthPlan Services, Inc., referred to as HPS, a former subsidiary of PlanVista, for unspecified damages in excess of $75,000. The complaint alleges that HPS failed to pay commissions to IMS pursuant to an arbitration award rendered in 1996. On January 10, 2005, the court granted summary judgment to IMS on the issue of liability for the arbitration award. We filed an appeal on the issue of liability. On September 26, 2005 the Company entered into a settlement to pay a total of $775,000 in exchange for a release from the entire claim, with an initial payment of $225,000 and the rest due in equal installments over five subsequent months. The Company is paying these installments in accordance with the settlement agreement.

In early 2000, four named plaintiffs filed a class action against Fidelity Group, Inc., referred to as Fidelity, HPS, Third Party Claims Management, and others, for unspecified damages, and the action is currently pending in the United States District Court for the District of South Carolina, Charleston division. The complaint stems from the failure of a Fidelity insurance plan, and alleges unfair and deceptive trade practices; negligent undertaking; fraud; negligent misrepresentation; breach of contract; civil conspiracy; and RICO violations against Fidelity and its contracted administrator, HPS. Two principals of the Fidelity plan have been convicted of insurance fraud and sentenced to prison in a separate proceeding. The class was certified and such certification was eventually upheld on appeal. Shortly after the case was remanded to the trial judge as a certified class for further discovery, the Company filed a motion to de-certify the matter based

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
upon evidence not available to the trial judge when he first certified the class. While that motion was pending, the parties agreed to mediate the case before the trial judge. The mediation was successful and the parties agreed orally to settle the matter. The Company believes that its obligations under the settlement will be paid by its insurance carrier. Although the Company is currently working to finalize a formal settlement agreement, notice of class settlement, and preliminary order approving the settlement, there can be no assurance that the settlement will be approved or that objections will not be raised.

In 2004, the Company filed a tax appeal in the State of New York contesting a Notice of Deficiency issued by the State of New York to PlanVista Solutions, Inc. The notice involved taxes claimed to be due for the tax years ending December 31, 1999 through December 31, 2001. The amount due, including interest and penalties through September 30, 2005 is $3.1 million. The Company recently withdrew the tax appeal and entered into an installment payment agreement with the State of New York. Payment on the tax liability was repaid in a lump sum of $500,000 before October 30, 2005 and the remainder in equal installments that began in November 2005 with the State of New York. The Company entered into an agreement with a third party tax service provider to be reimbursed for 70% of the liability ultimately agreed to with the State of New York, but not to exceed $2 million. The Company received the $2.0 million payment from the third party in September 2005.

In December 2004, Honolulu Disposal Service, Inc. et al, referred to as HDSI, sued American Benefit Plan Administrators, Inc., referred to as ABPA, a former subsidiary of PlanVista Corporation, in the Circuit Court of the First Circuit of the State of Hawaii, alleging damages of $5,700,000 for failure to properly conduct payroll audits during the period of 1982 through 1996. The case was removed to the U.S. District Court for the District of Hawaii. Substantial discovery has taken place. ABPA has filed a motion for summary judgment seeking judgment in its favor on all claims in the case; that motion is scheduled to be heard by the federal court on March 6, 2006. If the case is not resolved via summary judgment, trial is scheduled for May 9, 2006. The Company is contesting the plaintiffs’ claims vigorously but is unable to predict the outcome of the case or any potential liability. The Company tendered the defense and indemnity for the HDSI lawsuit to Hawaii Laborers Pension Trust Fund et al, referred to as HLPTF. HLPTF agreed to advance post-tender defense costs to ABPA, subject to a reservation of rights as to their contractual duties, but then filed a lawsuit for declaratory relief in June 2005, seeking a judicial determination on this issue of their duty to defend and/or indemnify ABPA in the HDSI action. Trial in that case is in the same federal court and is set for July 25, 2006. ABPA is vigorously defending the HLPTF suit and seeks from HLPTF indemnification for its defense costs and for any liability for damages, pursuant to the business contracts at issue in the HDSI litigation.

The Company has been named as a defendant in an action filed in December 2005 in the Eastern District of Wisconsin by Metavante Corporation. Metavante claims that the Company’s use of the name “MedAvant” and the Company’s logo in connection with healthcare transaction processing infringes trademark rights allegedly held by Metavante. Metavante has sought unspecified compensatory damages and injunctive relief. The Company believes that this action is without merit, and it is vigorously defending its use of the name MedAvant and its logo. The Company does do not believe the proceeding will have a material adverse effect on its business, financial condition, results of operations or cash flows.
(23) Quarterly Financial Data (unaudited)
The following table summarizes the quarterly consolidated statement of operations data for each of the eight quarters in the years ended December 31, 2003 and 2004 and the nine months ending September 30, 2005 (unaudited). The data is derived from and is qualified by reference to the Company’s audited financial statements, which appear elsewhere in this document.
The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements and related notes. All amounts are in thousands except for share and per share data.

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued

	2005 Quarter Ended
	March 31	June 30	September 30

Net Revenues	$21,714	$20,781	$17,769
Operating loss	$(1,190)	$(2,466)	$(98,185)
Loss from continuing operations	$(1,791)	$(2,886)	$(98,779)
Net loss applicable to common shareholders	$(1,791)	$(2,886)	$(98,779)
Net loss per share (basic and diluted)	$(0.14)	$(0.23)	$(7.78)
Basic and diluted weighted average common shares outstanding	12,626,567	12,664,516	12,703,702

PROXYMED, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued

	2004 Quarter Ended(1)
	March 31	June 30	September 30	December 31
Net Revenues	$20,504	$24,649	$22,511	$22,582
Operating loss	$(43)	$(264)	$(450)	$(1,217)
Loss from continuing operations	$(427)	$(772)	$(1,028)	$(1,573)
Net loss applicable to common shareholders	$(427)	$(772)	$(1,028)	$(1,573)
Net loss per share (basic and diluted)	$(0.05)	$(0.06)	$(0.08)	$(0.12)
Basic and diluted weighted average common shares outstanding	8,570,731	12,625,260	12,626,066	12,626,182

	2003 Quarter Ended(2)
	March 31	June 30	September 30	December 31
Net revenues	$17,430	$17,701	$18,062	$18,363
Operating income (loss)	$(2,278)	$(913)	$170	$(621)
Loss from continuing operations	$(2,452)	$(1,108)	$(33)	$(1,407)
Net loss applicable to common shareholders	$(2,452)	$(1,108)	$(33)	$(1,407)
Net loss per share (basic and diluted)	$(0.36)	$(0.16)	$—	$(0.21)
Basic and diluted weighted average common shares outstanding	6,782,938	6,782,938	6,783,095	6,784,118

(1)	Includes operations of PlanVista from March 2, 2004.

(2)	Includes operations of MedUnite from January 1, 2003.

PROXYMED, INC. AND SUBSIDIARIES
SCHEDULE II — Valuation and Qualifying Accounts

In thousands	Allowance for Doubtful Accounts
		Additions
		Charged
	Balance at	to			Balance at
	beginning	costs and	Charged to		end of
	of year	expenses	other accounts (1)(2)	Deductions (3)	period
2005 (unaudited)(4)	$3,168	536	3,014	2,357	$4,361

2004	$882	858	7,138	5,710	$3,168

2003	$1,096	152	803	1,169	$882

2002	$228	38	1,008	178	$1,096

(1)	Includes amounts charged against revenue in 2002 ($346), 2003 ($803), 2004 ($1,997), and 2005 ($2,090) (unaudited)

(2)	Includes amounts acquired through acquisitions in 2002 ($662), 2003 ($-0-), and 2004 ($5,141)

(3)	Primarily write-off of bad debts and amounts charged against revenues, net of recoveries

(4)	Through September 30, 2005

Report of Independent Registered Certified Public Accounting Firm
To the Board of Directors and Stockholders of PlanVista Corporation
In our opinion, the accompanying consolidated financial statements listed in the index appearing on page F-1 present fairly, in all material respects, the financial position of PlanVista Corporation and its subsidiaries (the “Company”) at December 31, 2003 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of PlanVista’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 8, the Company changed its method of accounting for amortization of goodwill in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002.
As discussed in Note 3, the Company changed the classification of its common stock with make-whole provision to a liability in accordance with Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” effective July 1, 2003.
As discussed in Note 2, on March 2, 2004, the transaction with ProxyMed, Inc. closed and the Company became a wholly-owned subsidiary of ProxyMed, Inc.
February 18, 2004, except for Note 2,
for which is as of March 2, 2004
Fort Lauderdale, Florida

PlanVista Corporation
Consolidated Balance Sheets
December 31, 2003 and 2002

(in thousands except share amounts)	2003	2002
Assets
Current assets
Cash and cash equivalents	$1,680	$1,198
Accounts receivable, net of allowance for doubtful accounts of $1,353 and $1,985	8,905	7,989
Prepaid expenses and other current assets	216	174
Refundable income taxes	—	1,600

Total current assets	10,801	10,961
Property and equipment, net	1,387	1,541
Other assets	594	678
Goodwill	29,405	29,405

Total assets	$42,187	$42,585

Liabilities, Temporary Equity and Stockholders’ Deficit
Current liabilities
Accounts payable	$1,979	$2,903
Accrued liabilities	3,156	5,574
Income taxes payable	81	—
Deferred revenue	—	950
Current portion of long-term debt	39,015	356

Total current liabilities	44,231	9,783
Long-term debt, less current portion	5,293	45,188
Common stock with make-whole provision	5,000	—
Other long-term liabilities	896	1,003

Total liabilities	55,420	55,974

Common stock with make-whole provision	—	5,000
Series C convertible preferred stock, $0.01 par value, 40,000 shares authorized, 32,659 shares and 31,092 shares issued and outstanding	133,200	77,217

Commitments and contingencies
Stockholders’ deficit
Common stock, $0.01 par value, 100,000,000 authorized, 16,996,397 shares and 16,761,354 shares issued and outstanding	171	168
Additional paid-in capital	—	45,593
Treasury stock at cost, 7,940 shares	(38)	(38)
Accumulated deficit	(146,566)	(141,329)

Total stockholders’ deficit	(146,433)	(95,606)

Total liabilities, temporary equity and stockholders’ deficit	$42,187	$42,585

The accompanying notes are an integral part of the consolidated financial statements.

PlanVista Corporation
Consolidated Statements of Operations
For the Years Ended December 31, 2003, 2002 and 2001

(in thousands except per share amounts)	2003	2002	2001
Operating revenue	$33,088	$33,141	$32,918

Cost of operating revenue
Personnel expense	9,194	8,474	9,137
Network access fees	6,552	5,122	5,343
Other	5,301	5,826	6,521
Depreciation	627	528	467
Costs related to ProxyMed contract	846	—	—

Total cost of operating revenue	22,520	19,950	21,468
Bad debt expense	1,665	3,356	3,348
Merger costs	1,383	—	—
Offering costs	—	1,213	—
Amortization of goodwill	—	—	1,378
Loss on sale of investments, net	—	—	2,503
Interest expense	2,778	5,628	12,098
Other income	—	—	(175)

Total expenses	28,346	30,147	40,620

Income (loss) before income taxes, discontinued operations, loss on sale of discontinued operations, and cumulative effect of change in accounting principle	4,742	2,994	(7,702)
Income tax (provision) benefit	(385)	1,191	(26,811)

Income (loss) before discontinued operations, loss on sale of discontinued operations and cumulative effect of change in accounting principle	4,357	4,185	(34,513)
Loss from discontinued operations, net of taxes	—	—	(555)
Loss from sale of discontinued operations, net of taxes	—	—	(10,077)
Cumulative effect of change in accounting principle, net of taxes	—	—	(76)

Net income (loss)	4,357	4,185	(45,221)
Preferred stock accretion and preferred stock dividends	(55,983)	(48,777)	—

Loss attributable to common stockholders	$(51,626)	$(44,592)	$(45,221)

Basic and diluted loss per share attributable to common stockholders
Income (loss) from continuing operations	$0.26	$0.25	$(2.37)
Loss from discontinued operations	—	—	(0.04)
Loss from sale of discontinued operations	—	—	(0.70)
Cumulative effect of change in accounting principle	—	—	—
Preferred stock accretion and preferred stock dividends	(3.32)	(2.97)	—

Loss attributable to common stockholders	$(3.06)	$(2.72)	$(3.11)

Basic and diluted weighted average number of shares outstanding	16,865	16,427	14,558

The accompanying notes are an integral part of the consolidated financial statements.

PlanVista Corporation
Consolidated Statements of Changes in Stockholders’ Deficit and Comprehensive Income
For the Years Ended December 31, 2003, 2002 and 2001

						Unrealized
						Appreciation
			Additional			on Investment
	Comprehensive	Common	Paid-in	Treasury	Accumulated	Available
	Income	Stock	Capital	Stock	Deficit	for Sale	Total
Balances, January 1, 2001	—	$161	$110,408	$(30,006)	$(100,293)	$(610)	$(20,340)
Issuance of 8,725 shares in connection with the directors’ compensation plan		—	57	—	—	—	57
Issuance of 2,051 shares in connection with the employee stock purchase plan		—	22	—	—	—	22
Issuance of 189,301 shares in connection with stock option plans		2	480	—	—	—	482
Issuance of 1,011,071 shares to HealthPlan Holdings, Inc.		—	(11,905)	19,205	—	—	7,300
Issuance of 553,500 shares in connection with lending activities		—	(6,736)	10,536	—	—	3,800
Net loss	$(45,221)	—	—	—	(45,221)		(45,221)
Unrealized depreciation on investment available for sale	610	—	—	—	—	610	610

Comprehensive loss	$(44,611)

Balances, December 31, 2001		163	92,326	(265)	(145,514)	—	(53,290)
Issuance of 18,701 shares in connection with the directors’ compensation plan		—	26	—	—	—	26
Issuance of 298,195 shares in settlement of subordinated notes		4	1,610	—	—	—	1,614
Issuance of 156,490 shares to HealthPlan Holdings, Inc.		1	408	227	—	—	636
Net income	$4,185	—	—	—	4,185	—	4,185
Preferred stock accretion and preferred stock dividends	—	—	(48,777)	—	—	—	(48,777)

Comprehensive income	$4,185

Balances, December 31, 2002		168	45,593	(38)	(141,329)	—	(95,606)
Common stock issues in lieu of cash interest payment		2	143	—	—	—	145
Warrants issued to ProxyMed, Inc.		—	496	—	—	—	496
Warrants issued to consultants		1	157	—	—	—	158
Net income	$4,357	—	—	—	4,357	—	4,357
Preferred stock accretion and preferred stock dividends	—	—	(46,389)	—	(9,594)	—	(55,983)

Comprehensive income	$4,357

Balances, December 31, 2003		$171	$—	$(38)	$(146,566)	$—	$(146,433)

The accompanying notes are an integral part of the consolidated financial statements.

PlanVista Corporation
Consolidated Statements of Cash Flows
For the Years Ended December 2003, 2002 and 2001

(in thousands of dollars)	2003	2002	2001
Cash flows from operating activities
Net income (loss)	$4,357	$4,185	$(45,221)
Loss from discontinued operations	—	—	10,632
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Warrants issued in connection with the ProxyMed agreement and to consultants	654	—	—
Non-cash interest expense	145	—	—
Deferred revenue settlement	(650)	—	—
Depreciation	627	528	467
Amortization	—	—	1,378
Bad debt expense	1,665	3,356	3,348
Loss on sale of investments	—	—	2,503
Deferred taxes	—	—	29,418
Changes in assets and liabilities
Accounts receivable	(2,582)	(4,026)	(3,813)
Income taxes	1,681	(992)	1,643
Prepaid expenses and other current assets	(42)	153	644
Other assets	84	(411)	1,603
Accounts payable	(1,424)	(405)	2,252
Accrued liabilities	(1,420)	(902)	(14,312)
Deferred revenue	(300)	—	—
Other long-term liabilities	(107)	(84)	(76)

Net cash provided by (used in) operating activities	2,688	1,402	(9,534)

Cash flows from investing activities
Purchases of property and equipment	(473)	(265)	(480)
Proceeds from sale of investments	—	—	518

Net cash (used in) provided by investing activities	(473)	(265)	38

Cash flows from financing activities
Net (payments) borrowings under line of credit	(1,733)	(263)	6,143
Net payments on other debt	—	(97)	(1,095)
Proceeds from common stock issued	—	26	4,361

Net cash (used in) provided by financing activities	(1,733)	(334)	9,409

Net increase (decrease) in cash and cash equivalents	482	803	(87)
Cash and cash equivalents at beginning of year	1,198	395	482

Cash and cash equivalents at end of year	$1,680	$1,198	$395

Supplemental disclosure of cash flow information
Cash paid for interest	$2,296	$4,794	$4,550
Net refunds received for income taxes	1,325	—	2,607
Supplemental noncash investing and financing activities
Common stock issued in connection with Settlement of $1.0 million of subordinated notes and $0.5 million of accrued interest	$—	$1,521	$—
Sale of business units	—	—	7,300
Registration rights agreement	—	636	—
In lieu of interest payments	145	—	—
Investment banking services	158	—	—
Warrants issued to consultants	15	—	—
Conversion of $5.0 million note to common stock with make-whole provision	—	5,000	—
Preferred stock issued in connection with debt restructure	—	28,440	—
Preferred stock accretion and preferred stock dividends	55,983	48,777	—
Notes issued in connection with sale of business units	—	—	5,000
The accompanying notes are an integral part of the consolidated financial statements.

PlanVista Corporation
Notes to the Consolidated Financial Statements
December 31, 2003 and 2002
1.	Description of Business

PlanVista Corporation (together with its wholly owned subsidiaries, “PlanVista,” “we,” “our,” or “us”), provides medical cost containment and business process outsourcing solutions for the medical insurance and managed care industries. Specifically, we provide integrated national preferred provider organization (sometimes called PPO) network access, electronic claims repricing, and network and data management business process outsourcing services to health care payers, such as self-insured employers, medical insurance carriers, third party administrators (sometimes called TPAs), health maintenance organizations (sometimes called HMOs), and other entities that pay claims on behalf of health plans. We also provide network and data management business process outsourcing services for health care providers, including individual providers, PPOs, and other provider groups.

2.	Liquidity and Merger with ProxyMed, Inc.

Since June 2000, when we initiated a plan of reorganization, we have divested certain of our underperforming and non-growth businesses and restructured and refinanced our credit facility. At December 31, 2003, our term loan had a balance of $38.4 million, due in quarterly installments of $50,000 with the remaining balance due in full on May 31, 2004 (see Note 10). Such term loan is subject to certain financial covenants, which must be met on a monthly and/or quarterly basis. During 2003, we were pursuing alternatives to refinance this indebtedness and/or raise additional equity capital to pay off or pay down this indebtedness.

On December 5, 2003, we signed a definitive Agreement and Plan of Merger with ProxyMed, Inc. (“ProxyMed”), a leading provider of healthcare transaction processing services, to acquire all of our outstanding common stock. On March 2, 2004, the transaction closed and we became a wholly-owned subsidiary of ProxyMed.

The transaction resulted in the issuance of 3.6 million shares of ProxyMed common stock worth $69.3 million (based on ProxyMed’s closing price of $19.25 on the date of the merger) for all of our common stock. As a result, our common stockholders received approximately 0.08271 shares of ProxyMed common stock for each share of our common stock, and our preferred stockholders received approximately 0.06853 shares of ProxyMed stock for each common share that the preferred stock converted into.

In addition, in connection with the merger, certain of our indebtedness as discussed in Note 10 was paid off or refinanced. The portion of the senior term loan that was due to senior lenders other than PVC Funding Partners LLP ($18.0 million) was paid off. With respect to the portion of the senior term loan that was due to PVC Funding Partners ($20.4 million), certain changes were made as follows: the maturity date was extended to May 31, 2005, principal payments of $200,000 are due monthly, outstanding balances bear interest at the rate of 6% through November 30, 2004 and 10% thereafter, and the loan is now guaranteed by ProxyMed. The CENTRA Benefits, Inc. (“Centra”) and PVC Funding Partners notes were exchanged for 4,785,085 shares of PlanVista common stock. Another note in the amount of $0.6 million was paid off by ProxyMed. Furthermore, the notes due to members of our Board of Director continue on the same terms as described in Note 10 prior to the merger.

Finally, upon consummation of the merger, ProxyMed paid HealthPlan Holdings, Inc. $4.8 million in full satisfaction of the common stock with the make-whole provision described in Note 4, and the 813,273 common shares held by HealthPlan Holdings, Inc. were returned to us.

3.	Summary of Significant Accounting Policies

Principles of Presentation
The consolidated financial statements include our accounts and those of our subsidiaries, all of which are wholly-owned. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates
We prepare our consolidated financial statements in conformity with generally accepted accounting principles in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of operating revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition
We generally earn our operating revenue in the form of fees generated from the discounts we provide for the payers that access our network. We enter into agreements with our healthcare payer customers that require them to pay a percentage of the cost savings

PlanVista Corporation
Notes to the Consolidated Financial Statements
December 31, 2003 and 2002
generated from our network discounts with participating providers. These agreements are generally terminable upon 90 days notice. In 2003 and 2002, approximately 90.1% and 87.0%, respectively, of our operating revenue was generated from percentage of savings contracts with our customers. Operating revenue from a percentage of savings contract is generally recognized when claims processing and administrative services have been performed. The remainder of our operating revenue is generated from customers that pay us a monthly fee based on eligible employees enrolled in a benefit plan covered by our health benefits payers’ clients. Operating revenue under such agreements is recognized when the services are provided.

Through the third quarter of 2003, we recorded operating revenue from one customer when cash was received, because of the lack of cash payment data from the customer. Appropriate detailed cash payment data is now being received from the customer. Accordingly, commencing in the fourth quarter of 2003, operating revenue from this customer is now being recognized on an accrual basis of accounting. Additional operating revenue of approximately $250,000 was recorded in the fourth quarter of 2003 as a result in this change in estimate of amounts due from this customer at December 31, 2003.

Cash and Cash Equivalents Cash and cash equivalents are defined as highly liquid investments that have original maturities of three months or less.

Accounts Receivable
We generate our operating revenue and corresponding accounts receivable from services provided to healthcare payers, such as self-insured employers, medical insurance carriers, health maintenance organizations, third party administrators and other entities that pay claims on behalf of health plans and participating health care service providers, including providers and provider networks.

We evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations to us, we record a specific allowance to reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we recognize an allowance for doubtful accounts based on past write-off history, average percentage of receivables written off historically, and the length of time the receivables are past due. To the extent historical credit experience is not indicative of future performance or other assumptions used by management do not prevail, loss experience could differ significantly, resulting in either higher or lower future provisions for losses.

Prepaid Expenses and Other Current Assets Prepaid expenses and other current assets consist primarily of prepaid insurance, postage, and repair and maintenance contracts.

Impairment of Long-Lived Assets
The excess of cost over the fair value of net assets acquired is recorded as goodwill, which through the year ended December 31, 2001 was amortized on a straight-line basis over 25 years. We adopted the accounting requirements of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002 (see Note 8). Under SFAS 142, goodwill is no longer amortized.

SFAS 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The requirements of SFAS 142 impact future period net income by an amount equal to the discontinued goodwill amortization offset by goodwill impairment charges, if any, and adjusted for any differences between the old and new rules for defining intangible assets on future business combinations. We conducted our impairment tests in 2003 and 2002 and determined that our goodwill was not impaired.

Property and Equipment
Property and equipment is stated at cost. Costs of the assets acquired have been recorded at their respective fair values at the date of acquisition. Expenditures for maintenance and repairs and research and development costs are expensed as incurred. Major improvements that increase the estimated useful life of an asset are capitalized. Depreciation is computed using the straight-line method over the following estimated useful lives the related assets:

PlanVista Corporation
Notes to the Consolidated Financial Statements
December 31, 2003 and 2002

Estimated
Useful Lives
Furniture and fixtures	3 — 10
Computers and equipment	2 — 5
Computer software	3 or expected life
Leasehold improvements	Lease term
Accounting for Stock-Based Compensation
We have adopted the disclosure-only provisions of SFAS 123, “Accounting for Stock-Based Compensation,” but we apply the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 and related interpretations in accounting for our stock-based compensation plans. Therefore, since stock options are granted with an option price greater than or equal to the fair value on the date of grant, we do not recognize compensation expense for any of our stock option plans. If we elected to recognize compensation expense for our stock option plans based on fair value at the date of grant, consistent with the method prescribed by SFAS 123, net income and earnings per share would have been reduced to the pro form amounts as follows using the Black-Scholes pricing model and the assumptions detailed below:

	Year Ended December 31,
	2003	2002	2001
Net loss attributable to common stockholders (in thousands of dollars)
As reported	$(51,626)	$(44,592)	$(45,221)
Pro forma	(52,457)	(44,598)	(46,269)
Net loss per share attributable to common stockholders
Basic and diluted, as reported	$(3.06)	$(2.72)	$(3.11)
Basic and diluted, pro forma	(3.11)	(2.72)	(3.18)
The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the applicable year: dividend yield of 0.00% for the years ended December 31, 2003, 2002 and 2001; expected volatility of 85.5%, 30% and 30% for each of the years ended December 31, 2003, 2002 and 2001, respectively; risk-free interest rates of 0.95% for options granted during the year ended December 31, 2003, 5.25% for options granted during the year ended December 31, 2002, and 4.64% to 4.93% for options granted during the year ended December 31, 2001; and a weighted average expected option term of five years for the year ended December 31, 2003 and four years for each of the years ended December 31, 2002 and 2001.

Income Taxes
We recognize deferred assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

Earnings Per Share
Basic earnings per share is calculated by dividing the income or loss available to common stockholders by the weighted average number of shares outstanding for the period, without consideration for common stock equivalents. The calculation of diluted earnings per share reflects the effect of outstanding options and warrants using the treasury stock method, unless antidilutive.

Estimated Fair Value of Financial Instruments
SFAS 107, “Disclosure about Fair Value of Financial Instruments,” requires the disclosure of the fair value of financial instruments, including assets and liabilities recognized and not recognized in the consolidated balance sheet. Management estimates that the aggregate net fair value of other financial instruments recognized on the consolidated balance sheet (including cash and cash equivalents, receivables and payables and short-term borrowings) approximates their carrying value, as such financial instruments are short-term in nature, bear interest at current market rates or are subject to repricing.

PlanVista Corporation
Notes to the Consolidated Financial Statements
December 31, 2003 and 2002
Derivative Financial Instruments
Effective January 1, 2001, we adopted the provisions of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction.

During 2001, we used derivative financial instruments, including interest rate swap agreements, principally to manage the interest rate risk on our variable rate debt. Amounts to be paid or received under interest rate swap agreements were accrued as interest rates changed and were recognized over the lives of the swap agreements as an adjustment to interest expense. During the year ended December 31, 2001, we recorded a $76,000 pretax expense as a cumulative effect of a change in accounting principle representing the fair value of the interest rate swaps at January 1, 2001.

The agreements, all of which expired by December 2001, effectively converted $40.0 million of variable rate debt under our credit agreement to fixed rate debt at a weighted average rate of 6.18%. We had no derivative financial instrument transactions during years ended December 31, 2003 or 2002.

Recent Accounting Pronouncements
On January 1, 2003, we adopted the provisions of SFAS 143, “Accounting for Asset Retirement Obligations.” SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development or normal operations of a long-lived asset. The adoption of SFAS 143 did not have an effect on our financial position, results of operations or liquidity.

On January 1, 2003, we adopted the provisions of SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which addresses accounting for restructuring and similar costs. SFAS 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred, rather than the date of our commitment to an exit plan. The adoption of SFAS 146 did not have an effect on our financial position, results of operations or liquidity.

In November 2002, Financial Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others (an interpretation of SFAS 5, 57 and 107 and rescission of SFAS Interpretation 34),” which modifies the accounting and enhances the disclosure of certain types of guarantees, was issued. FIN 45 requires that upon issuance of certain guarantees, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee. We adopted the disclosure requirements of FIN 45 as of December 31, 2002. On January 1, 2003, we adopted the initial recognition and measurement provisions, which are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have an effect on our financial position, results of operations or liquidity.

On January 17, 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51,” which imposes a new approach in determining if a reporting entity should consolidate certain legal entities, including partnerships, limited liability companies, or trusts, among others, collectively defined as variable interest entities. According to this interpretation, if a company has an interest in a VIE and is at risk for a majority of the VIE’s expected losses or receives a majority of the VIE’s expected gains, it should consolidate the VIE. In December 2003, the FASB issued FIN 46 (revised) (FIN 46 — R) to address certain FIN 46 implementation issues. The provisions of FIN 46 applicable to variable interest entities in which an enterprise holds available interest that it acquired before February 1, 2003 are effective for all interim and annual periods ending after March 15, 2004, except for those VIE’s that are considered to be special purpose entities, for which the effective date is no later than the end of the first interim or annual reporting period ending after December 15, 2003. FIN 46 will not have an effect on our financial position, results of operations or liquidity.

In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” which establishes standards for how companies classify and measure certain financial instruments with characteristics of both liability and equity. Specifically, SFAS 150 provides guidance as to which items should be classified as liabilities that were previously reported as equity or as a mezzanine item reported between liabilities and equity. SFAS 150 is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 requires us to report the common stock with make-whole provision as a liability on the consolidated balance sheet as of December 31, 2003.

Reclassifications Certain amounts in the 2002 and 2001 consolidated financial statements are reclassified to conform to the 2003 presentation.

PlanVista Corporation
Notes to the Consolidated Financial Statements
December 31, 2003 and 2002
4.	Discontinued Operations

In June 2001, we completed the sale of two of our business units, our TPA business and our managing general underwriter business, to HealthPlan Holdings, Inc. As a result of the sale, we recognized a pretax loss of $9.3 million. The accompanying consolidated financial statements reflect the business units sold as discontinued operations.

In connection with this non-cash transaction, the buyer, HealthPlan Holdings, Inc., assumed approximately $40.0 million in working capital deficit of the acquired businesses, and acquired assets having a fair market value of approximately $30.0 million. At the closing of this transaction, we issued 709,757 shares of our common stock to offset $5.0 million of the assumed deficit. We offset the remaining $5.0 million of this deficit with a long-term convertible subordinated note, which automatically converted into 813,273 shares of common stock on April 12, 2002 upon the restructuring of our credit facilities. The 813,273 shares are included in the number of outstanding common shares at December 31, 2003 and 2002. Our agreement with HealthPlan Holdings, Inc. states that, if HealthPlan Holdings, Inc. does not receive gross proceeds of at least $5.0 million upon the sale of the conversion shares, then we must issue and distribute to them additional shares of our common stock, based on a ten-day trading average price, to compensate HealthPlan Holdings, Inc. for the difference, if any, between $5.0 million and the amount of proceeds they realize from the sale of the conversion shares. The entire $5.0 million obligation is recorded as common stock with a make-whole provision on our consolidated balance sheets at December 31, 2003 and 2002. In accordance with SFAS 150, “Accounting for Certain Financial Investments with Characteristics of Both Liabilities and Equity,” we classified this obligation as a liability as of December 31, 2003. Our agreement with HealthPlan Holdings also requires that we register the conversion shares upon demand. Through December 31, 2003, HealthPlan Holdings, Inc. has made no demand for registration of these conversion shares. See discussion of subsequent event with respect to the common stock with make-whole provision in Note 2.

We entered into a registration rights agreement in favor of HealthPlan Holdings, Inc. with respect to the 709,757 shares we issued to them at closing in June 2001. The agreement required that we file a registration statement covering the issued shares as soon as practicable after the closing of their purchase of such shares. The agreement also contained provisions requiring redemption of such shares or the issuance of certain additional penalty shares (in the event that our lenders prohibited redemption), if such registration statement did not become effective by certain specified time periods.

Because the registration statement we filed with the Securities and Exchange Commission covering such shares was not declared effective within the required time periods, we issued to HealthPlan Holdings, Inc. the maximum number of penalty shares specified by the registration rights agreement, which was 200,000 shares of our common stock. As a result of the issuance of such 200,000 additional shares, we recorded an expense of $730,000 for the year ended December 31, 2001 and $350,000 for the year ended December 31, 2002. As of this date, we still have not registered the 709,757 purchased shares.

Following the sale, we reimbursed the buyer approximately $4.3 million for pre-closing liabilities that were settled on our behalf, and issued to HealthPlan Holdings, Inc. 101,969 shares of our common stock as penalty shares relating to certain post closing disputes with respect to those pre-closing liabilities. The primary source of the $4.3 million was the proceeds of July 2001 private placements of our common stock to certain investment accounts managed by DePrince, Race & Zollo, Inc., an investment firm. John Race, who was our director at the time, was one of the principals of DePrince, Race & Zollo. In connection with the private placements, which were ratified by our stockholders at our annual meeting in July 2002, we issued an aggregate of 553,500 shares of our common stock in exchange for $3.8 million, which represented a 15% discount from the ten-day trading average of our common stock prior to the dates of issuance.

Since the sale to HealthPlan Holdings, Inc., we have been in discussions with the buyer to finalize purchase price adjustments in connection with the transaction. These adjustments related primarily to the amount of accrued liabilities and trade accounts receivable reserves and the classification of investments at the transaction date. On October 1, 2003, we finalized discussions with no additional liability for purchase price adjustments. Additionally, we agreed upon payment terms for $1.7 million of other items that were recorded in accrued liabilities in the accompanying consolidated balance sheets at December 31, 2002. Such amounts will be repaid monthly through July 2004. The balance which is included in accrued liabilities in the accompanying consolidated balance sheet at December 31, 2003 is $950,000.

PlanVista Corporation
Notes to the Consolidated Financial Statements
December 31, 2003 and 2002
Summarized operating results of the discontinued business units for the year ended December 31, 2001 are as follows:

(in thousands of dollars)
Net revenues	$36,427

Loss from discontinued operations before income tax expense	$(509)
Income tax expense	(46)

Loss from discontinued operations	$(555)

Loss on sale of discontinued operations before income tax expense	$(9,288)
Income tax expense	(789)

Loss on sale of discontinued operations	$(10,077)

As of December 31, 2003 and 2002, there were no assets or liabilities remaining on our consolidated financial statements associated with discontinued operations.
5.	Concentration of Customers

For the years ended December 31, 2003, 2002 and 2001, our three largest customers accounted for approximately 25.2%, 19.6%, and 24.6%, respectively, of total operating revenue. For the year ended December 31, 2003, one of these customers accounted for 11.5% of our operating revenue. For the years ended December 31, 2002 and 2001, no single customer accounted for more than 10% of total operating revenues.

6.	Property and Equipment

Property and equipment as of December 31 consists of the following:

	2003	2002
(in thousands of dollars)
Furniture and fixtures	$603	$603
Computers and equipment	1,381	1,233
Computer software	2,020	1,694
	4,004	3,530
Less accumulated depreciation	(2,617)	(1,989)

	$1,387	$1,541
We capitalize purchased software which is ready for service, as well as software development costs incurred from the time the technological feasibility of the software is established until the software is ready for use. Costs not associated with other software modifications, and other computer software maintenance costs related to software development are expensed as incurred. Software development costs and costs of purchased software are amortized using the straight-line method over a maximum of three years or the expected life of the product. We regularly review the carrying value of capitalized software assets, and a loss is recognized when the net realizable value falls below the unamortized cost.

PlanVista Corporation
Notes to the Consolidated Financial Statements
December 31, 2003 and 2002
7.	Investments

On January 29, 2001, HealthAxis, Inc. and HealthAxis.com, Inc. announced a merger of the two companies effective January 26, 2001. We owned 1,367,787 shares of the combined companies. In April 2001, we sold all of our shares of HealthAxis Inc. stock and realized a net pretax loss on the sale of approximately $2.5 million.

8.	Goodwill

Goodwill, relating to the medical cost containment business that we are currently engaged in and resulting from the excess of cost over the fair value of the respective net assets acquired, was $29.4 million at December 31, 2003 and 2002.

We adopted SFAS 142 effective January 1, 2002, at which time we ceased amortizing goodwill. For the year ended December 31, 2001, amortization expense was approximately $1.4 million. The effect on our net income and basic and diluted earnings per share for all periods presented had we not amortized goodwill is as follows:

(in thousands of dollars, except per share amounts)	Year Ended December 31,
	2003	2002	2001
Loss attributable to common shareholders, as reported	$(51,626)	$(44,592)	$(45,221)
Add back: amortization of goodwill	—	—	1,378

Adjusted loss attributable to common shareholders	$(51,626)	$(44,592)	$(43,843)

Basic and diluted earnings per share
Loss attributable to common shareholders, as reported	$(3.06)	$(2.72)	$(3.11)
Add back: amortization of goodwill	—	—	0.09

Adjusted loss attributable to common shareholders	$(3.06)	$(2.72)	$(3.02)

Basic and diluted weighted average number of shares outstanding	16,865	16,427	14,558
9.	Accrued Liabilities

Accrued liabilities as of December 31 consist of the following:

(in thousands of dollars)	2003	2002
Accrued interest and fees	$184	$691
Accrued compensation and benefits	1,179	479
Accrued divestiture reserves	950	2,017
Accrued legal and related reserves	207	1,314
Accrued restructuring costs	38	191
Other	598	882

	$3,156	$5,574

PlanVista Corporation
Notes to the Consolidated Financial Statements
December 31, 2003 and 2002
For the year ended December 31, 2001, we established a restructuring charge of $1.5 million. Accrued restructuring charges of $0.1 million and $0.2 million at December 31, 2003 and 2002, respectively, consist primarily of accrued severance and related costs and accrued office closure costs.
10.	Long-Term Debt

On April 12, 2002, we completed a restructuring and refinancing of our then existing senior bank debt, which totaled $69.0 million. Under the terms of the restructuring and refinancing, we entered into a new $40.0 million term loan, we issued an additional promissory note in the amount of $184,872 (which was paid off in 2003), and we issued 29,000 shares of our newly-authorized Series C convertible preferred stock (“Series C Stock”) which is more fully discussed below and in Note 11.

The new term loan bears interest at prime plus 1.0% payable monthly, and is collateralized by all of our assets. Principal payments of $50,000 are due quarterly, with the remaining balance due in full on May 31, 2004; accordingly, the outstanding balance of the term loan has been classified as a current liability on our consolidated balance sheet as of December 31, 2003.

The term loan agreement contains certain financial covenants, including minimum monthly EBITDA levels, as defined in the agreement, maximum quarterly and annual capital expenditures, a minimum quarterly fixed charge ratio that is based primarily on our operating cash flows, and maximum quarterly and annual extraordinary expenses, as defined in the agreement. Effective August 2003, the required monthly minimum EBITDA level is $1.0 million through December 2003, $825,000 for January and February 2004 (as amended), and $1.0 million per month thereafter. Except for the months of December 2002 and October 2003 through December 2003 when we did not comply with the EBITDA covenant (waivers of this covenant were subsequently obtained), we have complied with these covenants through December 31, 2003.

The accounting treatment for the restructured debt followed the requirements of SFAS 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings,” which requires that a comparison be made between the future cash outflows associated with the restructured facility (including principal, interest, and related costs), and the carrying value related to the previous credit facility. The carrying value of the restructured credit facility would be the same as the carrying value of the previous obligations, less the fair value of the preferred stock issued. During 2002, we obtained an appraisal to determine the fair value of the preferred stock issued, which indicated the fair value to be approximately $29.0 million. Accordingly, no gain or loss was recognized for accounting purposes in connection with the debt restructuring. We recorded a charge of $0.4 million upon closing of the debt restructuring for various investment advisory and legal fees incurred in connection with the arrangement of the facility.

On March 7, 2003, PVC Funding Partners LLC, an affiliate of Commonwealth Associates, LP and Comvest Venture Partners, acquired from our senior lenders 29,851 shares, or 96.0%, of our outstanding Series C Stock. This Series C Stock was purchased from the original senior lenders on a prorata basis at a price of $33.50 per share. In connection with the transaction, PVC Funding Partners also acquired $20.5 million in principal amount of our outstanding bank debt from the original senior lenders. Because of a Board Shift Event that occurred in October 2003 (see Note 11), the debt held by PVC Funding Partners ($20.4 million as of December 31, 2003) is subordinated to the debt held by the original senior lenders ($18.0 million as of December 31, 2003).

As of December 31, 2003 and 2002, we had additional notes and other obligations totaling approximately $5.9 million and $5.5 million, respectively (excluding the “make-whole” obligation described in Note 4), related to a 1993 acquisition, a 1998 acquisition, and equipment purchases. Included in the total outstanding balance as of December 31, 2002 was $4.3 million of notes payable to Centra in connection with the 1998 acquisition, bearing interest at 12.0% per annum

PlanVista Corporation
Notes to the Consolidated Financial Statements
December 31, 2003 and 2002
(payable in additional shares of our common stock, except under specified circumstances), with a maturity date of December 1, 2004 pursuant to a restructuring in April 2002. In connection with the April 2002 restructuring, we issued to Centra warrants to purchase 200,000 shares of our common stock at an exercise price of $6.40, which was $0.25 over the market price of the stock on the date of the issuance of the restructured notes. Effective March 31, 2003, we again renegotiated the Centra note terms. In particular, we extended the maturity date of the notes to April 1, 2006, reduced the interest rate to 6.0% per annum, and fixed the conversion price on the notes at one share of common stock for each dollar of principal outstanding. In addition, we issued a new convertible note equal to the amount of accrued and unpaid interest payable to Centra related to the restructured notes in the amount of approximately $500,000. This note has the same terms and conditions as the restructured notes. Immediately upon completion of this restructuring, PVC Funding Partners acquired slightly more than 50.0% of the face value of the notes, including the new note, from Centra. The remaining portion is still held by Centra.

On April 12, 2002, we extended the maturity date of notes totaling $500,000 due to one current and one former member of our Board of Directors to December 1, 2004. These notes bear interest, which accrues at prime plus 4.0% per annum, but payment of interest is subordinated and deferred until all senior obligations are paid.

The balances outstanding on the above debt instruments at December 31 are as follows:

(in thousands of dollars)	2003	2002
Senior term loan	$38,389	$40,005
Centra and PVC Funding Partners notes	4,785	4,288
Board of Director notes	500	500
Other note	634	751

	44,308	45,544
Less current portion	(39,015)	(356)

Long-term debt	$5,293	$45,188

Future minimum principal payments for all outstanding debt balances as of December 31, 2003 are as follows:

(in thousands of dollars)
2004	$39,015
2005	132
2006	4,928
2007	150
2008	83

$44,308

See discussion of subsequent event with respect to our debt in Note 2.
11.	Preferred Stock, Common Stock and Related Events

On April 12, 2002, in connection with the restructuring of our senior bank debt discussed in Note 10, we issued $29.0 million of Series C Stock. The Series C Stock accrued dividends at 10% per annum during the first 12 months from issuance and is currently fixed at a rate of 12% per annum. Dividends are payable quarterly in additional shares of Series C Stock or, at our option, in cash. Through December 31, 2003, we have chosen to pay dividends in the form of additional shares, and we have issued an aggregate of 4,536 additional shares of Series C Stock as dividends. We may redeem the Series C Stock at any time at

PlanVista Corporation
Notes to the Consolidated Financial Statements
December 31, 2003 and 2002
our option at a redemption price of $1,000 per share plus accrued and unpaid dividends. The Series C Stock has weighted-average anti-dilution protection and a provision that, subject to certain adjustments, the Series C Stock will not convert into less than 51% of our common stock on a fully diluted basis. After adjusting for the issuance of certain antidilutive securities, at any time after October 12, 2003, the Series C Stock may be converted into shares of our common stock at $1.33 per share, or a total of 25,215,038 common shares as of December 31, 2003.

The holders of the Series C Stock are entitled to receive a Liquidation Preference, as defined, upon certain circumstances, including but not limited to, a change in control of us, or our involuntary liquidation. As a result of these circumstances being outside of our control, the Series C Stock is classified in the temporary equity section of the accompanying consolidated balance sheets.

In addition, while at least 12,000 shares of the Series C Stock are outstanding, the Series C stockholders are entitled to elect three members to our Board of Directors. However, upon the occurrence of the Board Shift Event, which was triggered by our failure to redeem the Series C Stock by October 12, 2003, the Board composition changed so as to allow the Series C stockholders to elect four out of seven directors, thereby shifting control of the Board to the holders of Series C Stock. On October 27, 2003, PVC Funding Partners informed the senior lenders that they were exercising their option to control our Board of Directors due to our failure to redeem the Series C Stock. PVC Funding Partners designated one of the existing directors previously elected by the common stockholders as the fourth Series C director.

In connection with the April 12, 2002 bank restructuring, we were required to adopt the accounting principles prescribed by Emerging Issues Task Force No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments.” In accordance with the accounting requirements of EITF 00-27, we accreted an increase to the carrying value of our Series C Stock with a comparable reduction to additional paid-in capital over the contractual life of the Series C Stock. During the year ended December 31, 2003, our additional paid-in capital was reduced to zero as a result of the accretion of the Series C Stock. Therefore, such additional accretion increases our accumulated deficit. The amount accreted to the Series C Stock is calculated based on (a) the difference between the closing price of our common stock on April 12, 2002 and the conversion price per share available to the holders of our Series C Stock, multiplied by (b) the number of shares of common stock that will be issued if the shares of our Series C Stock are ever converted. The accretion of the Series C Stock ceased on October 12, 2003. Net income per share attributable to the holders of our common stock during the years ended December 31, 2003 and 2002 was further reduced by a preferred stock dividend of approximately $3.3 million and $2.1 million, respectively, paid in shares of our Series C Stock to the holders of the Series C Stock. This non-cash entry does not affect our net income or our cash flow, but does impact the net income deemed available to our common stockholders.

See discussion of subsequent event in Note 2 with respect to the Series C Stock.

12.	ProxyMed Joint Marketing Agreement

On June 10, 2003, we entered into a three-year joint marketing agreement with ProxyMed. Pursuant to the agreement, our network repricing services and network management services are being offered to ProxyMed’s existing and prospective payer customers. Upon execution of this agreement, we paid ProxyMed $200,000 for access to certain data. In addition, we paid $150,000 to be ProxyMed’s exclusive partner during the first 12 months of this arrangement. We also issued to ProxyMed a warrant to acquire 15% of our outstanding common stock, calculated on a fully-diluted basis as of the time of exercise, at an exercise price of $1.95 per share. The warrant, which had an initial term of six months and expired in December 2003, had a fair value of $496,000 on the date the warrant was granted. The fair value was determined by an independent consultant using the Black-Scholes pricing model and using the same assumptions as for stock options as described in Note 3. Because revenue from this agreement was not assured, the total consideration of $846,000 was recorded as an expense during the year ended December 31, 2003.

13.	Other Income

As of March 27, 2002, we retired a $2.5 million subordinated note payable, which had arisen in connection with the operations of a former subsidiary, by issuing 274,369 shares of our common stock based on the closing price of our common stock one day immediately prior to the retirement date of the note and by issuing a credit for $950,000 payable with in-kind claims repricing services. We agreed to register these shares upon demand. On September 30, 2003, we settled the obligation to provide $950,000 of in-kind services with a cash payment of $300,000. The difference of $650,000 is included in other income in the accompanying consolidated statement of operations for the year ended December 31, 2003.

PlanVista Corporation
Notes to the Consolidated Financial Statements
December 31, 2003 and 2002
14.	Employee Benefit Plans

Defined Contribution Plan
We have a defined contribution employee benefit plan established pursuant to Section 401(k) of the Internal Revenue Code covering substantially all employees. PlanVista matches one-third of employee contributions limited to 6.0% of the employee’s salary. Under the provisions of the plan, participants’ rights to employer contributions vest 40% after completion of three years of qualified service and increase by 20% for each additional year of qualified service completed thereafter. Expense in connection with this plan for the years ended December 31, 2003, 2002, and 2001 was approximately $0.1 million, $0.1 million, and $0.2 million, respectively.

Post-Retirement Benefit Plan
We provide medical and term life insurance benefits to certain retired employees. We fund the benefit costs on a current basis because there are no plan assets. At each of December 31, 2003 and 2002, an accrued post-retirement liability of $0.1 million was included in accrued liabilities.

Deferred Compensation Plan
We have a deferred compensation plan with two former officers. The deferred compensation, which together with accumulated interest is accrued but unfunded, is distributable in cash after retirement or termination of employment, and amounted to approximately $0.9 million and $1.0 million at December 31, 2003 and 2002, respectively. Both participants began receiving such deferred amounts, together with interest at 12% annually, at age 65.

15.	Commitments And Contingencies

Lease Commitments
We rent office space and equipment under non-cancelable operating leases. Rental expense under the leases approximated $0.6 million for each of the years ended December 31, 2003, 2002, and 2001. Future minimum rental payments under these leases are as follows:

(in thousands of dollars)
2004	$505
2005	101
2006	56
2007	53
2008	12

$727

Litigation
In the ordinary course of business, we are a party to a variety of legal actions. In addition, we entered into indemnification obligations related to certain of the businesses we sold during 2001 and 2000, and we could be subject to a variety of legal and other actions related to such indemnification obligations. We currently have insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage, or the amount of insurance may not cover the damages awarded. While the ultimate financial effect of these claims and indemnification agreements cannot be fully determined at this time, in the opinion of management, they will not have a material adverse effect on our financial condition, results of operations, or cash flows.

In July 1999, TMG Life Insurance Company (now known as Clarica Life Insurance Company) asserted a demand against HealthPlan Services (a former subsidiary that we sold to HealthPlan Holdings, Inc.) for claims in excess of $7.0 million for breach of contract and related claims. HealthPlan Services asserted breach of contract and various other claims against Clarica. In 2000, following arbitration, we settled the dispute with Clarica. On April 17, 2000, Admiral Insurance Company, our errors and omissions carrier, filed a complaint for declaratory judgment in the United States District Court for the Middle District of Florida, naming HealthPlan Services, Clarica, and Connecticut General Life Insurance Company as defendants. In December 2001, we reached a settlement agreement related to these claims. The settlement agreement obligated us to pay Connecticut General Life Insurance Company approximately $150,000, which we paid on January 2, 2003.

In November 2001, Paid Prescriptions, LLC initiated a breach of contract action in the United States District Court for the District of New Jersey against HealthPlan Services, our former subsidiary. Paid Prescriptions LLC was seeking $1.6 million to

PlanVista Corporation
Notes to the Consolidated Financial Statements
December 31, 2003 and 2002
$2.0 million in compensation arising from HealthPlan Services’ alleged failure to meet certain performance goals under a contract requiring HealthPlan Services to enroll a certain number of customers for Paid Prescriptions, LLC’s services. Because the events giving rise to this claim allegedly occurred prior to our sale of the HealthPlan Services business, we defended the action on behalf of HealthPlan Services, in accordance with our indemnification obligation to its buyer. In October 2003, we settled the litigation by paying $850,000 to Paid Prescriptions, LLC. This settlement had previously been accrued for, and thus did not have a material adverse effect on our consolidated statements of operations for the year ended December 31, 2003.
16.	Income Taxes

The income tax (provision) benefit is as follows:

(in thousands of dollars)	Year Ended December 31,
	2003	2002	2001
Current
Federal	$(31)	$—	$—
State	(354)	—	—
	(385)	—	—
Deferred
Federal	—	1,191	(23,989)
State	—	—	(2,822)
	—	1,191	(26,811)

Income tax (provision) benefit	$(385)	$1,191	$(26,811)

The components of deferred taxes recognized in the accompanying consolidated financial statements as of December 31 are as follows:

(in thousands of dollars)	2003	2002
Accrued expenses and reserves not currently deductible	$1,740	$1,613
Net operating loss	33,748	34,786
Depreciation	(418)	(354)
Goodwill	(3,031)	(2,089)

	32,039	33,956
Valuation allowance	(32,039)	(33,956)

	$—	$—

We recognize deferred assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Due to cumulative losses in recent prior years, we recorded a valuation

PlanVista Corporation
Notes to the Consolidated Financial Statements
December 31, 2003 and 2002
allowance of approximately $32.0 million and $34.0 million on net deferred tax assets as of December 31, 2003 and 2002, respectively. We have net operating loss carryforwards of approximately $84.0 million that expire in 2022. Due to a change in ownership under Section 382 of the Internal Revenue Code, utilization of the net operating loss carryforward is limited to approximately $3.0 million per year.
The income tax (provision) benefit varies from the federal statutory income tax rates due to the following for each of the years ended December 31:

	Year Ended December 31,
	2003	2002	2001
Federal statutory rate applied to pretax income	(35.0)%	(35.0)%	34.0%
State income taxes net of federal tax benefit	(9.6)%	(3.9)%	6.0%
Other non-deductible items	(2.6)%	(0.2)%	(2.0)%
Valuation allowance	39.1%	78.9%	(386.0)%

Effective tax rate	(8.1)%	39.8%	(348.0)%

17.	Earnings Per Common Share

Basic earnings per share, which is based on the weighted-average number of common shares outstanding, and diluted earnings per share, which includes all dilutive potential common shares outstanding are as follows:

	Net Loss
	Attributable to	Per Share
(in thousands of dollars, except per share amount)	Common Stock	Shares	Amount
2003
Loss attributable to common stockholders — basic	$(51,626)	16,865	$(3.06)
Effect of dilutive securities	—	—	—

Loss attributable to common stockholders — assuming dilution	$(51,626)	16,865	$(3.06)

2002
Loss attributable to common stockholders — basic	$(44,592)	16,427	$(2.72)
Effect of dilutive securities	—	—	—

Loss attributable to common stockholders — assuming dilution	$(44,592)	16,427	$(2.72)

2001
Loss attributable to common stockholders — basic	$(45,221)	14,558	$(3.11)
Effect of dilutive securities	—	—	—

Loss attributable to common stockholders — assuming dilution	$(45,221)	14,558	$(3.11)

PlanVista Corporation
Notes to the Consolidated Financial Statements
December 31, 2003 and 2002
During the years ending December 31, 2003, 2002 and 2001, approximately 4.0 million, 0.7 million and 1.0 million options and warrants, respectively, are excluded from the calculation of loss per share attributable to common stockholders because they are antidilutive. In addition, the common shares associated with the Series C Stock are not included in the calculation of diluted loss per share applicable to our common shareholders because they are also antidilutive.
18.	Stock Option Plans and Employee Stock Purchase Plans

Stock Option Plans
Our stock option plans authorize the granting of both incentive and non-qualified stock options for a total of 5,850,000 shares of common stock to key executives, management, consultants, and with respect to 360,000 shares, to directors. Under the plans, all options have been granted at prices not less than market value on the date of grant. Certain non-qualified stock options may be granted at less than market value.

For option plans prior to the 2003 stock option plan, options granted to employees and directors generally vest over a five-year period from the date of grant, with 20% of the options becoming exercisable on the date of the grant and 20% becoming exercisable on each of the next four anniversaries of the date of the grant. Pursuant to the 2003 stock option plan, options granted to employees and directors generally vest over a six-year period from the date of grant, with 15% of the options becoming exercisable on the date of the grant, 15% becoming exercisable on each of the next three anniversaries of the date of the grant, and 20% becoming exercisable over the following two years unless certain financial objectives are achieve, in which case the vesting will accelerate.

A summary of option transactions during each of the three years ended December 31, 2003 is shown below:

		Weighted
	Number	Average
	of Shares	Option Price
Under option, January 1, 2000 (915,906 exercisable)	1,716,300
Granted	645,000	$8.82
Exercised	(199,300)	2.54
Canceled	(1,184,600)	11.73

Under option, December 31, 2001 (600,466 exercisable)	977,400
Granted	958,500	4.89
Exercised	(12,200)	2.50
Canceled	(113,563)	12.07

Under option, December 31, 2002 (807,403 exercisable)	1,810,137
Granted	4,001,808	1.57
Exercised	—	—
Canceled	(291,576)	7.21

Under option, December 31, 2003 (1,851,714 exercisable)	5,520,369
There were 305,301 and 533,344 shares available for the granting of options at December 31, 2003 and 2002, respectively.

The following table summarizes the stock options outstanding at December 31, 2003:

PlanVista Corporation
Notes to the Consolidated Financial Statements
December 31, 2003 and 2002

		Weight
	Number	Average	Weight
	Outstanding at	Remaining	Average
Range of Exercise	December 31,	Contractual	Exercise
Prices	2003	Life	Price
$1.01 — $1.59	3,977,808	5 years	$1.57
2.50 — 9.19	1,345,561	4 years	$5.11
11.00 — 25.50	197,000	4 years	$17.37
Employee Stock Purchase Plan

Under the 1996 Employee Stock Purchase Plan (“Employee Plan”), we are authorized to issue up to 250,000 shares of common stock to our employees who have completed one year of service. The Employee Plan is intended to provide a method whereby employees have an opportunity to acquire shares of our common stock.

Under the terms of the Employee Plan, an employee may authorize a payroll deduction of a specified dollar amount per pay period. The proceeds of that deduction are used to acquire shares of our common stock on the offering date. The number of shares acquired is determined based on 85% of the closing price of our common stock on the offering date.

PlanVista sold 387 shares during the year ended December 31, 2002 and 2,051 shares during the year ended December 31, 2001 to employees under the Employee Plan. In December 2003, the Employee Plan was terminated.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
     The following table sets forth the costs and expenses, other than the underwriting discounts, payable by us in connection with this offering. All amounts are estimates except the SEC registration fee.

SEC Registration Fee	$506
Nasdaq Stock Market Listing Fee	0
Legal Fees and Expenses	30,000
Accounting Fees and Expenses	100,000
Miscellaneous	5,000

Total	$135,506

Item 14. Indemnification of Directors and Officers
     The following summary is qualified in its entirety by reference to the complete copy of the Florida Business Corporation Act, our articles of incorporation, as amended, and our Amended and Restated Bylaws and agreements referred to below.
     Section 607.0850 of the Florida Business Corporation Act empowers a Florida corporation to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. A Florida corporation may indemnify such person against expenses including amounts paid in settlement (not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion) actually and reasonably incurred by such person in connection with actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions set forth above, if such person acted in good faith and in a manner such person believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the court in which such action or suit was brought or other court of competent jurisdiction shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.
     To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses, including counsel (including those for appeal) fees, actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section 607.0850 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under a company’s articles of incorporation or by-laws, agreement, vote of shareholders or disinterested directors, or otherwise. Section 607.0850 also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute.
     Article VII of our Restated Articles of Incorporation and Article VII of our Bylaws provide for indemnification of our directors, officers, employees and agents (including the advancement of expenses) to the fullest extent permitted by Florida law. In addition, we have contractually agreed to indemnify our directors and officers to the fullest extent permitted under Florida law.

     Our employment agreements with our principal executive officers limit their personal liability for monetary damages for breach of their fiduciary duties as officers and directors, except for liability that cannot be eliminated under the Florida Business Corporation Act.
Item 15. Recent Sales of Unregistered Securities
     In connection with the loan transaction we entered into on December 7, 2005 with Laurus Master Fund, Ltd., a Selling Shareholder, we issued 500,000 shares of our Common Stock to Laurus in exchange for cash equal to the 500,000 multiplied by $0.01. The shares were issued pursuant to section 4(2) of the Securities Act of 1933 and are the shares being offered by this prospectus.
Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits
	2.1	Agreement and Plan of Merger, dated as of December 5, 2003, by and among the Registrant, Planet Acquisition Corp. and PlanVista Corporation (incorporated by reference to Annex A of the Registration Statement on Form S-4, File No. 333-111024).

	2.2	Agreement and Plan of Merger and Reorganization dated December 31, 2002 between the Company, Davie Acquisition Corp., and MedUnite Inc. (incorporated by reference to Exhibit 2.1 of Form 8-K File No. 000-22052, reporting an event dated December 31, 2002).

	2.3	Asset Purchase Agreement dated July 30, 2002 between the Company and MDIP, Inc. (incorporated by reference to Exhibit 2.1 of Form 8-K File No. 000-22052, reporting an event dated July 31, 2002).

	2.4	Stock Purchase Agreement dated May 6, 2002 between the Company and KenCom Communications & Services, Inc. (incorporated by reference to Exhibit 2.1 of Form 8-K File No. 000-22052, reporting an event dated May 6, 2002).

	2.5	Stock and Warrant Purchase Agreement between the Company and General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GAPCO GmbH & Co., KG and GapStar, LLC (incorporated by reference to Exhibit 10.1 of Form 8-K, File No. 000-22052, reporting an event dated March 26, 2002).

	2.6	Asset Purchase Agreement dated June 28, 2004 between the Company, and Key Communications Services, Inc., and Key Electronics, Inc. (incorporated by reference to Exhibit 2.1 of Form 8-K File No. 000-22052, reporting an event dated July 30, 2004).

	3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form SB-2, File No. 333-2678).

	3.2	Bylaws, as amended (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form SB-2, File No. 333-2678).

	3.3	Articles of Amendment to Restated Articles of Incorporation of the Registrant dated March 1, 2004 (incorporated by reference to Exhibit 3.1 of Form 8-K File No. 000-22052, reporting an event dated March 2, 2004).

	3.4	Articles of Amendment to Articles of Incorporation of the Registrant dated May 22, 2002 (incorporated by reference to Exhibit 3.4 of Form 10-K for the period ended December 31, 2003).

	3.5	Articles of Amendment to Articles of Incorporation of the Registrant dated December 21, 2001 (incorporated by reference to Exhibit 3.1 of Form 8-K File No. 000-22052, reporting an event dated December 13, 2001).

(a)	Exhibits
	3.6	Articles of Amendment to Articles of Incorporation dated August 21, 2001 (incorporated by reference to Exhibit 2.2 of Form 8-K, File No. 000-22052, reporting an event dated August 17, 2001).

	3.7	Articles of Amendment to Articles of Incorporation dated July 25, 2001 (incorporated by reference to Exhibit 2.1 of Form 8-K, File No. 000-22052, reporting an event dated August 17, 2001).

	3.8	Articles of Amendment to Articles of Incorporation of the Registrant dated July 7, 2000 (incorporated by reference to Exhibit 3.8 of Form 10-K for the period ended December 31, 2003).

	3.9	Articles of Amendment to Articles of Incorporation of the Registrant dated June 15, 2000 (incorporated by reference to Exhibit 3.4 of Form 10-Q/A for the period ended June 30, 2000).

	4.1	Common Stock Purchase Warrants issued to First Data Corporation (incorporated by reference to Exhibit 10.1 of Form 8-K, File No. 000-22052, reporting an event dated July 8, 2003).

	4.2	Form of 4% Convertible Promissory Notes dated December 31, 2002 issued in connection with the Agreement and Plan of Merger and Reorganization dated December 31, 2002 between the Company, Davie Acquisition Corp., and MedUnite, Inc. (incorporated by reference to Exhibit 10.1 of Form 8-K File No. 000-22052, reporting an event dated December 31, 2002).

	4.3	Form of Common Stock Purchase Warrants issued to General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GAPCO GmbH & Co., KG and GapStar, LLC (incorporated by reference to Exhibit 10.2 of Form 8-K, File No. 000-22052, reporting an event dated March 26, 2002).

	4.4	Form of Exchanged Warrant to Purchase Common Stock of the Registrant dated May 4, 2000, issued to certain investors (incorporated by reference to Exhibit 4.1 of Form 8-K, File No. 000-22052, reporting an event dated May 4, 2000).

	4.5	Form of New Warrant to Purchase Common Stock of the Registrant dated May 4, 2000, issued to certain investors (incorporated by reference to Exhibit 4.2 of Form 8-K, File No. 000-22052, reporting an event dated May 4, 2000).

	4.6	Form of Warrant to Purchase Common Stock of the Registrant dated December 23, 1999, issued to certain investors (incorporated by reference to Exhibit 4.1 of Form 8-K, File No. 000-22052, reporting an event dated December 23, 1999).

	5.1	Opinion of Holland & Knight LLP.**

	10.1	Amended and Restated Registration Rights Agreement among the Registrant, General Atlantic Partners 77, L.P., General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC, GapStar, LLC, GAPCO GmbH & Co. KG, PVC Funding Partners, LLC, ComVest Venture Partners, L.P., Shea Ventures, LLC, and Robert Priddy, dated March 2, 2004 (incorporated by reference to Exhibit 4.1 of Form 8-K, File No. 000-22052, reporting an event dated March 2, 2004).

	10.2	Stock Purchase Agreement, dated as of December 5, 2003 among the Registrant, General Atlantic Partners 77, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG, PVC Funding Partners, LLC, ComVest Venture Partners, L.P., Shea Ventures, LLC, and Robert Priddy (incorporated by reference to Exhibit 2.2 of the Registration Statement on Form S-4, File No. 333-111024).

	10.3	Registration Rights Agreement among the Registrant General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC and GAPCO GmbH & Co. KG dated April 5, 2002 (incorporated by reference to Exhibit 10.3 of Form 8-K, File No. 000-22052, reporting an event dated March 29, 2003).

(a)	Exhibits
	10.4	Registration Rights Agreement dated December 31, 2002 among the Company and the holders of the 4% Convertible Promissory Notes (incorporated by reference to Exhibit 10.2 of Form 8-K File No. 000-22052, reporting an event dated December 31, 2002).

	10.5	Form of Indemnification Agreement for all Officers and Directors adopted May 22, 2002 (incorporated by reference to Exhibit 10.55 of Form 10-K for the period ended December 31, 2002).

	10.6	Registration Rights Agreement dated May 6, 2002 the Company and Deborah M. Kennedy and Colleen Phillips-Norton (incorporated by reference to Exhibit 10.1 of Form 8-K File No. 000-22052, reporting an event dated May 6, 2002).

	10.7	Registration Rights Agreement between the Company and General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, and GAPCO GmbH & Co. KG (incorporated by reference to Exhibit 10.3 of Form 8-K, File No. 000-22052, reporting an event dated March 26, 2002).

	10.8	Employment Letter between the Company and Greg Eisenhauer, dated December 8, 2003 (incorporated by reference to Exhibit 10.9 of Form 10-K for the period ended December 31, 2003).*

	10.9	Employment Letter between the Company and Jeffrey L. Markle effective March 2, 2004 (incorporated by reference to Exhibit 10.8 of Form 10-K for the period ended December 31, 2003).*

	10.10	Employment Agreement between the Company and Lonnie W. Hardin dated March 29, 2001 (incorporated by reference to Exhibit 10.1 of Form 10-Q for the period ended March 31, 2001).*

	10.11	Employment Agreement between the Company and John Paul Guinan (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form SB-2, File No. 333-2678.*

	10.12	Form of bonus letter offered to executive and senior management on February 26, 2002 (incorporated by reference to Exhibit 10.54 of Form 10-K for the period ended December 31, 2002).*

	10.13	2002 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.23 of Form 10-K for the period ended December 31, 2003).*

	10.14	2001 Stock Option Plan (incorporated by reference to Exhibit B of the Proxy Statement filed on June 22, 2001).*

	10.15	2000 Stock Option Plan (incorporated by reference to Exhibit B of the Proxy Statement filed on June 12, 2000).*

	10.16	2000-1/2 Stock Option Plan (incorporated by reference to Exhibit C of the Proxy Statement filed on June 12, 2000).*

	10.17	1997 Stock Option Plan (incorporated by reference to Exhibit A of the Proxy Statement filed on May 6, 1997).*

	10.18	Amended 1993 Stock Option Plan (incorporated by reference to Exhibit A of the Company’s Proxy Statement for its 1994 Annual Meeting of Shareholders).*

	10.19	1995 Stock Option Plan (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form SB-2, File No. 333-2678).*

(a)	Exhibits
	10.20	Subscription Agreement dated December 21, 2001 for the private placement issuance of up to $8,000,000 of the Company, Inc. common stock (incorporated by reference to Exhibit 10.1 of Form 8-K File No. 000-22052, reporting an event dated December 13, 2001).

	10.21	Placement Agency Agreement dated December 18, 2001 between the Company and Commonwealth Associates, L.P. for the private placement issuance of up to $8,000,000 of the Company common stock (incorporated by reference to Exhibit 10.2 of Form 8-K File No. 000-22052, reporting an event dated December 13, 2001).

	10.22	Conversion Agreement for Series C 7% Convertible Preferred shareholder pursuant to conversion offer dated December 13, 2001 (incorporated by reference to Exhibit 10.3 of Form 8-K File No. 000-22052, reporting an event dated December 13, 2001).

	10.23	Designation and Subscription Amendment Agreement for Series C 7% Convertible Preferred shareholder pursuant to conversion offer dated December 13, 2001 (incorporated by reference to Exhibit 10.4 of Form 8-K File No. 000-22052, reporting an event dated December 13, 2001).

	10.24	Loan and Security Agreement by and between the Company, Key Communications Service, Inc., MedUnite Inc. and Wachovia Bank, National Association dated December 4, 2003 (incorporated by reference to Exhibit 10.34 of Form 10-K for the period ended December 4, 2003).*

	10.25	Revolver Note dated December 4, 2003, issued in connection with the Loan and Security Agreement by and between the Company, Key Communications Service, Inc., MedUnite Inc. and Wachovia Bank, National Association dated December 4, 2003 (incorporated by reference to Exhibit 10.35 of form 10-K for the period ended December 31, 2003).*

	10.26	Patent and Trademark Security Agreement effective as of December 4, 2003 between the Company, Key Communications Service, Inc., MedUnite Inc. and Wachovia Bank, National Association (incorporated by reference to Exhibit 10.36 of Form 10-K for the period ended December 31, 2003).*

	10.27	Independent Contractor Agreement between the Company and Kevin M. McNamara dated December 21, 2004 (incorporated by reference to Exhibit 99.1 of Form 8-K File No. 000-22052, reporting an event dated December 21, 2004.

	10.28	Employment Agreement between the Company and David Edward Oles dated April 14, 2004 (incorporated by reference to Exhibit 10.10 of Form 10-Q for the period ended March 31, 2004).*

	10.29	Consulting Agreement between the Company and Philip S. Dingle dated April 13, 2004 (incorporated by reference to
Exhibit 10.3 of Form 10-Q for the period ended June 30, 2004).*

	10.30	Purchase Agreement dated June 27, 1997 by and between the Company and Walgreen Co.

	10.31	Letter Agreement dated March 8, 2005 between the Company and Lonnie J. Hardin

	10.32	Letter Agreement dated March 8, 2005 between the Company and Jeffrey L. Markle

	10.33	Security and Purchase Agreement, dated December 7, 2005, entered into between the Company, its various subsidiaries, and Laurus Master Fund, Ltd.

	10.34	Secured Term Note, dated December 7, 2005, entered into between the Company, its various subsidiaries, and Laurus Master Fund, Ltd.

	10.35	Secured Revolving Note, dated December 7, 2005, entered into between the Company, its various subsidiaries, and Laurus Master Fund, Ltd.

	10.36	Registration Rights Agreement, dated December 7, 2005, entered into between the Company and Laurus Master Fund, Ltd.

(a)	Exhibits
	10.37	Stock Pledge Agreement, dated December 7, 2005, entered into between the Company, PlanVista Corporation, and Laurus Master Fund, Ltd.

	16	Letter Regarding Change in Certifying Accountant dated August 16, 2004 from PricewaterhouseCoopers LLP to the Securities and Exchange Commission (incorporated by reference to Exhibit 16.1 of Form 8-K File No. 000-22052, reporting an event dated August 11, 2004).

	21	Subsidiaries of the Registrant.

	23.1	Consent of PricewaterhouseCoopers LLP.

	23.2	Consent of Deloitte & Touche LLP.

	23.2	Consent of Holland & Knight LLP (included in Exhibit 5.1).**

	24.1	Power of Attorney (included on signature page).

*	Denotes management contract or compensating plan or arrangement.

**	To be filed by amendment.

(b) Financial Statement Schedules
     The following schedule is filed herewith:
     Schedule II — Valuation and Qualifying Accounts
     Other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.
Item 17. Undertakings
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Norcross, Georgia, on January 27, 2006.

PROXYMED, INC.
By:	/s/ John G. Lettko
John G. Lettko
Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John G. Lettko and Douglas J. O’Dowd and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John G. Lettko	Director, Chief Executive Officer & President	January 27, 2006

John G. Lettko	(Principal Executive Officer)

/s/ Douglas J. O’Dowd	Vice President, Finance and Chief	January 27, 2006

Douglas J. O’Dowd	Financial Officer (Principal Financial and
Accounting Officer)

/s/ Kevin McNamara	Chairman of the Board of Directors	January 27, 2006

Kevin McNamara

/s/ Edwin M. Cooperman	Director	January 27, 2006

Edwin M. Cooperman

/s/ Thomas E. Hodapp	Director	January 27, 2006

Thomas E. Hodapp

/s/ Braden R. Kelly	Director	January 27, 2006

Braden R. Kelly

/s/ Eugene R. Terry	Director	January 27, 2006

Eugene R. Terry

/s/ James McGuire	Director	January 27, 2006

James McGuire

EXHIBIT INDEX
5.1	Opinion of Holland & Knight LLP.**

10.33	Security and Purchase Agreement, dated December 7, 2005, entered into between ProxyMed, Inc., its various subsidiaries, and Laurus Master Fund, Ltd.

10.34	Secured Term Note, dated December 7, 2005, entered into between ProxyMed, Inc., its various subsidiaries, and Laurus Master Fund, Ltd.

10.35	Secured Revolving Note, dated December 7, 2005, entered into between ProxyMed, Inc., its various subsidiaries, and Laurus Master Fund, Ltd.

10.36	Registration Rights Agreement, dated December 7, 2005, entered into between ProxyMed, Inc. and Laurus Master Fund, Ltd.

10.37	Stock Pledge Agreement, dated December 7, 2005, entered into between ProxyMed, Inc., its various subsidiaries, and Laurus Master Fund, Ltd.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Holland & Knight LLP (included in Exhibit 5.1).**

24.1	Power of Attorney (included on signature page).

**	To be filed by amendment.